     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1997


                                                      REGISTRATION NO. 333-22833
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                          GREAT PLAINS SOFTWARE, INC.

             (Exact name of registrant as specified in its charter)
                                ----------------

          MINNESOTA                          7372                  45-0374871
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                             1701 S.W. 38TH STREET
                           FARGO, NORTH DAKOTA 58103
                                 (701) 281-0550

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DOUGLAS J. BURGUM
                          GREAT PLAINS SOFTWARE, INC.
                             1701 S.W. 38TH STREET
                           FARGO, NORTH DAKOTA 58103
                                 (701) 281-0550

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   COPIES TO:

            JAY L. SWANSON                            MARK G. BORDEN
         DORSEY & WHITNEY LLP                        JEFFREY A. STEIN
        PILLSBURY CENTER SOUTH                      HALE AND DORR LLP
        220 SOUTH SIXTH STREET                       60 STATE STREET
  MINNEAPOLIS, MINNESOTA 55402-1498            BOSTON, MASSACHUSETTS 02109
            (612) 340-2600                            (617) 526-6000

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                                ----------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement covers the registration of 3,450,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Great Plains Software, Inc. (the "Company") for sale in the offering referred to below. This Registration Statement also covers the registration of an indeterminate number of shares of Common Stock for resale by Goldman, Sachs & Co. in connection with market-making transactions. The complete Prospectus relating to the initial public offering (the "IPO Prospectus") follows immediately after this Explanatory Note. Following the IPO Prospectus are certain pages of the Prospectus relating solely to such market-making transactions (together with the remainder of the Prospectus as modified as indicated below, the "Market-making Prospectus"), including alternate front and back cover pages and a section entitled "Plan of Distribution." The Market-making Prospectus will not include the stabilization legend, which will be deleted from page 3, the section entitled "Underwriting" or the Appendix constituting the transcript of the World Wide Web site. All other sections of the IPO Prospectus are to be used in the Market-making Prospectus.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 1997


                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                ----------------


    All of the 3,000,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $14.00 and $15.00. For factors to be considered in determining the initial public offering price, see "Underwriting."


    Shares of Common Stock are being reserved for sale at the initial public offering price to resellers of the Company's products and services, directors, officers and employees of the Company and certain other persons. Such resellers, directors, officers, employees and other persons will purchase, in the aggregate, not more than 15% of the Common Stock offered hereby. See "Underwriting."

    The Company has established a dedicated World Wide Web site (the "website") relating to this offering at the address http://www.ipo-greatplains.com. The user name for access to the website is "greatplains," and the password for access to the website is "arthur." The website contains this Prospectus, including demonstrations of certain of the Company's products and comments from members of the Company's management. These demonstrations and comments are reproduced in printed form in the appendix to this Prospectus.

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "GPSI."

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

                                                      INITIAL PUBLIC             UNDERWRITING              PROCEEDS TO
                                                      OFFERING PRICE             DISCOUNT(1)                COMPANY(2)
                                                 ------------------------  ------------------------  ------------------------
Per Share......................................             $                         $                         $
Total (3)......................................             $                         $                         $

----------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $680,000 payable by the Company.

(3) The Company has granted to the Underwriters an option for 30 days to purchase up to an additional 450,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be
    $          , $         and $          , respectively. See "Underwriting."

                                ----------------

    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
             , 1997 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

                                  HAMBRECHT & QUIST

                                                              PIPER JAFFRAY INC.
                                   ---------

              The date of this Prospectus is              , 1997.

Graphic and Text Appearing on Inside Front Cover of Prospectus:

    This page contains a rendering of a figure standing on the Earth holding a flashlight. The beam of the flashlight illuminates the sky over which the following text is printed: "Mission Statement: To improve the life and business success of partners and customers by providing superior financial management software, services and tools."

    This page contains a picture of a computer monitor displaying a model of the Earth with figures ascending ladders to the top of the Earth which dissolves into pixels. The words Great Plains Software, Great Plains Dynamics and Great Plains C/S+ with related logos are printed on the pixels. Also printed on the pixels are the words Designed for Microsoft Windows 95, Microsoft SQL Server and Microsoft Windows NT and related logos. On the far left-hand side of the page, the following text is printed: "New technology in and of itself is often little more than a passing curiosity. But new technology bent to a purpose can become a powerful tool that truly improves the lives of those who use it. Since 1981 Great Plains Software has identified the best new technologies and used them to craft innovative financial management solutions that fulfill the purpose of our mission statement. Beyond our use of the latest technologies our foundation remains based in the strong values of an earlier time and an unblushing commitment to the service of our customers and distribution partners throughout the world." The Company's name and its sun and wheat logo are printed below this text.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                 --------------

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048, upon payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                                 --------------

    The Company intends to distribute to its shareholders annual reports containing financial statements audited by its independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                                 --------------

    Great Plains Software-Registered Trademark-, Dynamics
C/S+-Registered Trademark-, Great Plains Dynamics-Registered Trademark- and Dexterity-Registered Trademark- are registered trademarks of the Company in the United States and other countries. Great Plains Accounting, the Company's sun/wheat logo, DynamicTools, Dynamics Continuum, Stampede, the trademarks for the Company's Internet applications and various other word and logo marks are trademarks of the Company and are the subject of pending trademark and service mark applications in the United States and other countries. This Prospectus also includes names, trademarks, service marks and registered trademarks and service marks of companies other than the Company.

    The Company has established a dedicated World Wide Web site relating to this offering at the address http://www.ipo-greatplains.com. The user name for access to the website is "greatplains," and the password for access to the website is "arthur." The website contains this Prospectus, including demonstrations of certain of the Company's products and comments from members of the Company's management. These demonstrations and comments are reproduced in printed form in the appendix to this Prospectus.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." UNLESS OTHERWISE INDICATED HEREIN, ALL INFORMATION IN THIS PROSPECTUS (I) HAS BEEN ADJUSTED TO GIVE EFFECT TO AN AMENDMENT AND RESTATEMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO BECOME EFFECTIVE IMMEDIATELY PRIOR TO THIS OFFERING, PROVIDING FOR, AMONG OTHER THINGS, AN INCREASE IN THE AUTHORIZED SHARES OF CAPITAL STOCK OF THE COMPANY, (II) HAS BEEN ADJUSTED TO REFLECT THE PRO FORMA CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED STOCK") AND SERIES B CONVERTIBLE PREFERRED STOCK (THE "SERIES B PREFERRED STOCK" AND, TOGETHER WITH THE SERIES A PREFERRED STOCK, THE "PREFERRED STOCK") INTO AN AGGREGATE OF 1,847,627 SHARES OF COMMON STOCK UPON CLOSING OF THE OFFERING, (III) HAS BEEN ADJUSTED TO GIVE EFFECT TO A FOUR-FOR-THREE SPLIT OF THE OUTSTANDING COMMON STOCK, IN THE FORM OF A STOCK DIVIDEND, TO BE EFFECTIVE IMMEDIATELY PRIOR TO THIS OFFERING AND (IV) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  THE COMPANY

    Great Plains Software, Inc. (the "Company") is a leading provider of Microsoft Windows NT client/server financial management software for mid-sized businesses. The Company's award-winning products and services automate essential accounting functions and enhance the strategic value of financial information. The Company's products and services are sold and implemented exclusively by its extensive network of independent sales and support organizations throughout the United States, Canada and select international markets.

    The Company's client/server product lines, Dynamics C/S+ and Dynamics, consist of a suite of financial applications, such as general ledger, accounts receivable, accounts payable, payroll and sales order and purchase order processing, and a suite of development and customization tools. The Company's client/server products are designed to meet the broad spectrum of financial management needs of the corporate or middle market (the "Corporate Market"), which generally consists of mid-sized businesses with $1 million to $250 million in revenues and 10 to 2,500 employees.

    In order to meet the needs of the Corporate Market, the Company designs, develops, markets, sells and supports client/server products that are cost-effective, scalable and easy to customize and use. The Company's client/server products are optimized for Microsoft technologies, most notably Windows NT, Windows 95 and SQL Server, which are increasingly becoming the standard in the Corporate Market. Moreover, by utilizing emerging Internet technologies, the Company's financial management systems provide employees throughout a business with quick, cost-effective and security-enhanced access to information, and facilitate order placement and sharing of business information with key customers and suppliers.

    The Company has made a significant investment in building an experienced, knowledgeable and highly motivated domestic and international service and distribution network, which consists of value added resellers (VARs), systems integrators, Big Six and other accounting firms, independent software vendors
(ISVs) and specialized software consultants (together, the "Partners"). Through its Partner network, the Company provides customers with trained and knowledgeable software professionals who are available locally to implement its systems as well as provide ongoing service and support. Most of the Partners customize the Company's systems to fit individual business needs, and some Partners develop software applications that integrate with and extend the functionality of the Company's products to meet the requirements of specific industries.

    The Company believes that prompt and effective service and technical support are essential elements of a complete financial management software solution and dedicates significant resources to delivering timely, reliable and cost-effective service to its customers and Partners. The Company has received numerous industry awards for its customer and Partner service.

    The Company was founded in 1981 and was incorporated as a Minnesota corporation in 1983. The Company's offices are located at 1701 S.W. 38th Street, Fargo, North Dakota 58103, and its telephone number is (701) 281-0550.

                                  THE OFFERING

Common Stock offered by the Company................  3,000,000 shares

Common Stock to be outstanding after the             12,927,961 shares(1)
  offering.........................................

Use of proceeds....................................  For general corporate purposes, including working capital, product
                                                     development, capital expenditures and
                                                     possible acquisitions. See "Use of
                                                     Proceeds."

Proposed Nasdaq National Market symbol.............  "GPSI"

--------------

(1) Based on the number of shares of Common Stock outstanding on May 9, 1997. Excludes (a) 869,533 shares of Common Stock issuable upon exercise of stock options outstanding as of May 9, 1997, with a weighted average exercise price of $5.43 per share, of which options to purchase 161,940 shares were then exercisable, (b) 30,000 shares issuable upon exercise of options authorized to be granted to two nonemployee directors of the Company, with an exercise price equal to the initial public offering price of the shares offered hereby and (c) 1,212,020 shares reserved for issuance under the Company's 1997 Stock Incentive Plan, 1983 Incentive Stock Option Plan and Outside Directors' Stock Option Plan. See "Capitalization," "Management--Director Compensation" and "--Benefit Plans" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                                           NINE MONTHS ENDED
                                                               YEAR ENDED MAY 31,                     ---------------------------
                                             -------------------------------------------------------  FEBRUARY 29,   FEBRUARY 28,
                                               1992       1993       1994       1995        1996          1996           1997
                                             ---------  ---------  ---------  ---------  -----------  -------------  ------------
STATEMENT OF OPERATIONS DATA:
Total revenues.............................    $21,204    $28,871    $29,114    $37,897      $42,271      $29,208        $39,453
Operating income (loss)....................       (287)     1,329     (9,976)       629        3,262        1,955          2,910
Income tax provision (benefit)(1)..........          8        102        (27)        45       (4,099)           3          1,220
Net income (loss)(1).......................       (407)       921    (10,330)       124        7,461        2,000          1,995
Pro forma net income per share(2)(3).......                                                  $   .75                     $   .20
Pro forma weighted average number of shares
  and common equivalent shares
  outstanding(2)(3)........................                                                9,999,061                  10,081,932



                                                                                            FEBRUARY 28, 1997
                                                                                     --------------------------------
                                                                                                        PRO FORMA
                                                                                     PRO FORMA(3)   AS ADJUSTED(3)(4)
                                                                                     -------------  -----------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments.............................................    $  12,225        $  52,000
Working capital....................................................................        4,750           44,525
Total assets.......................................................................       28,724           68,499
Deferred revenues..................................................................        9,745            9,745
Total stockholders' equity.........................................................       10,437           50,212

--------------

(1) Net income for the year ended May 31, 1996 includes an income tax benefit of $4.1 million or $.41 per share related to the reversal of a valuation allowance. The reversal reflects the recognition of net operating loss carryforwards and other deferred tax assets and was a result of management's analysis of the Company's current levels of earnings and future outlook, which increased the likelihood of the Company realizing its deferred tax assets. For subsequent periods, the Company has provided for income taxes utilizing federal and state statutory income tax rates. See Note 9 of Notes to Consolidated Financial Statements.

(2) For an explanation of the determination of the number of shares used in computing pro forma net income per share, see Note 1 of Notes to Consolidated Financial Statements.

(3) Gives effect to the conversion of all shares of the Company's Preferred Stock into an aggregate of 1,847,627 shares of Common Stock upon the closing of the offering made hereby. See Note 1 of Notes to Consolidated Financial Statements.


(4) Adjusted to reflect the sale of 3,000,000 shares of Common Stock offered hereby at an assumed public offering price of $14.50 per share after deducting the underwriting discount and the estimated offering expenses payable by the Company.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

    The Company's quarterly revenue and operating results have varied in the past, and are likely to vary in the future. The Company operates with little backlog, and most of its revenues in each quarter result from orders booked in that quarter. The Company establishes its expenditure levels based on its expectations as to future revenue, and, if revenue levels are below expectations, expenses could be disproportionately high. As a result, a drop in near term demand could significantly affect both revenue and profits in any quarter. In the future, the Company's operating results may fluctuate for this reason or as a result of a number of other factors, including increased expenses, timing of product releases, increased competition, variations in the mix of sales, announcements of new products by the Company or its competitors and capital spending patterns of the Company's customers. As a result, there can be no assurance the Company will be able to maintain profitability on an annual or quarterly basis.

    The Company's business has experienced and may continue to experience seasonality. In recent years, the Company has recognized a greater percentage of its revenue and operating income in its fourth fiscal quarter than in any of the first three fiscal quarters due to a number of factors, including the timing of product releases and the Company's sales incentive programs. Moreover, due to fiscal year-end sales incentive programs, the Company has historically recognized less revenue and operating income in its first fiscal quarter than in the other quarters.

    Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, it is possible that in some future quarters the Company's operating results will fall below the expectations of the Company, market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

DEPENDENCE ON NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE; PRODUCT DEVELOPMENT RISK

    The market for the Company's products is characterized by rapid technological advances and evolving industry standards and can be significantly affected by new product introductions, changing customer requirements and market activities of industry participants. The life cycles of the Company's products are difficult to estimate, and the Company's position in the current market could be undermined by rapid product advances. The Company's future success will depend upon its ability to continue to improve existing products and to develop and introduce products with new or enhanced capabilities that address the increasingly sophisticated needs of its customers and keep pace with technological and competitive developments. Among other things, the emergence of the Internet as an alternative computing platform and distribution medium may adversely affect the demand for client/ server products and alter current software utilization, distribution and pricing patterns. There can be no assurance that the Company will be able to successfully develop and market new or enhanced products or respond effectively to technological changes or new product announcements by others. Further, the Company may face challenges with customers who are slower to adopt new technologies or otherwise commit resources to convert to a client/server solution. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness and revenue.

    Delays in the release of new and upgraded versions of the Company's software products could have a significantly negative impact on the Company's sales and results of operations. Because of the complexities inherent in developing software products as sophisticated as those sold by the Company and the lengthy testing periods associated with such products, no assurance can be given that future product introductions by the Company will not be delayed. In addition, complex software programs may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in the Company's existing or future products, with the possible result of delays in or loss of market acceptance of these products, diversion of the Company's resources, injury to the Company's reputation and increased service and warranty expenses.

RELIANCE ON MICROSOFT TECHNOLOGY

    The Company's software products are designed for Microsoft technologies, including Windows NT, Windows 95 and SQL Server. In addition, the Company's products utilize other Microsoft technologies, including Internet Information Server, FrontPage, Visual Basic and Visual Basic for Applications. Although the Company believes that Microsoft technologies are and will be widely utilized by Corporate Market businesses, no assurance can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that the Company does not support. Moreover, the Company's strategy will require that the Company's products and technology be compatible with new developments in Microsoft's technology.

RELIANCE ON THIRD-PARTY SUPPLIERS

    The Company's products utilize certain software licensed to it by third-party software developers. Although the Company believes that there are alternatives for these products, any significant interruption in the supply of such third-party software could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. In addition, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, results of operations and financial condition.

DECLINE IN SALES OF DOS- AND MACINTOSH-BASED PRODUCTS

    The Company has shifted its focus from a product based on DOS, Macintosh and local area network (LAN) technologies, Great Plains Accounting, to products based on Windows and client/server technologies. As a result of this shift and the decrease in general market demand for DOS- and Macintosh-based products, the Company's revenues from its Great Plains Accounting product have been declining and are expected to decline for the foreseeable future. There can be no assurance that the decline in revenues from sales of Great Plains Accounting will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE UPON PARTNER DISTRIBUTION CHANNEL; RISKS ASSOCIATED WITH EXPANDING
  DISTRIBUTION

    The Company relies exclusively upon its Partner network to provide marketing and sales opportunities. There can be no assurance that the Company's Partners will aggressively market the Company's products or will maintain their relationships with the Company. The failure of the Company to maintain its existing Partner relationships, or to establish new Partner relationships in the future, because of a divergence of interests, or for any other reason, could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's ability to achieve significant revenue growth in the future will depend in large part on adding new Partners and leveraging its relationships with existing Partners. In addition, an integral part of the Company's strategy is to add distributors internationally, who in turn recruit Partners in their territory. The Company typically grants exclusive distribution rights to its international Partners. The Company is currently investing, and intends to continue to invest, significant resources to develop these channels. There can be no assurance that the Company will be able to leverage relationships with existing Partners and add new Partners and distributors to market the Company's products effectively. The inability to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

    The market for the Company's products is highly competitive and rapidly changing. The Company's primary market consists of businesses in the Corporate Market. The Company's current and prospective competitors offer a variety of solutions for this market. The Company experiences significant competition and expects substantial additional competition from established and emerging software companies that offer products similar to the Company's products and target the same customers as the Company.

    In the United States, the Company faces a number of competitors both in the Dynamics C/S+ segment of the Corporate Market, including Platinum Software Corporation, and in the Dynamics segment of the Corporate Market, including Solomon Software, and State of the Art, Inc. In Canada, the Company's primary competitor is Computer Associates International, Inc. (AccPac and AccPac 2000). Outside North America, the Company also faces a number of other competitors, several of which have significant share in their home markets. In addition, the Company competes for Corporate Market business with companies primarily targeting businesses larger than those comprising the Corporate Market; several of these competitors, which principally sell UNIX-based systems, offer or have announced their intention to deliver Windows NT solutions. The Company's products also face competition from providers of industry-specific applications as well as indirect competition from in-house, custom-developed financial management applications.

    Certain of the Company's competitors have substantially greater financial, marketing or technical resources than the Company. There can be no assurance that other companies have not developed or marketed or will not develop or market products that are superior to those of the Company, that are offered at substantially lower prices than those of the Company or that have or will achieve greater market acceptance than those of the Company. In addition, there can be no assurance that alternative methods of delivering financial management systems will not provide increased competition.

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent on the Company's executive officers and certain technical, managerial, sales and marketing personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's business, results of operations and financial condition.

    Competition for qualified personnel in the software industry is intense. The future success of the Company will depend in large part on its ability to attract and retain qualified management and technical employees, and there can be no assurance that the Company will be able to do so. The Company believes that the continued employment of a number of key management and technical personnel is important to the Company's future success. The Company has from time to time experienced difficulty in locating and retaining candidates with appropriate qualifications.

MANAGEMENT OF GROWTH

    The Company's growth has resulted in an increase in responsibilities placed upon the Company's management and has placed added pressures on the Company's operating and other systems. To manage its growth effectively, the Company will be required to continue to implement additional systems and controls, and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if the Company continues to grow, or that the Company will be able to implement additional systems successfully and in a timely manner as required. In addition, the Company from time to time may seek acquisitions of businesses, products and technologies that are complementary to those of the Company, or that allow the Company to enter new markets. Any such acquisition would place additional strains upon the Company's management resources. See "Business--Employees" and "Management--Executive Officers and Directors."

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISK OF INFRINGEMENT

    The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. There can be no assurance that these protections will be adequate to prevent the Company's competitors from copying or reverse-engineering the Company's products, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company makes source code available to certain of its Partners and customers. This availability may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. The Company has no patents, and existing copyright laws afford only limited protection for the Company's intellectual property rights and will not protect such rights in the event competitors independently develop products similar to those of the Company. While the Company licenses its Dynamics C/S+ product under signed licenses, the Company licenses its Dynamics and Great Plains Accounting products primarily under "shrink wrap" licenses that are not signed by its licensees. These shrink wrap licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

    Although the Company has never been the subject of a material intellectual property dispute, there can be no assurance that a third party will not assert that the Company's technology violates its intellectual property rights in the future. As the number of software products in the Company's target market increases and the functionality of these products further overlap, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, whether with or without merit, can be time consuming and expensive to defend. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to its current or future products or that any such assertion will not require the Company to enter into royalty arrangements or litigation that could be costly to the Company.

INTERNATIONAL SALES AND OPERATIONS

    The Company sells its products in select international markets in addition to the United States and Canada. The Company has recently entered into distribution arrangements in Western and Eastern Europe, Australasia, Southern Africa, the Middle East and Southeast Asia. As a result of the royalty structure for the Company's international Partner network, the Company's gross margin on international sales is less than its gross margin on domestic sales. The Company's international business may be affected by such factors as local economic and market conditions, political and economic instability, greater difficulty in administering operations, difficulties in enforcing intellectual property and contractual rights, difficulties in tailoring the Company's software products to fit local accounting principles, rules, regulations, language, tax codes and customs, fluctuations in currency exchange rates and the need for compliance with a wide variety of foreign and United States export regulations. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's international operations and, consequently, the Company's business, results of operations and financial condition.

PRODUCT LIABILITY

    The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. The sale and support of products by the Company and its Partners may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. Furthermore, some of the Company's licenses with customers are governed by laws of jurisdictions other than the United States, and there can be no assurance that purported limitations on liability in these licenses would be enforced were foreign law to govern. A product liability claim brought against the Company could have a material adverse effect upon the Company's business, results of operations and financial condition.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the offering there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market will develop or be sustained upon completion of the offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. See "Underwriting."

    The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, developments or disputes concerning intellectual property rights, technological innovations or new products, governmental regulatory action, general conditions in the accounting and financial management software industry, increased price competition, changes in earnings estimates by analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of such companies.

SIGNIFICANT SHAREHOLDERS; ANTI-TAKEOVER CONSIDERATIONS

    Upon completion of the offering, the Company's directors and executive officers beneficially will own in the aggregate approximately 41.1% of the Company's outstanding Common Stock (plus such additional shares such persons may purchase in the offering). In addition, certain of the Company's other principal shareholders (who are affiliated with or represented by certain of the Company's directors and executive officers) beneficially will own in the aggregate approximately 13.9% of the Company's outstanding Common Stock. See "Principal Shareholders." If these shareholders vote together as a group, they will be able to substantially influence the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to otherwise affect the outcome of certain actions that require shareholder approval, including the adoption of amendments to the Company's Articles of Incorporation, and certain mergers, sales of assets and other business acquisitions or dispositions.

    Upon completion of the Offering, the Company will have an authorized class of 30,000,000 shares of undesignated preferred stock, $.01 par value, which may be issued by the Company's Board of Directors on such terms, and with such rights, preferences and designations, as the Company's Board of Directors may determine. In addition, the Company's Bylaws provide for a Board of Directors elected to staggered terms and establish specific procedures for calling meetings of shareholders and appointing and removing members of the Board of Directors. The Company is subject to certain provisions of the Minnesota Business Corporation Act which restrict certain business combinations. Some or all of the foregoing factors and other provisions of the Company's Bylaws could have the effect of discouraging certain attempts to acquire the Company and, as a result, could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Description of Capital Stock--Preferred Stock" and "--Provisions of the Company's Restated Articles and Bylaws and the Minnesota Business Corporation Act."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 12,927,961 shares of Common Stock to be outstanding upon completion of the offering, the 3,000,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless (a) the shares are purchased by "affiliates" of the Company within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or (b) such shares are directed shares purchased by Partners in the offering. See "Underwriting."

    The remaining 9,927,961 shares of Common Stock held by existing shareholders upon completion of the offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The Company's directors and officers and certain of its shareholders have agreed, and the Company's Partners who purchase directed shares in this offering will agree, that they will not sell, directly or indirectly, any Common Stock without the prior consent of the representatives of the Underwriters for a period of 180 days from the date of this Prospectus. Subject to these lock-up agreements and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows:
(i) 692,673 shares will be available for immediate sale in the public market on the date of this Prospectus, (ii) 531,113 shares will be eligible for sale 90 days after the date of this Prospectus and (iii) 8,211,304 shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus. In addition, certain shareholders, representing approximately 1,793,627 shares of Common Stock, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and to cause the Company to register certain Common Stock owned by them. See "Shares Eligible for Future Sale--Registration Rights" and "Underwriting."

    After the date of this Prospectus, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Company's stock-based benefit plans. See "Management--Director Compensation" and "--Benefit Plans." Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. See "Shares Eligible for Future Sale."

NO DIVIDENDS

    The Company has never paid or declared a dividend on its capital stock and does not anticipate doing so for the foreseeable future. See "Dividend Policy."

DILUTION

    Purchasers of the shares offered hereby will incur an immediate, substantial dilution in net tangible book value per share. See "Dilution."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered by the Company pursuant to this offering are estimated to be $39,775,000 ($45,843,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $14.50 per share after deducting the estimated underwriting discount and offering expenses payable by the Company. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets.


    The Company expects to use the net proceeds from this offering for general corporate purposes, including the funding of working capital and growth. In addition, the Company may seek acquisitions of businesses, products and technologies that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. While the Company engages from time to time in discussions with respect to potential acquisitions, the Company has no plans, commitments or agreements with respect to any material acquisitions as of the date of this Prospectus, and there can be no assurance that any such acquisitions will be made.

    Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.

                                    DILUTION


    The pro forma net tangible book value of the Company at February 28, 1997 was $9,876,062 or $1.01 per share of Common Stock, after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock in connection with the offering made hereby. Pro forma net tangible book value per share is equal to the Company's total tangible assets (total assets less goodwill and trademarks) less total liabilities, divided by the total number of shares of Common Stock outstanding, including shares of Common Stock issued upon the automatic conversion of the Preferred Stock in connection with the offering made hereby. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.50 per share, and after deducting the estimated underwriting discount and offering expenses, the pro forma net tangible book value of the Company as of February 28, 1997 would have been $49,651,062 or $3.89 per share of Common Stock. This represents an immediate increase in such pro forma net tangible book value of $2.88 per share to existing shareholders and an immediate dilution of $10.61 per share to new investors purchasing shares in the offering. If the initial public offer price is higher or lower, the dilution to new investors will be, respectively, greater or less. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............................             $   14.50
  Pro forma net tangible book value per share as of February 28, 1997.......  $    1.01
  Pro forma increase per share attributable to new investors................       2.88
                                                                              ---------
Pro forma net tangible book value per share as of February 28, 1997 after
  offering..................................................................             $    3.89
                                                                                         ---------
Pro forma net tangible book value dilution per share to new investors.......             $   10.61
                                                                                         ---------
                                                                                         ---------



    The following table summarizes on a pro forma basis as of February 28, 1997, after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock in connection with the offering made hereby, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing shareholders and by new investors (assuming an initial public offering price of $14.50 per share):



                                                    SHARES PURCHASED           TOTAL CONSIDERATION
                                               --------------------------  ---------------------------  AVERAGE PRICE
                                                  NUMBER        PERCENT        AMOUNT        PERCENT      PER SHARE
                                               -------------  -----------  --------------  -----------  --------------
Existing stockholders(1).....................      9,769,828        76.5%  $   14,441,742        24.9%    $     1.48
New investors................................      3,000,000        23.5       43,500,000        75.1     $    14.50
                                               -------------       -----   --------------       -----
    Total....................................     12,769,828       100.0%  $   57,941,742       100.0%
                                               -------------       -----   --------------       -----
                                               -------------       -----   --------------       -----


--------------

(1) Excludes (a) 158,133 shares of Common Stock issued pursuant to the exercise of options between March 1, 1997 and May 9, 1997 with a weighted average exercise price of $2.13 per share and (b) 869,533 shares of Common Stock issuable pursuant to the exercise of options outstanding at May 9, 1997 at a weighted average exercise price of $5.43 per share, of which options to purchase 161,940 shares were then exercisable. If such shares are included or such options are exercised, there will be further dilution to the new investors. Also excludes (i) 30,000 shares issuable upon exercise of options authorized to be granted to two nonemployee directors of the Company, with an exercise price equal to the initial public offering price of the shares offered hereby, and (ii) 1,212,020 shares reserved for issuance under the Company's 1997 Stock Incentive Plan, 1983 Incentive Stock Option Plan and Outside Directors' Stock Option Plan. See "Capitalization," "Management-- Director Compensation" and "--Benefit Plans" and "Description of Capital Stock."

                                 CAPITALIZATION


    The following table sets forth the pro forma capitalization of the Company as of February 28, 1997 (i) to give effect to the conversion of all shares of Preferred Stock into an aggregate of 1,847,627 shares of Common Stock upon the closing of the offering made hereby (see Note 1 of Notes to Consolidated Financial Statements) and (ii) as adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.50 per share and the receipt and application of the proceeds therefrom, after deducting the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.



                                                                                              FEBRUARY 28, 1997
                                                                                          -------------------------
                                                                                                        PRO FORMA
                                                                                           PRO FORMA   AS ADJUSTED
                                                                                          -----------  ------------
                                                                                               (IN THOUSANDS)

Stockholders' equity:

  Preferred Stock, $.01 par value, 30,000,000 shares authorized, none outstanding.......          --            --

  Common Stock, $.01 par value, 100,000,000 shares authorized, 9,769,828 shares issued and outstanding, pro forma; and 12,769,828 shares issued and outstanding, pro forma
    as adjusted(1)......................................................................   $      98    $      128

  Additional paid-in capital............................................................      14,701        54,446

  Accumulated deficit...................................................................      (4,362)       (4,362)
                                                                                          -----------  ------------

  Total stockholders' equity............................................................      10,437        50,212
                                                                                          -----------  ------------

    Total capitalization................................................................   $  10,437    $   50,212
                                                                                          -----------  ------------
                                                                                          -----------  ------------


--------------

(1) Excludes (a) 158,133 shares of Common Stock issued pursuant to the exercise of options between March 1, 1997 and May 9, 1997 and (b) 869,533 shares of Common Stock issuable pursuant to the exercise of options outstanding at May 9, 1997, of which options to purchase 161,940 shares were then exercisable. Also excludes (i) 30,000 shares issuable upon exercise of options authorized to be granted to two nonemployee directors of the Company, with an exercise price equal to the initial public offering price of the shares offered hereby, and (ii) 1,212,020 shares reserved for issuance under the Company's 1997 Stock Incentive Plan, 1983 Incentive Stock Option Plan and Outside Directors' Stock Option Plan. See "Management--Director Compensation" and "--Benefit Plans" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The selected consolidated statement of operations data set forth below for the years ended May 31, 1994, 1995 and 1996 and the nine months ended February 28, 1997 and the consolidated balance sheet data at May 31, 1995 and 1996 and February 28, 1997 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The selected consolidated statement of operations data presented below for the years ended May 31, 1992 and 1993 and the consolidated balance sheet data at May 31, 1992, 1993 and 1994 are derived from audited financial statements not included elsewhere in this Prospectus. The selected consolidated financial data as of and for the nine months ended February 29, 1996 has been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for the nine months ended February 28, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.


                                                                                                            NINE MONTHS ENDED
                                                                 YEAR ENDED MAY 31,                    ---------------------------
                                                -----------------------------------------------------  FEBRUARY 29,   FEBRUARY 28,
                                                  1992       1993       1994       1995       1996         1996           1997
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License.....................................  $  14,985  $  20,790  $  19,165  $  25,050    $27,078    $  17,791        $24,357
  Service.....................................      6,219      8,080      9,949     12,847     15,193       11,417         15,096
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
  Total revenues..............................     21,204     28,870     29,114     37,897     42,271       29,208         39,453
Cost of revenues:
  License.....................................      3,335      3,101      4,997      4,439      4,913        3,019          4,552
  Service.....................................      3,445      3,868      5,479      5,622      5,980        4,361          5,699
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
  Total cost of revenues......................      6,780      6,969     10,476     10,061     10,893        7,380         10,251
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
    Gross profit..............................     14,424     21,901     18,638     27,836     31,378       21,828         29,202
Operating expenses:
  Sales and marketing.........................      9,472     11,582     14,331     14,013     14,477       10,126         15,416
  Research and development....................      2,769      6,021     10,676      9,308      8,876        6,351          6,903
  General and administrative..................      2,470      2,969      3,607      3,886      4,763        3,396          3,973
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
    Total operating expenses..................     14,711     20,572     28,614     27,207     28,116       19,873         26,292
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
Operating income (loss).......................       (287)     1,329     (9,976)       629      3,262        1,955          2,910
Total other expenses (income).................        112        306        381        260       (100)         (48  )        (305 )
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
    Income (loss) before income taxes.........       (399)     1,023    (10,357)       369      3,362        2,003          3,215
Income tax provision (benefit)(1).............          8        102        (27)        45     (4,099)           3          1,220
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
    Income (loss) before cumulative effect of
      change in accounting principle..........       (407)       921    (10,330)       324      7,461        2,000          1,995
Cumulative effect of a change in accounting
  principle...................................         --         --         --       (200)        --           --             --
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
    Net income (loss).........................  $    (407) $     921  $ (10,330) $     124    $ 7,461  $     2,000        $ 1,995
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
                                                ---------  ---------  ---------  ---------  ---------  -------------  ------------
Pro forma net income per share(2)(3)..........                                                $   .75                     $   .20
Pro forma weighted average number of shares
  and common equivalent shares
  outstanding(2)(3)...........................                                              9,999,061                  10,081,932


                                                                                     MAY 31,
                                                              -----------------------------------------------------  FEBRUARY 28,
                                                                1992       1993       1994       1995       1996        1997(3)
                                                              ---------  ---------  ---------  ---------  ---------  -------------
                                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Assets:
  Cash, cash equivalents and investments....................  $     399  $   1,351  $     119  $   2,892  $   8,256    $  12,225
  Total assets..............................................      7,618     13,407      8,845     15,327     24,361       28,724
Working capital.............................................     (4,521)    (5,096)   (15,400)    (4,992)     1,012        4,750
Liabilities and stockholders' equity:
  Deferred revenues.........................................      2,574      4,952      6,897      8,027      9,018        9,745
  Long-term debt and capital lease obligations, less current
    portion.................................................      1,249        984      1,281        750         20           --
  Mandatorily redeemable convertible preferred stock........         --         --         --      8,300     11,502           --
  Total stockholders' equity(4).............................     (2,173)    (1,011)   (11,303)    (9,066)    (4,812)      10,437

--------------

(1) Net income for the year ended May 31, 1996 includes an income tax benefit of $4.1 million or $.41 per share related to the reversal of a valuation allowance. The reversal reflects the recognition of net operating loss carryforwards and other deferred tax assets and was a result of management's analysis of the Company's current levels of earnings and future outlook, which increased the likelihood of the Company realizing its deferred tax assets. For subsequent periods, the Company has provided for income taxes utilizing federal and state statutory income tax rates. See Note 9 of Notes to Consolidated Financial Statements.

(2) For an explanation of the determination of the number of shares used in computing pro forma net income per share, see Note 1 of Notes to Consolidated Financial Statements.

(3) Gives effect to the conversion of all shares of the Company's Preferred Stock into an aggregate of 1,847,627 shares of Common Stock upon the closing of the offering made hereby. See Note 1 of Notes to Consolidated Financial Statements.

(4) The Company has not declared or paid any dividend for any of the periods presented. See "Dividend Policy."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.

OVERVIEW

    Great Plains Software is a leading provider of Microsoft Windows NT client/server financial management software for mid-sized businesses. The Company's award-winning products and services automate essential accounting functions and enhance the strategic value of financial information. The Company's products and services are sold and implemented exclusively by its extensive network of Partners throughout the United States, Canada and select international markets.

    In 1982, the Company began selling Great Plains Accounting (the "heritage product"), which is currently a DOS- and Macintosh-based financial management software system for local area network (LAN) personal computers. In anticipation of the general market shift to Windows and client/server technologies, the Company began developing client/server financial management software systems, and in February 1993, released Dynamics. Dynamics is the Company's client/server product for Corporate Market businesses that need a Windows client/server system that is flexible and cost-effective, but does not require information technology
(IT) personnel dedicated to database administration. In July 1994, the Company released Dynamics C/S+, a Windows client/server system for Corporate Market businesses that have high volume processing requirements, complex financial management needs and formal IT departments.

    The Company made significant investments in research and development in the early 1990s to launch its Windows client/server products. In addition, the Company has made a significant investment in building an experienced and knowledgeable Partner distribution network to market, implement, support and service its Dynamics C/S+ and Dynamics products (together, the "client/server products"). Since the release of the client/server products, the Company's principal source of revenues has shifted from the heritage product to the client/server products. Client/server products accounted for 13.8%, 40.2%, 61.4% and 79.9% of the Company's total revenues for fiscal 1994, 1995 and 1996 and the nine months ended February 28, 1997, respectively.

    The Company's revenues are derived from two principal sources: software license fees ("license fees") and fees for maintenance, technical support, training and consulting services (collectively, "service fees"). The Company recognizes revenue in accordance with Statement of Position 91-1, Software Revenue Recognition. See Note 1 of Notes to Consolidated Financial Statements. License fee revenues are generally recognized upon shipment of the related software product. Fees for the Company's maintenance and support plans are recorded as deferred revenue when billed to the customer and recognized ratably over the term of the maintenance and support agreement, which is typically one year. Fees for the Company's training and consulting services are recognized at the time the services are performed.

    The Company's client/server customers are required to purchase a one-year maintenance plan at the time the product is acquired. A majority of the client/server customers renew the maintenance plan after the initial term. Under the maintenance plan, the Company provides client/server customers with product upgrades in addition to online assistance and information. The Company's heritage product customers, on the other hand, are not required to purchase a maintenance plan at the time the product is acquired. In addition, the optional heritage product maintenance plan does not include significant product upgrades. The Company has historically released significant upgrades of its heritage product approximately every two years. Prior to fiscal 1996, when heritage product revenues represented the principal source of the Company's revenues, the release of a significant upgrade of the heritage product had a positive impact on revenues in the quarters following release. As a result of the shift to client/server products as the Company's principal source of revenues, the Company expects to experience less fluctuation in total revenues in the event significant upgrades of its heritage product are released.

    The Company currently sells its products outside the United States and Canada through international Partners and a subsidiary located in the United Kingdom to markets in the following geographic regions: Western and Eastern Europe, Australasia, Southern Africa, the Middle East and Southeast Asia. The Company's client/server products have been sold in approximately 50 countries.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenues represented by certain items reflected in the Company's consolidated statement of operations.

                             RESULTS OF OPERATIONS

                                                                                                 NINE MONTHS ENDED
                                                                 YEAR ENDED MAY 31,         ----------------------------
                                                           -------------------------------  FEBRUARY 29,   FEBRUARY 28,
                                                             1994       1995       1996         1996           1997
                                                           ---------  ---------  ---------  -------------  -------------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License................................................       65.8%      66.1%      64.1%        60.9%          61.7%
  Service................................................       34.2       33.9       35.9         39.1           38.3
                                                           ---------  ---------  ---------        -----          -----
    Total revenues.......................................      100.0      100.0      100.0        100.0          100.0
                                                           ---------  ---------  ---------        -----          -----
Cost of revenues:
  License................................................       17.2       11.7       11.6         10.4           11.5
  Service................................................       18.8       14.9       14.2         14.9           14.5
                                                           ---------  ---------  ---------        -----          -----
    Total cost of revenues...............................       36.0       26.6       25.8         25.3           26.0
                                                           ---------  ---------  ---------        -----          -----
    Gross margin.........................................       64.0       73.4       74.2         74.7           74.0
                                                           ---------  ---------  ---------        -----          -----
Operating expenses:
  Sales and marketing....................................       49.2       37.0       34.2         34.7           39.1
  Research and development...............................       36.7       24.5       21.0         21.7           17.5
  General and administrative.............................       12.4       10.2       11.3         11.6           10.0
                                                           ---------  ---------  ---------        -----          -----
    Total operating expenses.............................       98.3       71.7       66.5         68.0           66.6
                                                           ---------  ---------  ---------        -----          -----
Operating income (loss)..................................      (34.3)       1.7        7.7          6.7            7.4
Income tax provision (benefit)...........................       (0.1)       0.1       (9.7)         0.0            3.1
Net income (loss)........................................      (35.5)%       0.3%      17.6%         6.8%          5.1%

REVENUES

    REVENUES. Revenues increased from $29.1 million in fiscal 1994 to $37.9 million in fiscal 1995 and to $42.3 million in fiscal 1996, representing increases of 30.2% and 11.5%, respectively. Revenues increased from $29.2 million for the nine months ended February 29, 1996 to $39.5 million for the nine months ended February 28, 1997, representing an increase of 35.1%. These increases in revenues were primarily due to increased demand for the Company's client/server products and related service fees.

    The following table sets forth for the periods indicated client/server and heritage product revenues, each as a percentage of total revenues:

                                                                                                       NINE MONTHS ENDED
                                                                  YEAR ENDED MAY 31,            --------------------------------
                                                         -------------------------------------   FEBRUARY 29,     FEBRUARY 28,
                                                            1994         1995         1996           1996             1997
                                                         -----------  -----------  -----------  ---------------  ---------------
Client/server product revenues.........................       13.8%        40.2%        61.4%          56.3%            79.9%
Heritage product revenues..............................       86.2         59.8         38.6           43.7             20.1

    Client/server product revenues, including license and service fees, increased from $4.0 million in fiscal 1994 to $15.2 million in fiscal 1995 and to $25.9 million in fiscal 1996, representing increases of 277.7% and 70.4%, respectively. Client/server product revenues increased from $16.5 million for the nine months ended February 29, 1996 to $31.5 million for the nine months ended February 28, 1997, representing an increase of 91.5%.

    The increase in client/server product revenues was offset, in part, by a decrease in revenues from the Company's heritage product. Heritage product revenues decreased from $25.1 million in fiscal 1994 to $22.7 million in fiscal 1995 and to $16.4 million in fiscal 1996, representing decreases of 9.6% and 28.0%, respectively. Heritage product revenues decreased from $12.7 million for the nine months ended February 29, 1996 to $8.0 million for the nine months ended February 28, 1997, representing a decrease of 37.7%. The decrease in heritage product revenues was primarily due to a decrease in demand for DOS- and Macintosh-based financial management software, which reflects the broader market trend toward Windows and client/server computing.

    The Company's international revenues increased from $2.0 million in fiscal 1994 to $4.1 million in fiscal 1995 and to $4.4 million in fiscal 1996, representing 6.9%, 10.8% and 10.4% of total revenues, respectively. In addition, international revenues increased from $2.5 million for the nine months ended February 29, 1996 to $5.6 million for the nine months ended February 28, 1997, representing 8.5% and 14.1% of total revenues, respectively. These increases resulted from the addition of distribution arrangements in international markets.

    LICENSE. Total license fee revenues increased from $19.2 million in fiscal 1994 to $25.1 million in fiscal 1995 and to $27.1 million in fiscal 1996, representing increases of 30.7% and 8.1%, respectively. Total license fee revenues increased from $17.8 million for the nine months ended February 29, 1996 to $24.4 million for the nine months ended February 28, 1997, representing an increase of 36.9%. These increases in total license fee revenues are largely attributable to increased market acceptance of the Company's client/server products and a broader client/server product offering. The Company added to its client/server product offering with the release of Dynamics C/S+ in July 1994, the release of a Microsoft SQL Server edition of Dynamics C/S+ in April 1996 and the release of additional functionality and applications for the SQL Server edition in November 1996. Moreover, since the release of the Company's client/server products, the Company has increased its sales, marketing and service capacity. These factors have led to both an increase in the number of client/server software licenses and an increase in the average revenues derived from individual client/server licenses.

    The increase in client/server product license fee revenues was offset, in part, by a decrease in heritage product license fee revenues. The decrease in heritage product license fees is primarily a result of decreased demand for DOS- and Macintosh-based financial management software. In addition, the Company has historically released significant upgrades of its heritage product approximately every two years, which had a positive impact on heritage product license fee revenues in the quarters following release. A significant upgrade of the heritage product was released in February 1997, which the Company expects to market principally to the Company's installed base of heritage product customers. Notwithstanding the positive impact on revenues this release may have, the Company expects that overall heritage product license fee revenues will continue to decline. In addition, the Company also anticipates that fluctuations in heritage product license fee revenues due to new releases will have a reduced impact on total license fee revenues as heritage product license fee revenues become a smaller portion of total license fee revenues.

    SERVICE. Service revenues increased from $9.9 million in fiscal 1994 to $12.8 million in fiscal 1995 and to $15.2 million in fiscal 1996, representing increases of 29.1% and 18.3%, respectively. In addition, service revenues increased from $11.4 million for the nine months ended February 29, 1996 to $15.1 million for the nine months ended February 28, 1997, representing an increase of 32.2%. The increase in the number of licenses for client/server products has resulted in increases in service revenues. Service revenues as a percentage of total revenues were 34.2%, 33.9% and 35.9% for fiscal 1994, 1995 and 1996, respectively. Similarly, service revenues as a percentage of total revenues were 39.1% and 38.3% for the nine months ended February 29, 1996 and February 28, 1997, respectively. The increases in service revenues largely reflect increases in the installed base of customers and renewals of existing maintenance and support contracts.

COSTS AND EXPENSES

    COST OF LICENSE FEES. Cost of license fees consists primarily of the costs of product manuals, media, shipping and royalties paid to third parties. Cost of license fees decreased from $5.0 million in fiscal 1994 to $4.4 million in fiscal 1995 and then increased to $4.9 million in fiscal 1996, representing 26.1%, 17.7% and 18.1% of total license fee revenues in fiscal 1994, 1995 and 1996, respectively. In addition, cost of license fees increased from $3.0 million for the nine months ended February 29, 1996 to $4.6 million for the nine months ended February 28, 1997, representing 17.0% and 18.7% of total license fee revenues for such periods, respectively. The decrease in the cost of license fees as a percentage of total license fee revenues in fiscal 1995 is a result of the change in the Company's product mix from the heritage product to the client/server products. The Company's client/server products generate higher license fees per individual license than its heritage product, and, as a result, the cost of license fees as a percentage of total product license fee revenues is lower for the Company's client/server products than for its heritage product. In addition, in fiscal 1995, the Company reduced costs for product packaging and documentation. The increases in cost of license fees in fiscal 1996 and for the nine months ended February 28, 1997 are primarily attributable to the overall growth in license fee revenues and an increase in royalties paid to third party vendors. The increase in royalties is primarily due to a new royalty arrangement entered into in the second half of fiscal 1996 with a third party for a report writer application that is bundled with the Company's client/server products. The Company anticipates that cost of license fees will increase in dollar amount as license fee revenues increase, but remain relatively constant as a percentage of total license fee revenues. However, in the event that the Company enters into additional royalty arrangements in the future, cost of license fees as a percentage of total license fee revenues may increase.

    COST OF SERVICES. Cost of services consists of the costs of providing telephone support, training and consulting services to customers and Partners. Cost of services increased from $5.5 million in fiscal 1994 to $5.6 million in fiscal 1995 and to $6.0 million in fiscal 1996, representing 55.1%, 43.8% and 39.4% of total service revenues, respectively. In addition, cost of services increased from $4.4 million for the nine months ended February 29, 1996 to $5.7 million for the nine months ended February 28, 1997, representing 38.2% and 37.8% of total service revenues, respectively. The increase in cost of services is primarily due to the expansion of the Company's customer and Partner service resources. Cost of services as a percentage of service revenues has decreased as a result of improved efficiency in operations. The Company anticipates that cost of services will increase in dollar amount as service revenues increase, but will remain relatively constant as a percentage of service revenues.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and travel and promotional expenses. Sales and marketing expenses have remained relatively constant at $14.3 million in fiscal 1994, $14.0 million in fiscal 1995 and $14.5 million in fiscal 1996, representing 49.2%, 37.0% and 34.2% of total revenues, respectively. Sales and marketing expenses increased from $10.1 million for the nine months ended February 29, 1996 to $15.4 million for the nine months ended February 28, 1997, representing 34.7% and 39.1% of total revenues, respectively. The decrease in sales and marketing expenses as a percentage of revenues from fiscal 1994 through fiscal 1996 reflects an increase in sales and marketing productivity and a corresponding increase in revenues derived from the Company's client/server products. Since the beginning of fiscal 1997, however, the Company has increased spending on sales and marketing to promote the Microsoft SQL Server edition of its Dynamics C/S+ product. The increase in sales and marketing expenses and sales and marketing expenses as a percentage of total revenues reflects the hiring of additional sales and marketing personnel, expanded promotional activities and increased commissions relating to the increase in client/server product revenues. In addition, the Company has increased sales and marketing expenditures related to the operation of a United Kingdom sales subsidiary that was acquired in February 1996.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation of development personnel and depreciation of equipment. The Company has made significant investments in research and development with total expenses of $10.7 million in fiscal 1994, $9.3 million in fiscal 1995 and $8.9 million in fiscal 1996, representing 36.7%, 24.5% and 21.0% of total revenues, respectively. Research and development expenses were $6.4 million for the nine months ended February 29, 1996 and $6.9 million for the nine months ended February 28, 1997, representing 21.7% and 17.5% of total revenues, respectively. These research and development expenses were primarily related to the Company's efforts to release additional applications for its client/server products and the Microsoft SQL Server edition of Dynamics C/S+. More recently, the Company has devoted resources to the development of Internet-enabled applications. The Company anticipates that it will continue to devote substantial resources to its research and development efforts and that research and development expenses will increase in dollar amount in future periods.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries of executive, financial, human resource and information services personnel as well as outside professional fees. General and administrative expenses increased from $3.6 million in fiscal 1994 to $3.9 million in fiscal 1995 and to $4.8 million in fiscal 1996, representing 12.4%, 10.2% and 11.3% of total revenues, respectively. General and administrative expenses increased from $3.4 million for the nine months ended February 29, 1996 to $4.0 million for the nine months ended February 28, 1997, representing 11.6% and 10.0% of total revenues, respectively. These increases in dollar amounts were primarily due to increased staffing and related expenses necessary to manage and support the expansion of the Company's operations. The Company believes that its general and administrative expenses will increase in dollar amount in the future to support the expansion of its operations and as a result of expenses associated with being a public company.

    PROVISION (BENEFIT) FOR INCOME TAXES. Provision (benefit) for income taxes was ($27,000), $45,000, and $(4,099,000) in fiscal 1994, 1995 and 1996, respectively. For the nine months ended February 29, 1996 and February 28, 1997, the Company's provision for income taxes was $3,000 and $1,220,000, respectively. In fiscal 1994 and 1995, the Company's provision or benefit included the federal alternative minimum tax and state income taxes. The Company incurred a net loss in fiscal 1994 and, consequently, recorded no federal income tax expense for such period. The Company had net operating loss carryforwards for federal income tax purposes of approximately $3.0 million as of May 31, 1996. Prior to May 1996, the Company determined that the realization of the net operating loss carryforward and other deferred tax assets did not meet the recognition criteria under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and, accordingly, a valuation allowance was established to reserve the net operating loss carryforward and other deferred tax assets. For fiscal 1996, the Company recorded a $4.1 million tax benefit related to the reversal of the valuation allowance. This reversal was based on management's analysis of current levels of earnings and its future outlook, which increased the likelihood of the Company realizing its deferred tax assets; thus the valuation allowance was no longer deemed necessary. In the nine months ended February 28, 1997, the Company recorded an income tax provision consistent with federal and state statutory income tax rates. The Company expects that the income tax provision will continue to reflect the statutory tax rates. See Note 9 of Notes to Consolidated Financial Statements.

SELECTED QUARTERLY OPERATING RESULTS

    The following table sets forth certain unaudited consolidated financial information for each of the four quarters in the Company's fiscal year ended May 31, 1996 and for the first three quarters in the Company's fiscal year ending May 31, 1997. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                      SELECTED QUARTERLY OPERATING RESULTS

                                                                     THREE MONTHS ENDED
                           -------------------------------------------------------------------------------------------------------
                            AUGUST 31,     NOVEMBER 30,    FEBRUARY 29,     MAY 31,    AUGUST 31,    NOVEMBER 30,    FEBRUARY 28,
                               1995            1995            1996          1996         1996           1996            1997
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
                                                                       (IN THOUSANDS)
Revenues:
  License................    $   5,535       $   6,314       $   5,943     $   9,286    $   6,655      $   8,478       $   9,224
  Service................        3,348           3,954           4,114         3,777        4,413          5,208           5,475
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
    Total revenues.......        8,883          10,268          10,057        13,063       11,068         13,686          14,699
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
Cost of revenues:
  License................          805           1,004           1,209         1,895        1,170          1,550           1,832
  Service................        1,330           1,509           1,522         1,619        1,636          2,012           2,050
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
    Total cost of
      revenues...........        2,135           2,513           2,731         3,514        2,806          3,562           3,882
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
    Gross profit.........        6,748           7,755           7,326         9,549        8,262         10,124          10,817
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
Operating expenses:
  Sales and marketing....        2,867           3,786           3,473         4,351        4,054          5,660           5,702
  Research and
    development..........        1,998           2,260           2,093         2,525        2,172          2,318           2,414
  General and
    administrative.......          994           1,184           1,218         1,367        1,224          1,209           1,540
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
    Total operating
      expenses...........        5,859           7,230           6,784         8,243        7,450          9,187           9,656
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
Operating income.........          889             525             542         1,306          812            937           1,161
Other income.............            3              37               8            52           83            119             103
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
    Income before income
      taxes..............          892             562             550         1,358          895          1,056           1,264
Income tax provision
  (benefit)..............            3              --              --        (4,102)         344            406             470
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
Net income...............    $     889       $     562       $     550     $   5,460    $     551      $     650       $     794
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------
                           -------------  ---------------  -------------  -----------  -----------  ---------------  -------------

    The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Company's Common Stock. The Company establishes its expenditure levels based on its expectations as to future revenue, and, if revenue levels are below expectations, expenses can be disproportionately high. As a result, a drop in near term demand for the Company's products could significantly affect both revenues and profits in any quarter. In the future, the Company's operating results may fluctuate for this reason or as a result of a number of other factors, including increased expenses, timing of product releases, increased competition, variations in the mix of sales, announcements of new products by the Company or its competitors and capital spending patterns of the Company's customers.

    The Company's business has experienced and may continue to experience seasonality. In recent years, the Company has recognized a greater percentage of its revenue and operating income in its fourth fiscal quarter than in any of the first three quarters due to a number of factors, including the timing of product releases and the Company's sales incentive programs. Moreover, due to fiscal year-end sales incentive programs, the Company has historically recognized less revenue and operating income in its first fiscal quarter than in the other quarters.

    As a result of these factors, there can be no assurance that the Company will be able to maintain profitability on a quarterly basis.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically funded operations primarily through cash provided by operations and the sale of equity securities and, to a lesser extent, from borrowings. Currently, the Company meets its working capital needs and capital equipment needs with cash provided by operations.

    Cash provided (used) by operating activities was ($1.7) million, ($2.4) million and $8.3 million for fiscal 1994, 1995 and 1996, respectively. The increase in cash used by operations in fiscal 1995 was primarily due to an increase in accounts receivable and a decrease in accounts payable, offset, in part, by improved profitability. Accounts receivable increased in fiscal 1995 due to the release of a significant, new version of the Company's heritage product in April 1995. The increase in cash provided by operations in fiscal 1996 was primarily due to increased profitability of the Company's operations and an increase in deferred revenues. Cash provided by operating activities for the nine-month periods ended February 29, 1996 and February 28, 1997 decreased from $6.3 million to $5.7 million. The decrease resulted primarily from an increase in accounts receivable from February 29, 1996 to February 28, 1997, partially offset by a decrease in deferred tax assets as a result of utilization of net operating loss carryforwards in 1997.

    The Company's investing activities used cash of $1.7 million, $1.2 million and $2.1 million in fiscal 1994, 1995 and 1996, respectively. For the nine months ended February 29, 1996 and February 28, 1997, cash used for investing activities was $2.4 million and $4.1 million, respectively. The principal use of cash in investing activities was for capital expenditures related to the acquisition of computer equipment required to support expansion of the Company's operations. For the nine months ended February 28, 1997, the Company purchased $2.1 million of government obligations in order to increase the rate of return earned from cash resources.

    The Company's financing activities provided (used) cash of $2.2 million, $6.3 million and ($.8) million during fiscal 1994, 1995 and 1996 respectively. In fiscal 1995, the cash provided by financing activities included $8.1 million received in connection with the sale of Series B Preferred Stock and $2.0 million from the sale of Common Stock to employees, partially offset by $3.8 million of payments on the Company's outstanding line of credit and notes payable. For the nine months ended February 29, 1996 and February 28, 1997, the Company's financing activities provided (used) cash of ($.7) million and $.3 million, respectively. For fiscal 1996 and for the nine months ended February 29, 1996, financing activities used cash primarily for payments on capital lease obligations and notes payable. For the nine months ended February 28, 1997, cash of $.3 million was provided from financing activities which consisted primarily of proceeds received from the exercise of stock options offset in part by payments on capital lease obligations and notes payable.

    The Company's sources of liquidity at February 28, 1997 consisted principally of cash, cash equivalents and investments of $12.2 million. The Company also has a $5.0 million revolving line of credit facility with a bank. The line of credit expires in November 1997 and borrowings made thereunder are subject to certain covenants. No amounts were outstanding under the line of credit at February 28, 1997. See Note 6 to Consolidated Financial Statements.

    The Company believes that the proceeds from this offering, cash generated from operations and amounts available under the line of credit will be sufficient to fund its operations for the foreseeable future.

                                    BUSINESS

    Great Plains Software is a leading provider of Microsoft Windows NT client/server financial management software for mid-sized businesses. The Company's award-winning products and services automate essential accounting functions and enhance the strategic value of financial information. The Company's products and services are sold and implemented exclusively by its extensive network of Partners throughout the United States, Canada and select international markets.

INDUSTRY BACKGROUND

    In recent years, businesses of all sizes have been subjected to heightened competitive pressures and rapidly changing market conditions. These pressures and conditions have challenged businesses to increase the speed with which they make decisions, establish closer relationships with customers and suppliers, raise the productivity of employees throughout the business and reduce costs. Many mid-sized and larger businesses are meeting these challenges by leveraging the increased functionality, flexibility and access to information offered by financial management systems based on client/server technologies.

    In the past, information technology architectures, particularly the centralization of information on mainframe systems and minicomputers, prevented businesses from using their financial management systems for purposes other than maintaining financial records and processing accounting transactions. These systems were based on a centralized processing and reporting model which was inflexible and did not allow effective integration with other systems or ready access to information.

    With the advent of client/server technologies, however, businesses are better able to use information from their financial management systems to respond to rapidly changing market conditions. The acceptance of client/server systems has been driven by their ability to combine the ease of use and data accessibility of personal computers with the high-volume processing and data storage capabilities of minicomputer and mainframe systems. Client/server-based financial management systems offer real-time information access and distributed processing which enable businesses to increase the speed of decision making and enhance employee productivity. When integrated with Internet technologies, client/server systems provide employees throughout the business and key customers and suppliers with access to critical information.

    Businesses employing client/server financial management systems can generally be grouped into two market segments: (i) the corporate or middle market (the "Corporate Market") and (ii) the enterprise or high-end market (the "Enterprise Market"). The Corporate Market generally consists of businesses with $1 million to $250 million in revenues and 10 to 2,500 employees. In contrast, the Enterprise Market generally consists of companies with revenues in excess of $250 million and more than 2,500 employees. Although many Corporate Market businesses have formal information technology (IT) departments, Corporate Market companies typically have fewer IT resources than Enterprise Market companies. In addition, whereas Corporate Market businesses have historically employed financial management systems based on LANs, minicomputers and mainframes, Enterprise Market companies have principally used mainframe financial management systems.

    Businesses in the Enterprise Market were the first to adopt client/server architecture as the standard for new implementations of financial management systems. More recently, businesses in the Corporate Market have also begun to demand financial management systems based on client/server technology. However, client/server financial management systems designed for the Enterprise Market have not been widely implemented by Corporate Market businesses because they are generally too complex and take too long and cost too much to implement. Furthermore, the implementation of client/server financial management systems designed for the Enterprise Market often requires significant business process re-engineering that is overly burdensome for Corporate Market businesses, especially smaller Corporate Market businesses.

CORPORATE MARKET FINANCIAL MANAGEMENT SYSTEM NEEDS

    Corporate Market businesses have a number of key business requirements that are different from those of Enterprise Market businesses. The Company believes that Corporate Market businesses require a client/server financial management system that is cost-effective, designed for Microsoft technologies, easy to customize and use and scalable.

    Corporate Market businesses generally have fewer IT resources than businesses in the Enterprise Market. As a result, these businesses require cost-effective software solutions from vendors that can provide a substantial amount of assistance during the software system selection and implementation process as well as ongoing local support and service. These businesses also require systems that can be rapidly implemented and are easy to learn, use and modify.

    In order to ensure ongoing compatibility, supportability and ease of maintenance, many Corporate Market businesses are standardizing on Microsoft technologies, most notably Windows NT, Windows 95 and SQL Server. For example, according to International Data Corporation estimates, Windows NT is the fastest growing server operating system for new client/server applications. Many Corporate Market businesses are requesting a financial management system that takes full advantage of Microsoft technologies. Systems that are 32-bit and native to Windows currently offer the optimal Microsoft-standard solution.

    Many Corporate Market businesses experience rapid growth and have evolving business models. These businesses require financial management systems that can be customized quickly and cost-effectively to accommodate the constantly changing nature of their business systems and procedures. The Company believes that financial management systems must allow Corporate Market businesses to easily modify windows, to integrate third-party solutions and to quickly write and seamlessly integrate custom applications.

    Finally, Corporate Market companies require financial management systems that can be scaled up as their businesses grow. This requirement is best met by products that offer broad functionality and scalable processing capabilities, and that have an open and flexible architecture that can easily incorporate additional technologies, including Internet technologies which can extend the availability of information from the financial management system to employees across the business and to key customers and suppliers.

THE GREAT PLAINS SOFTWARE SOLUTION

    The Company designs, develops, markets, sells and supports its client/server financial management products based on the following principles:

    OPTIMIZE PRODUCTS FOR LEADING TECHNOLOGIES. The Company has consistently focused on identifying leading technologies and integrating them into its products. In particular, the Company's products are designed for Microsoft technologies, including Windows NT, Windows 95, SQL Server, Internet Explorer, Internet Information Server, Visual Basic, Visual Basic for Applications and C++. Due to their flexible 32-bit open architecture, the Company's products can also be integrated with technologies from other leading suppliers, such as Netscape, Citrix Systems, IBM/Lotus and Novell.

    LEVERAGE PARTNER NETWORK. The Company has made a significant investment in building an experienced, knowledgeable and highly motivated Partner network, which consists of VARs, systems integrators, Big Six and other accounting firms, ISVs and specialized software consultants. The Company's products are sold and implemented exclusively through its extensive network of Partners. The Company believes that its Partners have a significant influence over product choices by customers, and that the Company's relationships with its Partners are essential to the Company's success. Through its Partner network, the Company is able to provide customers with trained and knowledgeable software professionals who are available locally to implement its systems as well as provide ongoing service and technical support. Many of the Partners customize the Company's products to fit individual business needs and develop software applications that integrate with and extend the functionality of the Company's products.

    PROVIDE AWARD-WINNING SERVICE AND TECHNICAL SUPPORT. The Company believes that prompt and effective service and technical support are essential elements of a complete financial management software solution, and dedicates significant resources to delivering timely, reliable and cost-effective service to its customers and Partners. The Company has received numerous industry awards for its customer and Partner service, including the 1996 Positive Performer Grand National Award for excellence in customer service from Inc. magazine and MCI Communications.

    MEET BROAD SPECTRUM OF CORPORATE MARKET NEEDS. The Company's client/server product lines, Dynamics C/S+ and Dynamics, are designed to meet the broad spectrum of financial management needs of the Corporate Market. Dynamics C/S+ is designed for businesses in the Corporate Market that have high volume processing requirements, complex financial management needs and formal IT departments. Dynamics is designed for Corporate Market businesses that need a Windows client/server solution that is cost-effective and flexible, but does not require IT personnel dedicated to database administration. Whereas Dynamics C/S+ is designed for Corporate Market businesses that are typically migrating their financial management systems from minicomputers and mainframes, Dynamics is designed for businesses that are migrating from LANs to client/server systems. The Company's customers can easily and cost-effectively upgrade from Dynamics to Dynamics C/S+ as their businesses grow and financial management software needs evolve.

    ENABLE RAPID IMPLEMENTATION, EASE OF USE AND CUSTOMIZATION. The Company has designed its software for rapid implementation. The Company's products, which are based on the Windows-interface standard, are easy to learn and use. The Company also offers a suite of tools that allow its customers and Partners to easily modify and create windows and reports, to integrate third-party solutions and to quickly write and seamlessly integrate custom applications. In addition, customers and Partners can accomplish similar customization using industry-standard, third-party tools, such as Microsoft Visual Basic and Visual Basic for Applications, Crystal Reports and FRx financial report writer.

    IMPROVE INFORMATION ACCESS. The architecture and design of the Company's client/server products allow customers to quickly and easily access real-time information. Instead of having to print and analyze reports to locate data, customers can use the extensive "drill down" capabilities of the products to gain online access to information contained throughout the financial management system. In addition, customers can easily transfer information from the Company's client/server products to desktop applications, such as Microsoft Word and Excel, for analysis and dissemination.

    INTEGRATE AND LEVERAGE INTERNET TECHNOLOGIES. The Company's products employ Internet technologies to facilitate financial reporting, analysis and communication both within an organization and with its customers and suppliers. In addition, Dynamics.Order, the Company's electronic commerce solution, allows customers of Corporate Market businesses to place and track orders over the Internet. The Company believes that enabling easy, cost-effective and security-enhanced communication and information sharing among employees as well as facilitating order placement with customers are important elements of a Corporate Market financial management system.

STRATEGY

    The Company's strategy is to extend its position as a leading provider of Microsoft Windows NT client/server financial management systems to the Corporate Market. The following are the key elements of the Company's strategy:

    EXTEND TECHNOLOGY LEADERSHIP. The Company has a strong record of technical innovation and leadership and intends to continue to invest in the development of new technologies and products. The Company's client/server product lines, Dynamics C/S+ and Dynamics, were among the first financial management systems in the Corporate Market to receive Microsoft Windows 95 (Dynamics C/S+ and Dynamics) and Microsoft BackOffice (Dynamics C/S+) logo compliance (recognition from Microsoft that they meet the development criteria for Windows 95 as well as Microsoft BackOffice technologies, including Windows NT and SQL Server). In addition, the Company's client/server products have received industry awards, including an Editors' Choice Award from PC Magazine and a Reviewers' Choice Award from Personal Computing Magazine in the United Kingdom. The Company believes that its open, componentized, multi-tier client/server architecture is well-suited for the ongoing integration of new technologies. This architecture has allowed the Company to be among the first to market Internet-enabled financial management solutions for Corporate Market businesses. The Company maintains a research team dedicated to assessing new and emerging technologies. In addition, the Company intends to maintain its leadership in providing customization capabilities that are essential to businesses in the Corporate Market.

    EXPAND AND STRENGTHEN PARTNER NETWORK. The Company believes that its Partner network has been able to penetrate the Corporate Market by providing high-quality, cost-effective marketing, sales and service. Through its channel development and recruiting efforts, as well as its training, certification and performance recognition programs, the Company intends to continue to expand and strengthen this network. For example, the Company recently instituted a program, Center for Organizational Excellence (CORE), which offers Partners increased training, service and support to help them develop and expand their businesses. The program also provides product and curricula offerings to colleges and universities designed to increase the number of graduates familiar with the Company's products. The Company also hosts a number of business and technology conferences each year, including "Stampede," an annual three-day Partner conference in Fargo, where the Company is headquartered, that had over 1,000 Partner participants in 1996.

    CONTINUE AWARD-WINNING SERVICE AND TECHNICAL SUPPORT. The Company believes that prompt and effective service and technical support are essential elements of a complete financial management software system and are vital to maintaining customer and Partner satisfaction. The Company has received numerous industry awards for its customer and Partner service, and continues to invest in its support infrastructure. For example, the Company is expanding its existing Internet-based technical support to customers and Partners. The Company believes that its initiatives will further increase the timeliness and effectiveness of its service and technical support.

    SUPPORT DOS-BASED PRODUCTS AND MIGRATE CUSTOMERS TO CLIENT/SERVER. The Company intends to continue to support customers who use its DOS-based product, Great Plains Accounting, and to offer specialized pricing programs and tools to migrate these customers to its client/server products. In addition, the Company has developed and is marketing migration tools for moving customers from competitors' DOS-based accounting systems to its client/server financial management systems.

    EXPAND GLOBAL PRODUCT OFFERING AND INFRASTRUCTURE. The Company currently sells its products through international Partners and a subsidiary located in the United Kingdom to markets in the following geographic regions: Western and Eastern Europe, Australasia, Southern Africa, the Middle East and Southeast Asia. The Company's client/server products have been sold in approximately 50 countries.

The Company intends to expand its global infrastructure by entering into additional international distribution agreements, acquiring certain existing distributors and pursuing the acquisition of related software products or companies.

    MAINTAIN GREAT PLAINS SOFTWARE VALUES. Great Plains Software is deeply committed to developing and sustaining long-term relationships with its Partners, customers, employees and suppliers. The Company has been built on a Mission Statement and a set of Shared Values that express this commitment. The Company believes that a continued commitment to its Mission Statement and these values results in higher employee, customer and Partner satisfaction.

                    GREAT PLAINS SOFTWARE MISSION STATEMENT

    To improve the life and business success of Partners and Customers by providing superior financial management software, services and tools.

                      GREAT PLAINS SOFTWARE SHARED VALUES

    We must:

    1. Foster a close relationship with our Partners and Customers that will result in a better understanding of what they are experiencing;

    2. Encourage innovation, independent action, team spirit and personal growth in all employees;

    3.  Ensure that everything we do reflects exceptional levels of quality;
       and

    4.  Demonstrate high integrity in all business relationships.

TECHNOLOGY

    The Company's products leverage key Microsoft technologies and are based on the following strategies:

    32-BIT OPTIMIZATION FOR WINDOWS NT AND WINDOWS 95. The Company's client/server products are 32-bit applications optimized for Windows NT and Windows 95, and are among the few financial management systems that can be integrated with Visual Basic for Applications, which the Company has licensed from Microsoft. In addition, as 32-bit applications, the Company's client/server products are among the few financial management systems that support Windows NT on both the desktop and the server, which maximizes the performance and fault tolerance capabilities of Windows NT.

    MICROSOFT SQL SERVER OPTIMIZATION. Dynamics C/S+ is optimized for the latest releases of Microsoft SQL Server and includes over 4,000 stored procedures to enhance distributed processing, overall performance and data integrity. The Company's implementation of Microsoft SQL Server and Windows NT also enhances data accessibility and system scalability.

    NATIVE WINDOWS NT AND WINDOWS 95 IMPLEMENTATION. The Company's client/server products are designed to take full advantage of Windows NT and Windows 95 capabilities, unlike "screen scraper" products that have a graphical interface grafted onto DOS-based or legacy software systems. The Company believes that its design philosophy has resulted in products that are easier to use and more intuitive because they adhere closely to the same interface standards as Windows desktop applications. Moreover, as native Windows applications, the Company's client/server products require less memory and enable more efficient multi-tasking than screen-scraper products.

    COMPONENTIZED FUNCTIONALITY. The business rules, or financial logic, of the Company's products have been designed and developed into "logic components." This "componentization" or "object orientation" of the product allows the Company to use software code multiple times within a product and from product to product, increasing the speed with which new applications and product extensions can be developed. The componentized architecture of the Company's products also allows Company and third-party applications to share a common user interface thereby creating a seamless and easy to use environment for customers. Moreover, the Company makes certain components available to ISV Partners, which facilitates their ability to integrate third party applications into the Company's client/server products.

    MULTI-TIER CLIENT/SERVER ARCHITECTURE. The multi-tier client/server architecture of the Company's products enhances the processing flexibility and efficiency of its products by allowing processing to occur on the desktop computer, the application server or the database server. In addition, this architecture enhances scalability and deployment capabilities over wide area networks and the Internet.

    INTERNET INTEGRATION. The Company has deployed and is continuing to develop Internet products to extend the availability of information from financial management systems to employees across the business and key customers and suppliers. The Company's client/server products take advantage of leading Internet technologies, including Microsoft Internet Explorer, Netscape Navigator, Microsoft Internet Information Server, FrontPage, ActiveX and Java.

PRODUCTS

    The Company's client/server product lines, Dynamics C/S+ and Dynamics, consist of a suite of financial applications and a suite of customization and development tools. The Company also offers a DOS- and Macintosh-based product, Great Plains Accounting.

  DYNAMICS C/S+

    First released in July 1994, Dynamics C/S+ is the Company's client/server financial management system for Corporate Market businesses that have high volume processing requirements, complex financial management needs and formal IT departments. These businesses require the distributed processing and increased throughput delivered by Windows NT, Microsoft SQL Server and the multi-tier architecture of the Company's products. Dynamics C/S+ has received several industry awards and was one of the first client/server financial management systems to receive Microsoft Windows 95 and BackOffice logo compliance. The Dynamics C/S+ implementation of Windows NT allows deployment on either Intel or Digital's Alpha processor technology.

  DYNAMICS

    First released in February 1993, Dynamics is the Company's client/server financial management system for Corporate Market businesses that need a Windows client/server solution that is flexible and cost-effective, but does not require IT personnel dedicated to database administration. Dynamics is built on the same foundation as Dynamics C/S+ and leverages leading Microsoft technologies, including Microsoft Windows 95, Windows NT and Visual Basic. Dynamics has received several industry awards and was one of the first client/server financial management applications to receive Windows 95 logo compliance.

    The following table provides selected information relating to the Dynamics C/S+ and Dynamics client/server product lines:


                              DYNAMICS C/S+                DYNAMICS
                              ---------------------------  ---------------------------
INITIAL RELEASE DATE          July 1994                    February 1993
CURRENT VERSION/
  RELEASE DATE                3.15/November 1996           3.2/March 1997
TARGET MARKET:
  REVENUES                    $25 to $250 million          $1 to $25 million
  EMPLOYEES                   250 to 2,500                 10 to 250
CLIENT OPERATING SYSTEMS      Windows NT                   Windows NT
                              Windows 95                   Windows 95
                                                           Macintosh O/S
SERVER OPERATING SYSTEM(S)    Windows NT                   Windows NT (Intel)
                              (Intel and Alpha)            Novell NetWare
PRIMARY DATABASE              Microsoft SQL Server         Btrieve Server
TYPICAL SYSTEM
  PRICE RANGE*                $30,000 to $75,000           $5,000 to $20,000
--------------
* The Dynamics C/S+ typical system price range is based on systems with eight to 24 users and three to six modules. The Dynamics typical system price range is based on systems with one to 12 users and four to six modules. The system price is the price paid by the customer to a Partner and does not represent sale proceeds to the
  Company.

  CLIENT/SERVER PRODUCT FUNCTIONALITY

    The Company's client/server product lines, Dynamics C/S+ and Dynamics, consist of a suite of financial applications and a suite of development and customization tools. These suites, which are offered across both product lines, address similar business needs yet provide features and technologies specifically designed for the distinct requirements of Dynamics C/S+ and Dynamics customers.

    The financial applications offered with both client/server products automate the critical accounting and distribution functions of Corporate Market businesses. These applications can be grouped into two categories:

        ACCOUNTING APPLICATIONS deliver such essential functionality as general ledger, accounts receivable, accounts payable, invoicing and payroll. In addition, one of the Company's Internet applications, Dynamics.View, provides employees across a business with access to financial information via a Web browser.

        DISTRIBUTION APPLICATIONS provide inventory management, sales order processing and purchase order processing. In addition, Dynamics.Order, the Company's electronic commerce application, allows customers of Corporate Market businesses to place and track orders over the Internet.

    The Company's suite of development and customization tools, DynamicTools, allows customers and Partners to customize and extend the functionality of Dynamics C/S+ and Dynamics. Key tools in the DynamicTools suite are Dexterity, Modifier, Visual Basic for Applications, Report Writer, Continuum for Visual Basic and NetTools. Dexterity enables customers and third party developers to create applications that seamlessly integrate with, and have the same look and feel as, the Company's client/server applications. Modifier is used to customize windows and cursor navigation. The Company's implementation of Visual Basic for Applications, under license from Microsoft, allows the Company's client/server products to be integrated with customer-specific or industry-standard applications or easily customized to fit specific customer needs. Report Writer allows for the creation and modification of reports. Continuum for Visual Basic facilitates integration between the Company's client/server products and Microsoft Visual Basic applications through the use of wizards (online instruction guides) and point-and-click operations. NetTools facilitates the integration of the Company's client/server products with leading Internet technologies.

  GREAT PLAINS ACCOUNTING

    The Company's Great Plains Accounting product is available for DOS and Macintosh operating systems in LAN and single user environments. Great Plains Accounting includes a suite of financial applications that provides customers with a broad range of features and functions. The Company's most recent version of Great Plains Accounting, Version 9.0, released in February 1997, will be marketed primarily to existing Great Plains Accounting customers. The Company is actively promoting the migration of its Great Plains Accounting customers to its client/server products. The Company's revenues from its Great Plains Accounting product have been declining, and the Company expects that these revenues will continue to decline in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues."

SALES AND MARKETING

    SALES. The Company sells, implements and supports its products exclusively through its Partner network consisting of VARs, specialized software consultants, ISVs, systems integrators and Big Six and other accounting firms. The Company's Partners are independent organizations that perform some or all of the following functions: sales and marketing; systems implementation and integration; software development and customization; and ongoing consulting, training, service and technical support. In many instances, a Partner's primary source of income is derived from selling, implementing and supporting the Company's products.

    The Company believes that its Partners have a significant influence over product choices by customers and that its relationships with its Partners are an essential element in its marketing, sales and implementation efforts. Through its Partner network, the Company is able to provide customers with trained and knowledgeable software professionals who are available locally to implement its systems as well as provide ongoing service and support. Many of the Company's Partners customize the Company's systems to fit individual business needs and develop industry-specific software applications that integrate with and extend the functionality of the Company's products.

    The Company actively recruits Partners through channel development groups and has specialized strategies aimed at recruiting and supporting ISVs and accounting firms. Partners are required to undergo extensive training and certification procedures before being authorized to sell and implement the Company's products and must maintain certain standards and sales volumes to retain such authorization.

    The Company has established cooperative relationships with several international Partners to further the international distribution of its products, which involves localizing and translating its products, locating and training qualified VARs, marketing its products and providing ongoing customer service and technical support. The Company has a subsidiary located in the United Kingdom and plans to establish another subsidiary to conduct business in Australasia. International Partners typically pay localization and translation costs for the Company's software in exchange for exclusive distribution rights, while the Company retains ownership of the localized version of the software. The Company and its international distributors have developed localized language versions of its client/server products, including Arabic, Polish, Russian, German and Portuguese, with a Spanish version expected to be released in fiscal 1998. In addition, the Company has developed localized versions for the United Kingdom, Australia, New Zealand, South Africa and French-speaking Canada. These versions have been modified to satisfy local accounting or tax requirements and include international features, such as compatibility with value-added-tax and European Intrastat reporting requirements, localized charts of accounts, multi-currency capabilities and transaction code analysis. The Company's product architecture is designed to facilitate the translation, localization and maintenance of multilingual, multinational versions.

    MARKETING. The Company is focused on building market awareness and acceptance of the Company and its products as well as on generating qualified customer and Partner leads. Customer leads are pursued by Partners with assistance from the Company's sales personnel.

    The Company has a comprehensive marketing strategy with several key components: image and awareness building, direct marketing to both prospective and existing customers, a strong Web presence, broad-scale events with strategic partners and local marketing with Partners. The Company's corporate image strategy includes national advertising in key financial, business and technology publications as well as Web-based advertising. The Company's direct marketing includes ongoing direct mail efforts to existing and prospective customers. For prospective customers, the Company also offers seminars and self-qualifying tools to assist them in selecting client/server financial management systems. Seminars are offered in conjunction with Partners in their local or industry-specific markets. The Company's Web-based marketing is designed to generate new leads for the Company. The Company increases product awareness by sponsoring large scale events and seminars for prospective customers with key industry partners, such as Microsoft, Digital and IBM. Such events have included satellite product launch events and video-teleconference-based technical seminars. Finally, the Company's marketing strategy is designed to take advantage of the Company's Partner network by including cooperative marketing programs designed for Partners' local markets.

CUSTOMERS

    The Company's client/server products offer functionality and scalability to suit a wide range of Corporate Market businesses, from fast-growing entrepreneurial businesses to divisions of large enterprises. In addition, the Company's client/server products, implemented alone or with an industry-specific third party application, have been purchased by companies in a wide variety of industry types, such as:

Advertising                      Healthcare                        Non-Profit
Broadcasting                     Hospitality                       Professional Sports
Computer Software                Information Services              Publishing
Construction                     Insurance and Financial Services  Retail
Distribution                     Internet Software and Services    Telecommunications
Education                        Manufacturing                     Transportation

CUSTOMER CASE STUDIES

    The following case studies illustrate the selection, implementation and use of Dynamics C/S+ and Dynamics by certain of the Company's customers. Not every customer implementation of the Company's products achieves the same level of success.

  DOVER CORPORATION CANADA, LTD.

    Dover Corporation Canada, Ltd. ("Dover") sells, services and installs elevators, escalators and industrial conveyor belts throughout Canada. Dover has approximately 500 employees in its corporate headquarters and approximately 40 branch offices across Canada. Dover's previous financial management applications were proprietary and approximately 15 years old. Information flow between the corporate and branch offices, including accounting and project management reporting, suffered from a time lag of about 45 days and, as a result, information available at branch offices often differed from information available at headquarters.

    Dover is replacing its centralized mainframe system with a Dynamics C/S+ solution that will link the financial system in its corporate headquarters with all branch offices. The system presently has about 110 authorized users, with more users being added monthly.

    In addition to benefiting from the broad functionality inherent in Dynamics C/S+, Dover employees across Canada are gaining online access to information in the Dynamics C/S+ financial management system through a WAN and the Internet. Furthermore, a Great Plains Software Partner has written an industry-specific application using DynamicTools which allows Dover to better manage its remote sales and service force and provide them with real-time integration with Dynamics C/S+.

  PROTECTION ONE ALARM MONITORING, INC.

    Protection One Alarm Monitoring, Inc. ("Protection One"), with approximately 950 employees, provides security alarm monitoring services, and sells, installs and services security alarm systems for residential and small business subscribers across the western United States. The company is the largest residential security alarm company in the western United States and ranks among the largest in the country in terms of customer base.

    Security industry software systems such as the system previously used by Protection One are typically comprised of two or more applications--a financial package and specialized alarm monitoring software. Protection One determined that its existing applications were unable to accomodate its expected future growth. In addition to broad and flexible financial management functionality, Protection One required a system that integrated seamlessly with several custom-developed alarm monitoring applications.

    The solution now used by Protection One integrates Dynamics C/S+ with industry-specific applications developed by a Great Plains Software Partner. In particular, the Partner used the Great Plains Software development tool suite, DynamicTools, to develop a specialized alarm monitoring solution that seamlessly integrates with Dynamics C/S+ to handle the approximately 1.5 million alarm signals a month that Protection One receives. This integrated solution allows appropriate personnel in the organization to respond to customer inquiries and address alarm signals, including life-threatening emergencies, that might arise in the alarm monitoring center, and provides Protection One with a comprehensive and seamlessly integrated financial, administrative and service management system with a common customer database.

  SBS CORPORATION

    SBS Corporation ("SBS"), with approximately 40 employees, provides hardware, software and services to financial institutions primarily serving the southeastern United States. SBS offers products and services which enable its customers to provide optical storage, loan document processing, telephone banking and check imaging solutions.

    The financial management system previously used by SBS was a DOS-based solution that did not automate key processes. For example, sales proposals and quotes were created in Microsoft Word, but information was re-entered as a sale moved forward from proposal to order to billing. This inefficient process made it difficult to monitor the status of a sale and was labor intensive.

    SBS migrated to a Dynamics solution in July 1995 and reports that it has streamlined processes and measurably increased productivity. SBS relies on the "enter-data-once" design of Dynamics to automate workflow relating to the sales process. The Dynamics Sales Order Processing application provides SBS with the ability to enter data once and use it throughout the sales process, from the quote stage to orders, back orders, invoices and returns. The status of an order can be monitored by any Dynamics user. This workflow design has streamlined processes, improved accuracy and increased staff productivity. In addition, SBS has been able to integrate its Dynamics system with Microsoft Word and Excel.

PARTNER CASE STUDIES

    The Company has made a significant investment in building an experienced, knowledgeable and highly motivated Partner network. The following case studies describe key characteristics and business attributes for three of the Company's larger Partners. Not every Partner has experienced or will experience the same level of success.

  THE TAYLOR GROUP

    The Taylor Group sells, implements and supports financial and manufacturing software throughout the northeastern United States. The Taylor Group also develops, markets and supports its own "plug and play" applications that enhance Great Plains Software products. These applications are distributed by approximately 172 VARs around the world that maintain relationships with both The Taylor Group and Great Plains Software.

    Founded as a single-person business in 1987, The Taylor Group had 36 employees as of December 31, 1996, including support technicians, consultants, systems engineers, programmers and sales and marketing executives. Approximately 60% of the formal training of this staff is obtained through programs offered by Great Plains Software.

    In 1996, the Taylor Group's revenue was evenly divided among sales of Great Plains Software products, its own software applications that enhance Great Plains Software products and related services. It discontinued offering competing products approximately five years ago. As of December 31, 1996, The Taylor Group was providing service to an installed base of 90 Dynamics customers, 13 Dynamics C/S+ customers and 129 Great Plains Accounting customers.

  FINANCIAL SYSTEMS CONSULTING, INC.

    Financial Systems Consulting, Inc. ("FSC") sells, implements and supports financial management software and provides management consulting services in the southwestern United States. In business since 1993, FSC was authorized as a Great Plains Software VAR in November 1995 and currently focuses primarily on Dynamics C/S+. In the year ended December 31, 1996, its first as a Great Plains Software Partner, FSC implemented Dynamics C/S+ for 28 customers.

    As of December 31, 1996, FSC had 19 employees in offices in Los Angeles, San Diego, San Francisco and Phoenix. Prior to becoming authorized as a Great Plains Software VAR, FSC had been a leading reseller of a competing product. During FSC's first twelve months as a Great Plains Software Partner, approximately 45% of its revenues were derived from the sale of Great Plains Software products, third-party applications that enhance Great Plains Software products and related services.

  INTEGRATED ACCOUNTING SYSTEMS, INC.

    Integrated Accounting Systems, Inc. ("IAS") was founded in 1989 as a single-person firm, providing financial management system consulting and implementation services. In 1992, IAS expanded its business to include the resale of financial management software. As of December 31, 1996, IAS had grown to 19 employees and was recognized as one of the fastest growing private companies in the San Francisco Bay Area for 1996. Since its founding, IAS has focused exclusively on Great Plains Software products.

    In 1996 IAS received approximately 50% of its revenue from service and support and 50% from software sales, of which approximately 10% was derived from the sales of third party applications that integrate with Great Plains Software products. As of December 31, 1996, IAS was providing service to an installed base of 100 Dynamics customers, 6 Dynamics C/S+ customers and 360 Great Plains Accounting customers.

CUSTOMER AND PARTNER SERVICE

    The Company believes that prompt and effective service and technical support is an important component of a complete financial management system and is critical to the long-term satisfaction of its customers and Partners. The Company has received numerous awards for its Partner and customer service, including the 1996 Positive Performer Grand National Award for excellence in customer service from Inc. magazine and MCI Communications.

    The Company was one of the first personal computer software providers to introduce fee-based support plans and guaranteed telephone response times. The Company also maintains profiles and detailed call histories on each of its customers and Partners. These profiles enable support personnel at the Company to respond more effectively to service inquiries, allow the Company to better forecast which customers are likely to purchase new products or upgraded versions of existing products and assist the Company in developing new applications and features that accurately address the needs of the marketplace.

    The Company provides service and technical support through a service organization consisting of 126 employees as of April 30, 1997. The Company provides a variety of training, technical support and service programs for customers which supplement the primary support provided by Partners. The Company offers video, teleconference and classroom training as well as technical support through a toll-free number, its Website and onsite consultations. Telephone support calls are handled by professional support personnel and have various guaranteed response times, depending on the type of support plan purchased. Response times as short as 30 minutes are offered. In addition to its technical support programs, customers are offered software maintenance programs for an annual fee. These programs provide customers with product upgrades and online information and assistance. The Company also offers comprehensive training and product support to its Partners to ensure that they provide the necessary levels of technical support and assistance to customers. Finally, the Company offers its Partners a variety of consulting resources for resale to customers, including strategic implementation planning, project management and product customization.

RESEARCH AND DEVELOPMENT

    Since its inception, the Company has made substantial investments in research and development. During the fiscal years 1994, 1995 and 1996, software development expenses were approximately $10.7 million, $9.3 million and $8.9 million, respectively. As of April 30, 1997, the Company had 160 employees engaged in research and development. For the nine months ended February 29, 1996 and February 28, 1997, software development expenses were approximately $6.4 million and $6.9 million, respectively.

    The Company's research and development efforts employ a standard development process to guide software development through stages of product concept, market requirements analysis, product definition, design specification, coding, testing and release. These efforts are also focused on identifying, developing and integrating leading technologies into its products to better meet customer needs.

INTELLECTUAL PROPERTY RIGHTS AND LICENSES

    The Company regards certain features of its internal operations, software and documentation as its intellectual property. The Company relies on a combination of contract, copyright, trademark and trade secret laws, a mandatory software registration mechanism and other measures to protect its intellectual property. The Company has no patents. The Company believes that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and the timeliness and quality of support services. It is the Company's policy to file for protection of its basic trademarks and service marks in countries in which the Company sells its products either directly or through its international Partners and in countries in which protection is advisable. Despite these measures there can be no assurance that the Company will be able to fully protect its intellectual property. See "Risk Factors--Dependence on Intellectual Property Rights; Risk of Infringement."

    The Company provides its products to customers on a "right-to-use" basis under non-exclusive licenses, which generally are nontransferable and have a perpetual term. The Company typically licenses its products solely for the customer's internal operations.

COMPETITION

    The market for the Company's products is highly competitive and rapidly changing. The Company's primary market consists of businesses in the Corporate Market. The Company's current and prospective competitors offer a variety of solutions for this market. The Company experiences significant competition and expects substantial additional competition from established and emerging software companies that offer products similar to the Company's products and target the same customers as the Company. The Company believes it competes on the basis of (i) product features, functionality, performance and price, (ii) the capacity and capabilities of Partners, (iii) the quality of customer and Partner service and technical support, (iv) sales and marketing efforts, (v) new product and technology introductions, and (vi) company image and stability. The Company believes it competes effectively on each of these factors.

    In the United States, the Company faces a number of competitors both in the Dynamics C/S+ segment of the Corporate Market, including Platinum Software Corporation, and in the Dynamics segment of the Corporate Market, including Solomon Software and State of the Art, Inc. In Canada, the Company's primary competitor is Computer Associates International, Inc. (AccPac and AccPac 2000). Outside North America, the Company also faces competition from a number of other competitors, several of which have significant shares in their home markets. In addition, the Company competes for Corporate Market business with companies primarily targeting the Enterprise Market; several of these competitors, which principally sell UNIX-based systems, offer or have announced their intention to deliver Windows NT solutions. The Company believes that the products from these competitors are neither designed nor priced to meet the needs of the Corporate Market, and that the Company competes effectively against them in the Corporate Market. The Company's products also face competition from providers of industry-specific applications as well as indirect competition from in-house, custom-developed financial management applications.

    Certain of the Company's competitors have substantially greater financial, marketing or technical resources than the Company. There can be no assurance that other companies have not developed or marketed or will not develop or market products that are superior to those of the Company, that are offered at substantially lower prices than those of the Company, or that have or will achieve greater market acceptance than those of the Company. In addition, there can be no assurance that alternative methods of delivering financial management systems will not provide increased competition.

FACILITIES

    The Company's principal administrative, marketing, production and product development facilities consist of an aggregate of approximately 75,000 square feet at two locations in Fargo, North Dakota. Great Plains Software occupies these sites under lease agreements that expire at various times through June 1998. Total rent expense was approximately $693,000, $894,000 and $871,000 during fiscal 1994, 1995 and 1996, respectively. The Company is currently planning to consolidate its two locations into an expanded facility that is expected to be occupied by the Company in fiscal 1999. The Company expects to enter into a sale and leaseback transaction with respect to the new facility, which will be located on land to be acquired by the Company from a director of the Company. See "Certain Transactions." The Company expects that the new facility will result in increased rent expenses.

PRODUCTION

    The principal physical components of the Company's software products are computer media and manuals. The Company prepares master software disks, manuals and packaging materials which are then duplicated by the Company and third party vendors. To date, the Company has not experienced any material difficulties or delays in the manufacture and assembly of its products or material returns due to product defects.

EMPLOYEES

    As of April 30, 1997, the Company had a total of 546 full time equivalent employees ("FTEs"), including 318 FTEs in sales, marketing, technical support and consulting services, 160 FTEs in research and development and 68 FTEs in administration. None of the Company's employees are represented by a labor union. Management believes that its relations with the Company's employees are good.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in litigation arising out of operations in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceedings the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's results of operations or financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company, and their ages and positions are as follows:

NAME                                 AGE                                     POSITION
-------------------------------      ---      -----------------------------------------------------------------------
Douglas J. Burgum..............      40       Chairman of the Board, President and Chief Executive Officer
Raymond A. August..............      35       Chief Technology Officer and Group Vice President, Dynamics C/S+
Terri F. Zimmerman.............      33       Chief Financial Officer and Group Vice President, Finance and
                                                Operations
Michael J. Olsen...............      47       Group Vice President, Corporate Communications
Steven K. Sydness..............      42       Group Vice President, Dynamics
Jodi A. Uecker-Rust............      35       Group Vice President, Heritage Products
Brian R. Carey.................      39       Vice President, Business Development
Michael A. Slette..............      40       Vice President, Human Resources and Legal Affairs
Bradley J. Burgum..............      45       Director and Secretary
Frederick W. Burgum............      51       Director
William V. Campbell............      58       Director
Raymond F. Good................      68       Director
Sanjeev K. Mehra...............      38       Director
J.A. Heidi Roizen..............      39       Director
Joseph S. Tibbetts, Jr.........      44       Director

    DOUGLAS J. BURGUM has served as President of the Company since March 1984, Chief Executive Officer since September 1991 and Chairman of the Board since January 1996. Mr. Burgum was an early investor in the Company, and he initially served as Vice President and a director from March 1983 to March 1984. Before joining the Company, Mr. Burgum was a management consultant in the Chicago office of McKinsey & Company, Inc. Mr. Burgum holds a B.U.S. from North Dakota State University and an M.B.A. from the Stanford University Graduate School of Business.

    RAYMOND A. AUGUST has served as Chief Technology Officer and Group Vice President, Dynamics C/S+ since June 1996. Previously, he served as Chief Technology Officer and Vice President of Product Strategy from June 1995 to June 1996 and Vice President of Product Development from June 1993 to June 1995. Prior to joining the Company in October 1992, Mr. August was a Senior Manager in the Management Consulting Service Practice of Price Waterhouse LLP in New Jersey and New York. He holds a B.S. in Accounting and Computer Science from the University of South Carolina. Mr. August is a Certified Public Accountant.

    TERRI F. ZIMMERMAN has served as Chief Financial Officer since February 1997 and Group Vice President, Finance and Operations since June 1996. Previously, she held the position of Vice President of Finance and Operations from June 1995 to June 1996. Ms. Zimmerman joined the Company as Director of Finance in September 1994. She was previously employed by Deloitte & Touche LLP in Minneapolis as a Senior Manager. Ms. Zimmerman holds a B.A. in Business Administration from the University of North Dakota. Ms. Zimmerman is a Certified Public Accountant.

    MICHAEL J. OLSEN has served as Group Vice President, Corporate Communications, since June 1996. Mr. Olsen served as Vice President of Corporate Communications from September 1995 to June 1996. From 1994 to 1995, Mr. Olsen was Senior Vice President of Himle Horner, Inc., a Minneapolis-based public relations agency. From 1987 to 1994, he was Vice President of Corporate Communications for National Car Rental System, an international car rental company. Prior to such time, he served in various Senior Public Affairs positions in Washington, D.C. Mr. Olsen holds a B.A. in Speech and Drama from North Dakota State University.

    STEVEN K. SYDNESS has served as Group Vice President, Dynamics since June 1996. Mr. Sydness served as Vice President of Business Development from June 1995 to June 1996, Vice President of Sales from June 1994 to June 1995 and Vice President of Strategic Planning from June 1993 to June 1994. From February to November of 1992, Mr. Sydness took a leave of absence from the Company during which he was a candidate for the United States Senate. Prior to joining Great Plains Software in January 1987, he was employed by Dr. Henry Kissinger Associates and the management consulting firm McKinsey & Company, Inc. in their New York and Tokyo offices. Mr. Sydness holds a B.A. from Principia College and an M.B.A. from Harvard Business School.

    JODI A. UECKER-RUST has served as Group Vice President, Heritage Products since June 1996. Ms. Uecker-Rust was Vice President of Employee Services from June 1995 to June 1996, Vice President of Operations, and later Vice President of Operations and Administration from July 1993 to June 1995 and Director of Operations from October 1990 to July 1993. Ms. Uecker-Rust joined the Company in 1984 after being employed by Honeywell Inc. in Minneapolis. She holds a B.S. in Industrial Engineering from North Dakota State University.

    BRIAN R. CAREY has served as Vice President of Business Development since July 1996. Mr. Carey was Vice President of Product Development from June 1995 to June 1996. He was General Manager and later Vice President and General Manager of the Small Business Systems Unit of the Company from August 1992 to June 1995. Mr. Carey joined the Company in June 1989. Before such time, he was employed by First Interstate Bancorp, where he was Senior Vice President and Manager of the Retail Banking Division. Previously, Mr. Carey was employed by Xerox Corporation in Minneapolis as a Sales Executive. He holds a B.S. in Marketing from Moorhead State University.

    MICHAEL A. SLETTE has served as Vice President of Human Resources and Legal Affairs since June 1996. Mr. Slette was Vice President of Business Development and Legal Affairs from June 1995 to June 1996 and Vice President of Finance from June 1988 to June 1995. Mr. Slette joined the Company in 1982 and, prior to such time, was employed by the Minneapolis-based accounting firm Adrian S. Helgeson & Co. He holds a B.A. in Business Administration and Accounting from Concordia College. Mr. Slette is a Certified Public Accountant.

    BRADLEY J. BURGUM has served as a director of the Company since 1984 and as Secretary since January 1996. Mr. Burgum has practiced law in Casselton, North Dakota for 19 years and is currently a shareholder and President of the Burgum & Irby Law Firm, P.C. He has served on the Board of Directors for the Arthur Companies, Inc., a privately-held diversified agribusiness corporation, since 1974. Mr. Burgum holds a B.S. in Business Economics from North Dakota State University and a J.D. from the University of North Dakota School of Law. Mr. Burgum is a Certified Public Accountant.

    FREDERICK W. BURGUM has served as a director of the Company since 1988. Mr. Burgum has been Chairman of the Board of the Arthur Companies, Inc. since 1984 and has served as its Chief Executive Officer since June 1992. He has served as Senior Vice President and a director of the First State Bank of North Dakota since 1972. Mr. Burgum is a veteran of the United States Army and holds a B.Ph. from the University of North Dakota.

    WILLIAM V. CAMPBELL has served as a director of the Company since March 1997. Mr. Campbell has been the President and Chief Executive Officer of Intuit Inc. since April 1994. Prior to joining Intuit Inc., Mr. Campbell was President and Chief Executive Officer of GO Corporation, a pen-based computing software company, from January 1991 to December 1993. He was the founder, President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer, from 1987 to January 1991. Mr. Campbell has also held senior executive positions at Apple Computer and senior management positions at Kodak and J. Walter Thompson, an advertising agency in New York. Mr. Campbell also serves on the Board of Directors of SanDisk, Inc. Mr. Campbell holds both a B.S. and a M.S. in Economics from Columbia University. He is presently a director of the National Football Foundation and Hall of Fame.

    RAYMOND F. GOOD has served as a director of the Company since 1988. He is an independent executive consultant and a director of the Astrocom Corporation, a publicly-held company based in Minneapolis. From 1986 to 1992, he was a partner of Regis McKenna. Mr. Good has also served as Vice President of Marketing Strategy for Control Data Corporation, President of Heinz USA, Chief Executive Officer of The Pillsbury Consumer Group, and Chairman of the Board and Chief Executive Officer of Munsingwear, Inc. Earlier in his career, he served as a management consultant in the New York office of McKinsey & Company, Inc. Mr. Good is a veteran of the United States Marine Corps. He holds a B.S. from the University of Connecticut and an M.B.A. from Harvard Business School.

    SANJEEV K. MEHRA has served as a director of the Company since June 1994. He is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co. and serves on the Boards of Directors of several privately-held companies. Prior to joining Goldman, Sachs & Co. in 1986, he was a Research Analyst at McKinsey & Company, Inc. from 1982 to 1984. Mr. Mehra holds a B.A. from Harvard University and an M.B.A. from Harvard Business School.

    J.A. HEIDI ROIZEN has served as a director of the Company since February 1997. Previously, she served as Vice President of World Wide Developer Relations for Apple Computer from 1996 to 1997 and as Chief Executive Officer of T/Maker Company from 1983 to 1996. Ms. Roizen was a member of the Board of Directors of the Software Publishers Association from 1987 to 1994 and served as President of the association from 1988 to 1990. She is a member of the Stanford University Board of Trustees Nominating Committee and a Public Governor of the Pacific Stock Exchange. Ms. Roizen holds a B.A. in English from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

    JOSEPH S. TIBBETTS, JR. has served as a director of the Company since October 1996. He has served as Vice President, Finance and Administration, Chief Financial Officer and Treasurer of SeaChange International, Inc., a publicly-held company based in Maynard, Massachusetts, from June 1996 to the present. From November 1976 to June 1996, Mr. Tibbetts was employed as a Certified Public Accountant by Price Waterhouse LLP. He became a Partner of the firm in 1986 and the National Director of its Software Services Group in 1991. Mr. Tibbetts holds a B.S. in Business Administration from the University of New Hampshire and is a graduate of the Stanford Business School Executive Program for Growing Companies.

    Douglas J. Burgum and Bradley J. Burgum are brothers, and Frederick W. Burgum is their cousin.

CLASSES OF DIRECTORS

    Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Good and Tibbetts and Ms. Roizen will serve in the class whose term expires in 1997; Messrs. Bradley J. Burgum, Campbell and Mehra will serve in the class whose term expires in 1998; and Messrs. Douglas J. Burgum and Frederick W. Burgum will serve in the class whose term expires in 1999. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires.

EXECUTIVE OFFICERS

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified.

BOARD COMMITTEES

    The Company's Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants and reviewing the financial statements of the Company.

Messrs. Bradley Burgum (Chairman), Good and Mehra are currently the members of the Audit Committee. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of the Company to the Board of Directors and for administering the Company's stock plans. Messrs. Good (Chairman), Frederick Burgum and Mehra are currently the members of the Compensation Committee.

LIMITATION OF LIABILITY

    The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") limit the liability of directors in their capacity as directors to the full extent permitted by Minnesota law. Under the Restated Articles and the Minnesota Business Corporation Act, a director of the Company is not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of the provision in the Restated Articles limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. Also, the provisions do not limit the liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities law.

DIRECTOR COMPENSATION

    Each non-employee director of the Company will receive $1,000 for each meeting of the Board of Directors and $500 for each committee meeting attended and an annual $6,000 retainer paid in quarterly installments. The Company also reimburses non-employee directors for expenses incurred in attending Board meetings. Non-employee directors of the Company will receive stock options under the Company's Outside Directors' Stock Option Plan (the "Directors' Plan"), which will become effective upon consummation of this offering. The Directors' Plan provides that each non-employee director will receive an automatic grant of a nonqualified stock option to purchase 15,000 shares of Common Stock upon initial election to the Board of Directors (vesting in three equal installments on each of the three 12-month anniversaries following the date of grant). In addition, each current non-employee director holding office upon completion of this offering will receive a nonqualified stock option to purchase 3,000 shares (vesting on the 12-month anniversary following the date of grant). An option to purchase 4,000 shares of Common Stock will be granted to each incumbent non-employee director on the date of each annual shareholder meeting beginning with the 1997 annual meeting (vesting in two equal installments on each of the one-month and 12-month anniversaries following the date of grant). Options granted under the Directors' Plan expire five years from the date of grant. The option price for options granted under the Directors' Plan is equal to the fair market value of a share of Common Stock as of the date of grant. The Company has reserved a total of 150,000 shares of Common Stock for issuance under the Directors' Plan, all of which shares are currently available for future grant.

    On October 29, 1996, the Company granted Joseph S. Tibbetts, Jr. a nonqualified stock option to purchase 20,000 shares of Common Stock. The exercise price of the option granted to Mr. Tibbetts is $6.41 per share, and such option vests in five equal installments on each of the five 12-month anniversaries following the date of grant and expires six years from the date of grant. On February 27, 1997 and March 4, 1997, the Company authorized a grant of nonqualified options to purchase 15,000 shares of Common Stock to each of J.A. Heidi Roizen and William V. Campbell, respectively. The exercise price of such options will be the initial public offering price of the shares offered hereby. Each such option will vest in three equal installments on each of the 12-month anniversaries following the date of grant and expires five years from the date of grant. None of the options authorized to be granted to Messrs. Tibbetts and Campbell and Ms. Roizen were issued under the Directors' Plan.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the year ended May 31, 1996 by (i) the Company's Chief Executive Officer and (ii) the five most highly compensated other executive officers who received annual compensation in excess of $100,000 (together, with the Company's Chief Executive Officer, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     -------------
                                                       ANNUAL COMPENSATION              SHARES
                                                ----------------------------------    UNDERLYING        ALL OTHER
         NAME AND PRINCIPAL POSITION             SALARY       BONUS      OTHER(1)       OPTIONS      COMPENSATION(2)
----------------------------------------------  ---------   ---------   ----------   -------------   ---------------
Douglas J. Burgum,
  Chairman of the Board, President
  and Chief Executive Officer.................  $ 240,000   $  20,000       --            --         $        5,600

Raymond A. August,
  Chief Technology Officer and
  Group Vice President, Dynamics
  C/S+........................................    180,000       5,000       --             13,333             2,157

Terri F. Zimmerman,
  Chief Financial Officer,
  Group Vice President, Finance and
  Operations..................................    115,000       5,000       --             26,667            13,044

Brian R. Carey,
  Vice President, Business
  Development.................................    115,000       6,400       --             13,333             1,617

Steven K. Sydness,
  Group Vice President, Dynamics..............    103,000       3,920       --            --                 13,389

Robin Pederson,
  Former Senior Vice President, Sales and
  Marketing(3)................................    172,000      77,156   $   43,844        266,667             7,866

--------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), other compensation in the form of perquisites and other personal benefits has been omitted for each of the Named Executive Officers (except Mr. Pederson), because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such Named Executive Officers in fiscal 1996.

(2) Such amounts include contributions made by the Company to its 401(k) Profit Sharing Plan on behalf of the Named Executive Officers indicated in the following amounts: Mr. Burgum, $2,800, Mr. August, $2,157; Ms. Zimmerman, $2,044; Mr. Carey, $1,617; Mr. Sydness, $2,389; and Mr. Pederson, $3,819.
    Such amounts also include the Company's payment of membership fees on behalf of the Named Executive Officers indicated in the following amounts: Mr. Burgum, $2,800; Ms. Zimmerman, $11,000; Mr. Sydness, $11,000; and Mr. Pederson, $4,047.

(3) Mr. Pederson served as the Company's Senior Vice President, Sales and Marketing from June 1995 until March 1996. The amount of other annual compensation for Mr. Pederson represents relocation expenses. Of the options to acquire 266,667 shares granted to Mr. Pederson, options relating to

    266,654 shares expired upon Mr. Pederson's resignation of employment with the Company in March 1996.

OPTION GRANTS

    The following table summarizes options granted during the year ended May 31, 1996 to the Named Executive Officers:

                  OPTION GRANTS DURING YEAR ENDED MAY 31, 1996

                                                                                                     POTENTIAL REALIZABLE
                                                  % OF TOTAL                                           VALUE AT ASSUMED
                                                    OPTIONS                                          ANNUAL RATES OF STOCK
                                                  GRANTED TO                                          PRICE APPRECIATION
                                                 EMPLOYEES IN      EXERCISE                           FOR OPTION TERM(5)
                                    OPTIONS         FISCAL           PRICE        EXPIRATION     -----------------------------
NAME                             GRANTED(1)(2)      YEAR(3)      PER SHARE(4)        DATE             5%              10%
-------------------------------  -------------   -------------   -------------   -------------   -------------   -------------
Douglas J. Burgum..............       --              --              --              --              --              --

Raymond A. August..............        13,333             2.2%   $       5.20         7/25/01    $      23,569   $      53,469

Terri F. Zimmerman.............        26,667             4.3            5.44          1/9/02           49,313         111,876

Brian R. Carey.................        13,333             2.2            5.20         7/25/01           23,569          53,469

Steven K. Sydness..............       --              --              --              --              --              --

Robin Pederson(6)..............       266,667            43.1            5.20         7/25/05         --              --

--------------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Company's 1983 Incentive Stock Option Plan. The Options shown in this table, excluding options shown for Mr. Pederson (see Note 6 below), become exercisable at a rate of 20% annually over five years from the date of grant. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation or a sale of substantially all of the Company's assets.

(2) Subsequent to May 31, 1996, the Company granted options to purchase shares of Common Stock to the Named Executive Officers indicated in the following amounts: Mr. Burgum, 53,333 shares at an exercise price of $7.71 per share, and 50,000 shares (conditioned upon consummation of this offering) at an exercise price equal to the initial public offering price of the shares of Common Stock offered hereby; Mr. August, 13,333 shares at an exercise price of $6.41 per share; Ms. Zimmerman, 40,000 shares at an exercise price of $6.41 per share; and Mr. Sydness, 10,000 shares at an exercise price of $6.41 per share.

(3) In fiscal 1996, the Company granted employees options to purchase an aggregate of 619,333 shares of Common Stock.

(4) The exercise price may be paid in cash or in shares of Common Stock with a market value equal to the exercise price.

(5) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(6) Of the options to acquire 266,667 shares granted to Mr. Pederson, options to acquire 266,654 shares expired upon Mr. Pederson's resignation of employment with the Company in March 1996.

YEAR-END OPTION TABLE

    The following table sets forth certain information concerning options to purchase Common Stock exercised by the Named Executive Officers during fiscal 1996 and the number and value of unexercised stock options held by each of the Named Executive Officers as of May 31, 1996.

                             YEAR-END OPTION VALUES

                                                              NUMBER OF SHARES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                                               AT YEAR-END(2)                AT YEAR-END(1)
                                  SHARES       VALUE    ----------------------------  ----------------------------
NAME                             ACQUIRED    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------  ---------  ------------  --------------  ------------  --------------
Douglas J. Burgum.............      --          --          120,000         --         $  535,050         --

Raymond A. August.............      --          --           34,667         45,333        127,930    $    128,220

Terri F. Zimmerman............      --          --            5,333         48,000         12,000          74,000

Brian R. Carey................       4,000   $  12,000        5,333         42,667         12,000          96,150

Steven K. Sydness.............      --          --           26,667         26,667        104,175          60,000

Robin Pederson................          13          16       --             --             --             --

--------------

(1) There was no public trading market for the Common Stock as of May 31, 1996. Accordingly, as permitted by the rules of the Commission, these values have been calculated on the basis of the fair market value of the Company's Common Stock as of May 31, 1996, as determined by the Board of Directors, less the applicable exercise price.

(2) Does not include options to purchase Common Stock granted to Named Executive Officers after May 31, 1996. See "--Option Grants."

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Douglas J. Burgum and Raymond A. August, each of which expires on June 1, 1997. The Company's employment agreement with Mr. Burgum provides that he will serve as Chief Executive Officer of the Company. The Company, at the discretion of its Board of Directors, may provide Mr. Burgum with an annual raise and/or bonus consistent with the Company's practices and subject to Mr. Burgum's performance. Mr. Burgum's current base salary is $252,000. Mr. Burgum is eligible to participate, subject to certain limitations, in the Company's benefit plans for salaried executives. Under the employment agreement, the Board of Directors may terminate Mr. Burgum's employment for cause (as defined in the employment agreement). The employment agreement provides that the Company may terminate Mr. Burgum's employment at any time without cause provided it continues to pay Mr. Burgum's compensation until the later of one year from such termination or June 1, 1997. In addition, the employment agreement also contains nonsolicitation and intellectual property assignment and confidentiality provisions.

    The Company's employment agreement with Mr. August provides that he will serve as Chief Technology Officer of the Company. The Company's Chief Executive Officer may provide Mr. August with an annual raise and/or bonus consistent with the Company practices and subject to Mr. August's performance. Mr. August's current base salary is $200,000. Mr. August is eligible to participate in the Company's benefit plans for salaried executives. Under the employment agreement, the Company may terminate Mr. August's employment, upon a decision of its Chief Executive Officer, for cause (as defined in the employment agreement). The employment agreement provides that the Company may terminate

Mr. August's employment at any time without cause provided it continues to pay, for a two-year period from such termination, Mr. August's annual base compensation, reduced by any income earned by Mr. August from any other source (other than investment income or expense reimbursements) during such two-year period. In addition, the employment agreement also contains noncompetition, nonsolicitation and intellectual property assignment and confidentiality provisions.

    The Company has an agreement with Ms. Zimmerman pursuant to which she will receive a severance payment equal to her annual base salary in the event her employment with the Company is involuntarily terminated following a merger, acquisition or other similar event involving the Company, if such termination occurs on or prior to September 5, 1999. Such severance payment will be reduced by any income earned by Ms. Zimmerman from any other source during such one-year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee of the Company's Board of Directors are Messrs. Frederick Burgum, Good and Mehra. There are no compensation committee interlocks which are required to be disclosed by the rules promulgated by the Commission under the Securities Act.

BENEFIT PLANS

  1997 STOCK INCENTIVE PLAN

    The Company's 1997 Stock Incentive Plan (the "1997 Incentive Plan") provides for the granting of (a) stock options, including "incentive stock options" ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) stock appreciation rights ("SARs"), (c) restricted stock and restricted stock units,
(d) performance awards, (e) dividend equivalents and (f) other stock-based awards. The Company has reserved 1,000,000 shares of Common Stock for issuance under the 1997 Incentive Plan. The 1997 Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee has the authority to establish rules for the administration of the 1997 Incentive Plan; to select the key employees to whom awards are granted; to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards; and to set the terms and conditions of such awards. The Committee may also determine whether the payment of any amounts received under any award shall or may be deferred and may authorize payments representing cash dividends in connection with any deferred award of shares of Common Stock. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine.

    In order to meet the requirements of Section 162(m) of the Code, the 1997 Incentive Plan contains a limitation on the number of options that may be granted to any single optionee in any one calendar year.

    The exercise price per share under any stock option or the grant price of any SAR cannot be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option or SAR. Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the 1997 Incentive Plan are made in accordance with methods and procedures established by the Committee.

    The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

    The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units shall be forfeited, unless the Committee determines otherwise.

    If any shares of Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares or other consideration, the shares previously used for such awards become available for future awards under the 1997 Incentive Plan. Except as otherwise provided under procedures adopted by the Committee to avoid double counting with respect to awards granted in tandem with or in substitution for other awards, all shares relating to awards granted are counted against the aggregate number of shares available for granting awards under the 1997 Incentive Plan.

    The Board of Directors may amend, alter or discontinue the 1997 Incentive Plan at any time, provided that shareholder approval must be obtained for any change that absent such shareholder approval, (i) would violate any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company, or (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the 1997 Incentive Plan.

    Under the 1997 Incentive Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award.

    On February 27, 1997, an option to purchase 50,000 shares at an exercise price equal to the initial public offering price of the shares offered hereby was authorized to be granted under the 1997 Incentive Plan to Douglas J. Burgum, conditioned upon consummation of this offering. See "Management-- Executive Compensation--Option Grants." Except for such option, no options or other awards have been granted under the 1997 Incentive Plan.

  1983 STOCK OPTION PLAN

    The Company's 1983 Incentive Stock Option Plan, as amended (the "1983 Stock Option Plan"), provides for the grant of options to purchase shares of Common Stock to any full or part-time employee of the Company. Options granted under the 1983 Stock Option Plan may qualify as Incentive Stock Options or may be Nonqualified Stock Options. In connection with the adoption of the Company's 1997 Incentive Plan, the Company will cease granting options under the 1983 Stock Option Plan after consummation of the offering made hereby; however, all stock options granted prior to adoption of the 1997 Incentive Plan remain outstanding in accordance with the 1983 Stock Option Plan. See "--1997 Incentive Plan." The 1983 Stock Option Plan is administered by the Board of Directors or the Committee. The Board or the Committee has the discretion to select the optionees and to establish the terms and conditions of each stock option. The exercise price of an option granted under the 1983 Stock Option Plan must not be less than the fair market value of the Common Stock on the date the option is granted, except that, for a proposed optionee who owns more than 10% of the Company's Common Stock, any Incentive Stock Option granted to such optionee must have an exercise price not less than 110% of the then fair market value. The term of each option is determined by the Board or the Committee, but may not exceed 10 years from the date of grant (or, in the case of an Incentive Stock Option granted to an owner of more than 10% of the Common Stock, five years). The 1983 Stock Option Plan is subject to amendment by the Board of Directors, subject to the restriction that the Board of Directors may not increase the number of shares which may be issued under the 1983 Stock Option Plan, decrease the minimum exercise price of options granted under the 1983 Stock Option Plan, or extend the maximum option term or the term of the 1983 Stock Option Plan, without the approval of the shareholders of the Company.

    As of May 9, 1997, options to purchase an aggregate of 869,533 shares of Common Stock, with a weighted average exercise price of $5.43 per share, were outstanding under the 1983 Stock Option Plan. On February 27, 1997, options to purchase an aggregate of 62,020 shares, with an exercise price equal to the initial public offering price of the shares offered hereby, were authorized to be granted under the 1983 Stock Option Plan to employees of the Company, conditioned upon consummation of this offering.

  EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") will become effective upon consummation of this offering and is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. The Stock Purchase Plan covers an aggregate of 400,000 shares of Common Stock. In order to participate in the Stock Purchase Plan, employees must meet certain eligibility requirements. Participating employees will be able to direct the Company to make payroll deductions of up to 10% of their compensation during a purchase period for the purchase of shares of Common Stock. Each purchase period, with the exception of the initial offering period, will be six months. The Stock Purchase Plan will provide participating employees with the right, subject to certain limitations, to purchase the Company's Common Stock at a price equal to 85% of the lesser of the fair market value of the Company's Common Stock on the first day or the last day of the applicable purchase period, except that the price on the first day of the initial purchase period will be the initial public offering price of the shares of the Common Stock offered hereby. The Stock Purchase Plan will terminate on such date as the Board of Directors may determine, or automatically as of the date on which all of the shares of Common Stock the Company has reserved for purchase under the Stock Purchase Plan have been sold.

  401(k) PLAN

    Effective July 1, 1986, the Company established a 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan covers employees of the Company who have reached the age of 18 and have completed six months and 1,000 hours of service. Eligible employees may begin salary deferrals on the first day following satisfaction of the eligibility requirements, and become eligible to participate in the 401(k) Plan on the next January 1, April 1, July 1 or October 1 thereafter. Pursuant to the 401(k) Plan, participants may elect to reduce their current compensation by up to the lesser of 18% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1997), and have the amount of such reduction (the "Employee Contribution") contributed to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the Employee Contribution in any of six designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code. As a result, Employee Contributions to the 401(k) Plan and income earned on all plan contributions are not taxable to employees until withdrawn, and the Employee Contributions are deductible by the Company for federal income tax purposes. The Company may make regular annual contributions ("Regular Contributions") to the 401(k) Plan's trust fund to be invested solely in Common Stock of the Company as determined by the Board of Directors. The Company will also make matching contributions ("Matching Contributions") in an amount equal to 25% of the first 8% of each participant's annual contribution to the 401(k) Plan. Participants are 100% vested in Employee Contributions and Matching Contributions to the 401(k) Plan. The Company's Regular Contributions to the 401(k) Plan vest over five years at a rate of 20% for each year of service. A total of $280,488 in Regular Contributions and Matching Contributions were made by the Company to the 401(k) Plan during the year ended December 31, 1996.

                              CERTAIN TRANSACTIONS

    Since June 1994, the Company has issued in financing transactions shares of Series B Preferred Stock as follows: in June 1994, the Company issued to certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. are the general partner, managing general partner or investment manager (collectively, the "GS Partnerships"), 888,576 shares of Series B Preferred Stock at a price of $7.09 per share and a warrant to purchase an additional 752,234 shares of Series B Preferred Stock at a price of $5.32 per share (the "Warrant"); in September 1994, Company issued to the GS Partnerships 282,088 shares of Series B Preferred Stock at a price of $7.09 per share; and in May 1995, the Company issued to the GS Partnerships an additional 174,556 shares of Series B Preferred Stock in exchange for the Warrant. See "Principal Shareholders." The Series B Preferred Stock will convert into an aggregate of 1,793,627 shares of Common Stock upon the consummation of this offering.

    Pursuant to a Registration Rights Agreement entered into in June 1994 in connection with the sale of Series B Preferred Stock to the GS Partnerships in June 1994 (the "Series B Preferred Stock Financing"), the Company granted the GS Partnerships certain rights to cause the Company to register for sale shares of Common Stock acquired upon conversion of the Series B Preferred Stock. See "Shares Eligible for Future Sale." Pursuant to a Stockholders' Agreement (the "Stockholders' Agreement") entered into in June 1994 in connection with the Series B Preferred Stock Financing, the GS Partnerships have the right to designate one member of the Board of Directors of the Company for so long as the GS Partnerships and its affiliates (including Goldman, Sachs & Co.) own at least 25% of the outstanding shares of Series B Preferred Stock. Pursuant to the Stockholders' Agreement, Sanjeev K. Mehra, a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., an affiliate of the GS Partnerships, currently serves as one of the Company's directors. In addition, pursuant to the Stockholders' Agreement, the Company agreed that, so long as the GS Partnerships beneficially own 5% or more of the outstanding shares of Series B Preferred Stock, the Company shall, if the Board of Directors of the Company determines that it is in the Company's best interests, endeavor to retain Goldman, Sachs & Co. or an affiliate to perform all financial advisory and investment banking services for the Company for which an investment banking firm is retained, on customary terms and consistent with an arms' length transaction. The foregoing provisions of the Stockholders' Agreement will terminate upon the consummation of this offering.

    Goldman, Sachs & Co. has entered into an agreement with the Company pursuant to which it has provided from time to time, and expects to provide in the future, investment banking services to the Company for customary fees and commissions.

    In June 1994, the Company issued to the Arthur Companies, Inc. ("Arthur"), the holder of a majority of the outstanding shares of Common Stock of the Company at such time, 225,000 shares of Series A Preferred Stock at a price of $1.00 per share. Frederick W. Burgum and Bradley J. Burgum, directors of the Company, are principal shareholders and directors of Arthur, and Mr. Frederick
W. Burgum is Chairman of the Board and Chief Executive Officer of Arthur. Following the sale of the 225,000 shares of Series A Preferred Stock by the Company to Arthur, all of such shares were transferred to Douglas J. Burgum in exchange for his entire equity interest in Arthur. The Series A Preferred Stock will convert into an aggregate of 54,000 shares of Common Stock upon the consummation of this offering.

    Frederick W. Burgum owns land outside of Fargo in Barnes Township, North Dakota. The Company expects to purchase a portion of such property from Mr. Burgum as the location for its new facility. Any such purchase, the terms of which have not been agreed upon, would be entered into on an arms' length basis. See "Business--Facilities."

    Pursuant to an agreement between the Company and two trusts with respect to which Frederick W. Burgum acts as trustee, the Company made total lease payments of $70,740 to the trusts for 50 notebook computers in each of fiscal 1994, 1995 and 1996. The lease agreement relating to the computers expired in March 1997.

    Raymond F. Good, a director of the Company, was paid a total of $104,700, $53,900 and $36,800 (plus reimbursement of expenses) in fiscal 1994, 1995 and 1996, respectively, pursuant to consulting agreements with the Company. Mr. Good and the Company entered into a new one-year consulting agreement in February 1997. The consulting agreement provides that Mr. Good will receive a fee of $120 per hour for up to 40 hours of consulting services provided to the Company per month. In 1996, Mr. Good exercised an option to purchase 29,333 shares of Common Stock at an exercise price of $1.95 per share.

    In June 1993, the Company loaned $1.0 million to Arthur at an interest rate of 5% per annum. The entire balance of this loan was repaid in two installments of $800,000 and $200,000 in August 1993 and September 1993, respectively, together with aggregate accrued interest of $13,030.

    In June 1994, Arthur loaned $1.5 million to the Company at an interest rate of 7.5% per annum. The entire balance of this loan was repaid in June 1994, together with accrued interest of $5,000.

    During fiscal 1994 and 1995, the Company had loans outstanding from Douglas
J. Burgum, Bradley J. Burgum, Frederick W. Burgum and Katherine K. Burgum (a director of the Company at such time) in the principal amounts of $125,000, $125,000, $565,000 and $125,000, respectively. The interest rates on these loans ranged from 7.25% to 8.5% per annum. The loans were repaid prior to the end of fiscal 1995. During fiscal 1994 and 1995, Messrs. Douglas J. Burgum, Bradley J. Burgum, Frederick W. Burgum and Ms. Burgum received total interest payments from the Company with respect to these loans of $16,500, $16,500, $77,381 and $16,500, respectively.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 9, 1997 (after giving effect to the conversion of the outstanding shares of Preferred Stock into Common Stock upon the closing of the offering made hereby and as adjusted for the sale of the shares of Common Stock offered hereby) by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                                                                    PERCENTAGE OF
                                                                                                     OUTSTANDING
                                                                                                        SHARES
                                                                                              --------------------------
                                                                         NUMBER OF SHARES        BEFORE        AFTER
                                                                       BENEFICIALLY OWNED(1)    OFFERING      OFFERING
                                                                       ---------------------  ------------  ------------
Frederick W. Burgum(2)...............................................         2,448,168             24.7%         18.9%
Douglas J. Burgum(3).................................................         1,935,171             19.5          15.0
The Goldman Sachs Group, L.P. and related investors(4)...............         1,793,627             18.1          13.9
Bradley J. Burgum(5).................................................           534,125              5.4           4.1
Julie W. Barner(6)...................................................           508,576              5.1           3.9
Barbara K. Burgum....................................................           465,385              4.7           3.6
Raymond A. August(7).................................................            73,501            *             *
Steven K. Sydness....................................................            73,333            *             *
Raymond F. Good......................................................            36,000            *             *
Brian R. Carey(8)....................................................            32,000            *             *
Terri F. Zimmerman(9)................................................            25,333            *             *
Robin Pederson.......................................................                13            *             *
William V. Campbell..................................................           --                 --            --
Sanjeev K. Mehra(10).................................................           --                 --            --
J. A. Heidi Roizen...................................................           --                 --            --
Joseph S. Tibbetts, Jr...............................................           --                 --            --
All directors and executive officers as a group (14 persons).........         5,348,368             53.5          41.1

----------------

 * Less than 1%

 (1) Beneficial ownership is determined in accordance with rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

 (2) Includes shares held by certain members of Frederick W. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

 (3) Includes shares held by certain members of Douglas J. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

 (4) Represents shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. are the general partner, managing general partner or investment manager. Includes 1,577,523 shares held of record by GS Capital Partners, L.P.; 109,900 shares held of record by Bridge Street Fund 1994, L.P.; and 106,204 shares held of record by Stone Street Fund 1994, L.P. The Goldman Sachs Group, L.P. disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The

    Goldman Sachs Group, L.P. and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The address of The Goldman Sachs Group, L.P. is 85 Broad Street, New York, New York 10004.

 (5) Includes shares held by certain members of Bradley J. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W 38th Street, Fargo, North Dakota 58103.

 (6) Ms. Barner's address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

 (7) Includes 50,660 shares issuable pursuant to Currently Exercisable Options.

 (8) Includes 2,667 shares issuable pursuant to Currently Exercisable Options.

 (9) Includes 22,000 shares issuable pursuant to Currently Exercisable Options.

(10) Does not include 1,793,627 shares held by the GS Partnerships.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Effective upon the filing of the Amended and Restated Articles of Incorporation prior to this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, $.01 par value per share, and 30,000,000 shares of preferred stock, $.01 par value per share (the "preferred stock"), which may be issued in one or more classes.

COMMON STOCK

    As of May 9, 1997, there were 9,927,961 shares of Common Stock outstanding and held of record by 238 shareholders, assuming the conversion of all shares of the Preferred Stock into an aggregate of 1,847,627 shares of Common Stock upon the closing of the offering made hereby. Based upon the number of shares outstanding as of that date and after giving effect to the issuance of the 3,000,000 shares of Common Stock offered by the Company hereby, there will be 12,927,961 shares of Common Stock outstanding upon the closing of this offering.

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    Upon filing of the Restated Articles, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 30,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Significant Shareholders; Anti-Takeover Considerations."

STOCK OPTIONS

    As of May 9, 1997, options to purchase a total of 869,533 shares of Common Stock at a weighted average exercise price of $5.43 per share were outstanding under the 1983 Stock Option Plan and a total of 30,000 shares were issuable upon exercise of options to be granted to two nonemployee directors of the Company, with an exercise price equal to the initial public offering price of the shares offered hereby. In addition, a total of 1,212,020 shares were reserved for future option grants under the 1983 Stock Option Plan, the 1997 Incentive Plan and the Directors' Plan. See "Management--Director Compensation" and "-- Benefit Plans." All options granted under the 1983 Stock Option Plan, the 1997 Incentive Plan and the Directors' Plan provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company.

PROVISIONS OF THE COMPANY'S RESTATED ARTICLES AND BYLAWS AND THE MINNESOTA
  BUSINESS CORPORATION ACT

    The existence of authorized but unissued preferred stock described above, and certain provisions of the Restated Articles, the Company's Bylaws and Minnesota law described below, could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

    Pursuant to the Company's Bylaws, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. As a result, at least two shareholders' meetings will generally be required for shareholders to effect a change in control of the Board of Directors. In addition, the Company's Bylaws contain provisions that establish specific procedures for calling meetings of shareholders and appointing and removing members of the Board of Directors.

    Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock will be Norwest Bank Minnesota, National Association.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the closing of this offering, the Company will have an aggregate of 12,927,961 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock. Of these shares, the 3,000,000 shares sold in this offering are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except (i) for shares purchased by Partners pursuant to the directed share program and (ii) that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be sold in compliance with the limitations of Rule 144 described below.

    The remaining 9,927,961 shares of Common Stock are deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) 692,673 shares will be available for immediate sale in the public market on the date of this Prospectus, (ii) 531,113 shares will be eligible for sale 90 days after the date of this Prospectus and (iii) 8,211,304 shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus.

    In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 129,279 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such affiliates' holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to written plans such as the 1983 Stock Option Plan may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period.

    Shortly after the date of this Prospectus, the Company intends to file a Form S-8 registration statements under the Securities Act to register all shares of Common Stock issuable under the 1983 Stock Option Plan, the 1997 Incentive Plan, the Directors' Plan and the Stock Purchase Plan (collectively, the "Stock Plans"). See "Management--Director Compensation" and "--Benefit Plans." Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

    Prior to this offering, there has not been any public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

    All directors and officers and certain shareholders of the Company (holding an aggregate of 8,704,175 shares of Common Stock) have agreed, and all Partners purchasing directed shares in this offering will be required to agree, that they will not, without the prior written consent of the representatives of the Underwriters, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the date of this Prospectus. See "Underwriting."

    The Company has agreed not to sell or otherwise dispose of any shares of Common Stock during the 180-day period following the date of the Prospectus, except the Company may issue, and grant options to purchase, shares of Common Stock under the Stock Plans. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

REGISTRATION RIGHTS

    Following the closing of the offering made hereby, the GS Partnerships will be entitled to certain rights with respect to the registration of the shares of Common Stock held by them under the Securities Act. See "Principal Shareholders." Under the terms of the agreement between the Company and the GS Partnerships, beginning three months after this offering, the GS Partnerships have the right, subject to certain conditions and limitations, to require the Company to file a registration statement under the Securities Act in order to register all or part of their shares of Common Stock. The Company may in certain circumstances defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. In the event that the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the GS Partnerships are entitled to include their shares of Common Stock in such registration, subject to certain marketing and other limitations. Generally, the Company is required to bear the expense of all such registrations.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The consolidated balance sheet and the related consolidated statements of operations, of stockholders' deficit and of cash flows of the Company at May 31, 1995 and 1996 and February 28, 1997, and for each of the two years in the period ended May 31, 1996 and for the nine months ended February 28, 1997 included in this prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The statements of operations, of stockholders' deficit and of cash flows of the Company for the year ended May 31, 1994 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    On December 15, 1994, the Company, with the approval of the Audit Committee of its Board of Directors, engaged Price Waterhouse LLP as its independent accountants and in February 1995 dismissed Ernst & Young LLP. Prior to the engagement of Price Waterhouse LLP, Ernst & Young LLP had served as the principal independent accountants for the Company. During the periods presented prior to the engagement of Price Waterhouse LLP by the Company, there were no consultations between Price Waterhouse LLP and the Company regarding the treatment of accounting, auditing or financial reporting issues. Ernst & Young LLP performed an audit for the Company's fiscal year ended May 31, 1994 and issued an audit report dated July 22, 1994 that contained no adverse opinion or disclaimer of opinion and that was not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between the Company and Ernst & Young LLP, in connection with the audit of the Company's Financial Statements for the fiscal year ended May 31, 1994, and in the subsequent interim period, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in its report on the Company's financial statements for the fiscal year ended May 31, 1994.

                          GREAT PLAINS SOFTWARE, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Price Waterhouse LLP............................................  F-2

Report of Ernst & Young LLP...............................................  F-3

Consolidated Balance Sheets as of May 31, 1995 and 1996 and as of February
  28, 1997................................................................  F-4

Consolidated Statement of Operations for the years ended May 31, 1994,
  1995 and 1996 and for the nine months ended February 29, 1996
  (unaudited) and February 28, 1997.......................................  F-5

Consolidated Statement of Stockholders' Deficit for the years ended May
  31, 1994, 1995 and 1996 and for the nine months ended February 28,
  1997....................................................................  F-6

Consolidated Statement of Cash Flows for the years ended May 31, 1994,
  1995 and 1996 and for the nine months ended February 29, 1996
  (unaudited) and February 28, 1997.......................................  F-7

Notes to Consolidated Financial Statements................................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Great Plains Software, Inc.

    The four-for-three stock split described in Note 13 of the consolidated financial statements has not been consummated at May 21, 1997. When it has been consumated, we will be in the position to furnish the following report:

        "In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Great Plains Software, Inc. and its subsidiary at May 31, 1995 and 1996 and February 28, 1997, and the results of their operations and their cash flows for the years ended May 31, 1995 and 1996 and the nine months ended February 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
March 21, 1997

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
and Stockholders of
Great Plains Software, Inc.

    We have audited the accompanying statements of operations, stockholders' deficit and cash flows of Great Plains Software, Inc. for the year ended May 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Great Plains Software, Inc. and its cash flows for the year ended May 31, 1994.

                                          ERNST & YOUNG LLP

Minneapolis, Minnesota
July 22, 1994

                          GREAT PLAINS SOFTWARE, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                         MAY 31,                 FEBRUARY 28, 1997
                                                                --------------------------  ----------------------------
                                                                    1995          1996         ACTUAL
                                                                ------------  ------------  ------------    PRO FORMA
                                                                                                          STOCKHOLDERS'
                                                                                                              EQUITY
                                                                                                          --------------
                                                                                                           (UNAUDITED)
                                                         ASSETS
Current assets:
  Cash and cash equivalents...................................  $  2,891,749  $  8,256,393  $ 10,122,738        --
  Investments.................................................       --            --          2,102,406        --
  Accounts receivable, net....................................     5,722,292     5,263,588     4,669,370        --
  Inventories.................................................       796,339       454,595       622,304        --
  Prepaid expenses and other assets...........................       940,324       538,555     1,038,952        --
  Deferred income taxes.......................................       --          4,150,000     4,004,000        --
                                                                ------------  ------------  ------------  --------------
    Total current assets......................................    10,350,704    18,663,131    22,559,770        --

Property and equipment, net...................................     4,976,146     5,143,075     5,696,477        --
Goodwill, net.................................................       --            555,051       467,411        --
                                                                ------------  ------------  ------------  --------------
    Total assets..............................................  $ 15,326,850  $ 24,361,257  $ 28,723,658        --
                                                                ------------  ------------  ------------  --------------
                                                                ------------  ------------  ------------  --------------

                                  LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
                                           AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable............................................  $  1,264,983  $  1,827,509  $  2,254,954        --
  Accrued expenses............................................     4,362,813     4,798,977     4,851,662        --
  Salaries and wages payable..................................       357,692       415,169       489,727        --
  Commissions payable.........................................       421,587       764,514       468,570        --
  Deferred revenue............................................     8,027,560     9,018,094     9,745,051        --
  Current portion of long-term debt and capital lease
    obligations...............................................       863,405       827,238       --             --
  Income taxes payable........................................        45,000       --            --             --
                                                                ------------  ------------  ------------  --------------
    Total current liabilities.................................    15,343,040    17,651,501    17,809,964        --

Deferred income taxes.........................................       --            --            477,000        --
Long-term debt and capital lease obligations, less current
  portion.....................................................       749,757        19,652       --             --
                                                                ------------  ------------  ------------  --------------
    Total liabilities.........................................    16,092,797    17,671,153    18,286,964        --

Commitments and contingencies (Note 8)

Mandatorily redeemable convertible preferred stock: 10,000,000 authorized preferred shares, Series B, at redemption value of $6.17, $8.55 and $9.35, 1,345,220 shares issued and
  outstanding; pro forma-none outstanding.....................     8,300,007    11,501,631    12,577,807        --

Stockholders' equity (deficit):
  Convertible preferred stock: 10,000,000 authorized preferred shares; Series A, par value $.01, 225,000 shares issued
    and outstanding; pro forma-none outstanding...............       198,800       198,800       198,800        --
  Pro forma preferred stock; $0.01 par value; 30,000,000
    shares authorized, no shares issued or outstanding........       --            --            --             --
  Common stock, par value $.01 per share: 40,000,000 shares
    authorized; issued and outstanding shares--7,346,552,
    7,359,765 and 7,922,201, respectively: 100,000,000 shares
    authorized pro forma; 9,769,828 shares issued and
    outstanding...............................................        73,465        73,597        79,222         97,698
  Additional paid-in capital..................................     4,479,782     1,273,414     1,942,936     14,701,067
  Accumulated deficit.........................................   (13,818,001)   (6,357,338)   (4,362,071)    (4,362,071)
                                                                ------------  ------------  ------------  --------------
    Total stockholders' equity (deficit)......................    (9,065,954)   (4,811,527)   (2,141,113)    10,436,694
                                                                ------------  ------------  ------------  --------------
    Total liabilities and stockholders' equity (deficit)......  $ 15,326,850  $ 24,361,257  $ 28,723,658
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

        See accompanying notes to the consolidated financial statements.

                          GREAT PLAINS SOFTWARE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                              FOR THE NINE MONTHS ENDED
                                                               YEAR ENDED MAY 31,             --------------------------
                                                    ----------------------------------------                FEBRUARY 28,
                                                        1994          1995          1996                        1997
                                                    ------------  ------------  ------------  FEBRUARY 29,  ------------
                                                                                                  1996
                                                                                              ------------
                                                                                              (UNAUDITED)
Net revenues:
  License.........................................  $ 19,164,990  $ 25,050,021  $ 27,077,689   $17,791,332   $24,356,700
  Service.........................................     9,949,444    12,847,061    15,193,666   11,416,696    15,095,919
                                                    ------------  ------------  ------------  ------------  ------------
                                                      29,114,434    37,897,082    42,271,355   29,208,028    39,452,619
                                                    ------------  ------------  ------------  ------------  ------------
Cost of revenues:
  License.........................................     4,997,118     4,438,875     4,913,431    3,018,531     4,551,544
  Service.........................................     5,479,344     5,621,969     5,979,858    4,361,085     5,699,109
                                                    ------------  ------------  ------------  ------------  ------------
                                                      10,476,462    10,060,844    10,893,289    7,379,616    10,250,653
                                                    ------------  ------------  ------------  ------------  ------------
    Gross profit..................................    18,637,972    27,836,238    31,378,066   21,828,412    29,201,966
                                                    ------------  ------------  ------------  ------------  ------------
Operating expenses:
  Sales and marketing.............................    14,331,752    14,013,041    14,477,354   10,126,009    15,415,999
  Research and development........................    10,675,811     9,308,431     8,876,114    6,350,830     6,903,367
  General and administrative......................     3,606,772     3,886,134     4,762,994    3,396,449     3,972,811
                                                    ------------  ------------  ------------  ------------  ------------
    Total operating expenses......................    28,614,335    27,207,606    28,116,462   19,873,288    26,292,177
                                                    ------------  ------------  ------------  ------------  ------------
Operating income (loss)...........................    (9,976,363)      628,632     3,261,604    1,955,124     2,909,789
Interest expense..................................       274,051       290,368       197,203      141,214        83,629
Related party interest expense....................        90,842        36,039       --            --            --
Other (income) expense, net.......................        15,938       (66,982)     (297,262)    (189,428)     (389,107)
                                                    ------------  ------------  ------------  ------------  ------------
    Income (loss) before income taxes.............   (10,357,194)      369,207     3,361,663    2,003,338     3,215,267
Income tax provision (benefit)....................       (26,813)       45,000    (4,099,000)       3,433     1,220,000
                                                    ------------  ------------  ------------  ------------  ------------
    Income (loss) before cumulative effect of
      change in accounting principle..............   (10,330,381)      324,207     7,460,663    1,999,905     1,995,267
Cumulative effect of change in accounting
  principle.......................................       --           (200,000)      --            --            --
                                                    ------------  ------------  ------------  ------------  ------------
    Net income (loss).............................  $(10,330,381) $    124,207  $  7,460,663   $1,999,905    $1,995,267
                                                    ------------  ------------  ------------  ------------  ------------
                                                    ------------  ------------  ------------  ------------  ------------
Unaudited pro forma net income per share..........                              $       0.75                 $     0.20
                                                                                ------------                ------------
                                                                                ------------                ------------
Shares used in computing unaudited pro forma net
  income per share................................                                 9,999,061                 10,081,932
                                                                                ------------                ------------
                                                                                ------------                ------------


        See accompanying notes to the consolidated financial statements.

                          GREAT PLAINS SOFTWARE, INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                                                          SERIES A PREFERRED                   COMMON STOCK
                                                    -------------------------------   -------------------------------
                                                        SHARES           AMOUNT           SHARES           AMOUNT
                                                    --------------   --------------   --------------   --------------
Balance May 31, 1993..............................        --               --              6,769,315   $       67,693
  Exercise of stock options.......................        --               --                 21,120              211
  Repurchase and retirement of common stock.......        --               --                   (531)              (5)
  Net loss........................................        --               --               --               --
                                                    --------------   --------------   --------------   --------------
Balance May 31, 1994..............................        --               --              6,789,904           67,899
  Exercise of stock options.......................        --               --                 77,333              773
  Repurchase and retirement of common stock.......        --               --                 (7,832)             (79)
  Sale of common stock, less offering costs of
    $50,137.......................................        --               --                487,147            4,872
  Sale of Series A preferred stock net of issuance
    costs of $26,200..............................         225,000   $      198,800         --               --
  Increase to carrying value of mandatorily
    redeemable preferred stock....................        --               --               --               --
  Net income......................................        --               --               --               --
                                                    --------------   --------------   --------------   --------------
Balance May 31, 1995..............................         225,000          198,800        7,346,552           73,465
  Exercise of stock options.......................        --               --                 32,013              320
  Repurchase and retirement of common stock.......        --               --                (18,800)            (188)
  Increase to carrying value of mandatorily
    redeemable preferred stock....................        --               --               --               --
  Net income......................................        --               --               --               --
                                                    --------------   --------------   --------------   --------------
Balance May 31, 1996..............................         225,000          198,800        7,359,765           73,597
  Exercise of stock options.......................        --               --                574,313            5,743
  Net repurchases of common stock.................        --               --                (11,877)            (118)
  Increase in carrying value of mandatorily
    redeemable preferred..........................        --               --               --               --
  Tax benefit from stockholder transaction........        --               --               --               --
  Net income......................................        --               --               --               --
                                                    --------------   --------------   --------------   --------------
Balance February 28, 1997.........................         225,000   $      198,800        7,922,201   $       79,222
                                                    --------------   --------------   --------------   --------------
                                                    --------------   --------------   --------------   --------------

                                                      ADDITIONAL
                                                       PAID-IN        ACCUMULATED
                                                       CAPITAL          DEFICIT           TOTAL
                                                    --------------   --------------   --------------
Balance May 31, 1993..............................  $    2,532,953   $   (3,611,827)  $   (1,011,181)
  Exercise of stock options.......................          42,262         --                 42,473
  Repurchase and retirement of common stock.......          (3,609)        --                 (3,614)
  Net loss........................................        --            (10,330,381)     (10,330,381)
                                                    --------------   --------------   --------------
Balance May 31, 1994..............................       2,571,606      (13,942,208)     (11,302,703)
  Exercise of stock options.......................         136,222         --                136,995
  Repurchase and retirement of common stock.......         (32,522)        --                (32,601)
  Sale of common stock, less offering costs of
    $50,137.......................................       1,961,115         --              1,965,987
  Sale of Series A preferred stock net of issuance
    costs of $26,200..............................        --               --                198,800
  Increase to carrying value of mandatorily
    redeemable preferred stock....................        (156,639)        --               (156,639)
  Net income......................................        --                124,207          124,207
                                                    --------------   --------------   --------------
Balance May 31, 1995..............................       4,479,782      (13,818,001)      (9,065,954)
  Exercise of stock options.......................          73,324         --                 73,644
  Repurchase and retirement of common stock.......         (78,068)        --                (78,256)
  Increase to carrying value of mandatorily
    redeemable preferred stock....................      (3,201,624)        --             (3,201,624)
  Net income......................................        --              7,460,663        7,460,663
                                                    --------------   --------------   --------------
Balance May 31, 1996..............................       1,273,414       (6,357,338)      (4,811,527)
  Exercise of stock options.......................       1,209,156         --              1,214,899
  Net repurchases of common stock.................         (53,458)        --                (53,576)
  Increase in carrying value of mandatorily
    redeemable preferred..........................      (1,076,176)        --             (1,076,176)
  Tax benefit from stockholder transaction........         590,000         --                590,000
  Net income......................................        --              1,995,267        1,995,267
                                                    --------------   --------------   --------------
Balance February 28, 1997.........................  $    1,942,936   $   (4,362,071)  $   (2,141,113)
                                                    --------------   --------------   --------------
                                                    --------------   --------------   --------------

        See accompanying notes to the consolidated financial statements.

                          GREAT PLAINS SOFTWARE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                       FOR THE NINE
                                                                                                       MONTHS ENDED
                                                                  YEAR ENDED MAY 31,            --------------------------
                                                        --------------------------------------                FEBRUARY 28,
                                                            1994         1995         1996                        1997
                                                        ------------  -----------  -----------  FEBRUARY 29,  ------------
                                                                                                    1996
                                                                                                ------------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................  $(10,330,381) $   124,207  $ 7,460,663   $1,999,905    $1,995,267
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
      Cumulative effect of change in accounting
        principle.....................................       --           200,000      --            --            --
      Depreciation and amortization...................     2,450,735    1,861,185    1,921,175    1,367,218     1,565,234
      Deferred income taxes...........................       --           --        (4,150,000)      --         1,213,000
      Changes in operating assets and liabilities:
        Accounts receivable...........................     2,337,144   (3,666,099)     458,704    2,284,774       594,218
        Inventories...................................      (293,465)       9,806      341,744      398,409      (167,709)
        Prepaid expenses and other assets.............       (13,795)    (540,448)     401,769       76,555      (500,397)
        Income tax receivable.........................       (85,642)      85,642      --            --            --
        Accounts payable and accrued expenses.........     3,287,789   (1,975,187)     498,690      514,228       480,130
        Salaries, wages and commissions payable.......      (872,782)     335,942      388,679     (246,231)     (221,386)
        Deferred revenue..............................     1,945,224    1,130,293      990,534      (51,802)      726,957
        Income taxes payable..........................       (93,359)      45,000      (45,000)      --            --
                                                        ------------  -----------  -----------  ------------  ------------
          Net cash provided (used) by operating
            activities................................    (1,668,532)  (2,389,659)   8,266,958    6,343,056     5,685,314
                                                        ------------  -----------  -----------  ------------  ------------
Cash flows from investing activities:
  Purchases of property and equipment.................    (1,744,262)  (1,154,608)  (1,990,284)  (2,366,667)   (2,030,995)
  Purchase of foreign subsidiary, net of cash.........       --           --          (122,539)      --            --
  Purchase of investments.............................       --           --           --            --        (2,102,406)
                                                        ------------  -----------  -----------  ------------  ------------
        Net cash used by investment activities........    (1,744,262)  (1,154,608)  (2,112,823)  (2,366,667)   (4,133,402)
                                                        ------------  -----------  -----------  ------------  ------------
Cash flows from financing activities:
  Proceeds from issuance of notes payable and long-
    term debt.........................................     1,159,108      132,424      --            --            --
  Principal payments on notes payable and long term
    debt..............................................      (987,076)  (1,560,925)    (197,264)    (146,764)     (599,336)
  Net borrowings (payments) on line of credit.........     2,250,000   (2,250,000)     --            --            --
  Principal payments on capital lease obligations.....      (279,305)    (417,475)    (587,615)    (505,719)     (247,554)
  Repurchases of common stock.........................        (3,614)     (32,601)     (78,256)     (67,710)      (53,576)
  Proceeds from the sale of preferred stock...........       --         8,342,168      --            --            --
  Proceeds from issuance of common stock..............        42,473    2,102,982       73,644       22,125     1,214,899
                                                        ------------  -----------  -----------  ------------  ------------
        Net cash (used) provided by financing
          activities..................................     2,181,586    6,316,573     (789,491)    (698,068)      314,433
                                                        ------------  -----------  -----------  ------------  ------------
Increase (decrease) in cash...........................    (1,231,208)   2,772,306    5,364,644    3,278,321     1,866,345
Cash and cash equivalents at beginning of period......     1,350,651      119,443    2,891,749    2,891,749     8,256,393
                                                        ------------  -----------  -----------  ------------  ------------
Cash and cash equivalents at end of period............  $    119,443  $ 2,891,749  $ 8,256,393   $6,170,070    $10,122,738
                                                        ------------  -----------  -----------  ------------  ------------
                                                        ------------  -----------  -----------  ------------  ------------
Schedule of noncash investing and financing
  activities:
  Property and equipment acquired under capital lease
    agreements........................................  $    356,164  $   304,805  $    18,607   $   18,607        --
  Interest paid.......................................  $    360,153  $   329,871  $   196,675   $  144,665    $   59,862
  Tax benefit from stockholder transaction............       --           --           --            --        $  590,000

        SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                          GREAT PLAINS SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BUSINESS INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS INFORMATION

    Great Plains Software, Inc. is a leading provider of Microsoft Windows NT client/server financial management software for mid-sized businesses. Its products and services automate essential accounting functions and enhance the strategic value of financial information. The Company's products and services are sold and implemented exclusively by its network of independent sales and support organizations throughout the United States, Canada and select international markets.

  SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION POLICY AND FOREIGN CURRENCY TRANSLATIONS

    The consolidated financial statements include the accounts of the Company and its subsidiary in the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation. The functional currency of the subsidiary has been determined to be the U.S. dollar. Therefore, all transaction gains and losses resulting from fluctuations in currency exchange rates are included in operating results.

  EXPORT SALES

    Export sales represent 10.8%, 10.4% and 14.1% of total revenues for the years ended May 31, 1995 and 1996 and the nine months ended February 28,1997, respectively. All export sales are denominated in US dollars.

  INTERIM FINANCIAL INFORMATION

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and cash flows for the nine months ended February 29, 1996, as presented in the accompanying unaudited consolidated financial statements. All data for such period included herein are unaudited.

  RECLASSIFICATIONS

    Certain amounts in the 1994 financial statements have been reclassified to conform with the 1995, 1996, and 1997 presentation.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less and which are readily convertible to cash.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 1--BUSINESS INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INVESTMENT SECURITIES

    Investments in debt securities that are not cash equivalents and marketable equity securities have been designated as available for sale. Those securities, which consist of U.S. Treasury Bills, are reported at fair value, with net unrealized gains and losses included in equity. However, as of February 28, 1997, investments were carried at cost because unrealized gains were immaterial. The maturities of the debt securities range from 1997 to 1999.

  CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to credit risk consist primarily of cash, cash equivalents, investments and accounts receivable. The Company grants credit to customers in the ordinary course of business. The Company invests its cash with high quality financial institutions. No single customer or region represents a significant concentration of credit risk.

  CHANGE IN ACCOUNTING PRINCIPLE

    The Company adopted Statement of Accounting Standards No. 112 requiring accrual accounting for the expected cost of providing certain disability benefits. The cumulative effect of this change in accounting principle at the beginning of fiscal 1995 was $200,000 and is shown in the consolidated statement of operations.

  REVENUE RECOGNITION AND DEFERRED REVENUE

    Software license fees are recognized upon shipment less a reserve for estimated future returns. Revenue from support and maintenance service contracts are recorded as deferred revenue when billed and recognized ratably over the contract period. Other service revenue such as training and consulting services are recognized as the services are performed. Prior to 1996 the Company provided credits or coupons in association with the sale of one product as an inducement to customers to purchase future products or releases. Revenue equal to the coupon value was deferred until used or expired. The Company in its discretion may allow customers to return products for a short period of time following the sale. The Company provides an allowance for these anticipated returns based upon its historical experience of returns for similar products. These amounts are recorded as an offset to license revenues.

  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, investments, short-term receivables, long-term debt, capital lease obligations and payables for which their current carrying amounts approximate fair market value. Additionally, based upon the borrowing rates currently available to the Company for debt agreements with similar terms and average maturities, the carrying amount of debt approximates its fair market value.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Major improvements are capitalized while maintenance and repairs are expensed currently. Depreciation is computed using the straight-line method based on the estimated useful lives of 3 to 5 years for computer equipment and 5 to 10 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the lesser of the terms of the related leases or estimated useful life. Purchased computer software, which is used internally, is amortized over a five

                          GREAT PLAINS SOFTWARE, INC.

NOTE 1--BUSINESS INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) year period using the straight-line method. Amortization expense is included with depreciation expense in the cash flow statement.

  INCOME TAXES

    Income taxes are accounted for under the liability method in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities reduced by valuation allowances as necessary.

  ADVERTISING

    The Company accrues, at the time of sales, an estimated liability for qualified advertising expenses incurred by value added resellers and independent sales support organizations for which the Company has agreed to reimburse such parties. Advertising costs are expensed as incurred. Advertising expense was approximately $2,354,000, $2,061,000, $1,487,000 and $1,512,000 for the years ended May 31, 1994, 1995 and 1996 and the nine months ended February 28, 1997, respectively.

  RESEARCH AND DEVELOPMENT

    Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility product is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant to both total assets and pre-tax results of operations.

  UNAUDITED PRO FORMA NET INCOME PER SHARE

    Unaudited pro forma net income per share is based on the unaudited pro forma weighted average number of shares of common stock and common equivalent shares outstanding for the period. The unaudited pro forma weighted average number of shares assumes the conversion of the Company's Series A Convertible Preferred Stock and the Series B Mandatorily Redeemable Convertible Preferred Stock into 1,847,627 shares of common stock effective June 1, 1995. Because of the significant impact of the assumed conversion on the Company's capital structure and earnings per share, historical earnings per share has been excluded from the financial statements as they are not considered meaningful. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, options granted with exercise prices below the initial public offering price during the 12-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of pro forma net income per share, using the treasury stock method based on the initial public offering price, as if the options were outstanding for all periods presented.

  INVENTORIES

    Inventories consisting of media, training materials and packaging supplies are stated at lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 1--BUSINESS INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

    If the offering contemplated by this Prospectus is consummated, all of the Series A Convertible Preferred Stock and the Series B Mandatorily Redeemable Convertible Preferred Stock outstanding at the closing date will be converted into shares of common stock. The unaudited pro forma stockholders' equity as of February 28, 1997, reflects the conversion of all outstanding convertible preferred stock at February 28, 1997 into 1,847,627 shares of common stock.

  RECENTLY ISSUED ACCOUNTING STANDARDS

    Effective June 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of this standard had no material effect on the Company's financial statements. In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. Management has adopted this standard effective June 1, 1996 by means of disclosure of the pro forma effect of the compensation components of stock-based compensation in Note 10.

    In March 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997. Under SFAS No. 128 the presentation of primary earnings per share is replaced with a presentation of basic earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share for entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. Management believes the adoption of SFAS No. 128 will not have a material effect on the financial statements.

NOTE 2--BUSINESS COMBINATION

    During fiscal 1996, the Company acquired a division of Kewill Systems PLC, a United Kingdom software sales and service provider, for $634,264 consisting of cash and the assumption of certain liabilities in a transaction accounted for as a purchase. Accordingly, the results of operations of this division have been consolidated with those of the Company from its date of acquisition. The net assets acquired were recorded at their estimated fair market values with the excess allocated to goodwill, as follows:

Software rights acquired.........................................  $  50,000
Goodwill.........................................................    584,264
                                                                   ---------
                                                                   $ 634,264
                                                                   ---------
                                                                   ---------

    The goodwill associated with this transaction is being amortized on a straight line basis over five years. The recoverability of unamortized goodwill is assessed on an ongoing basis by comparing anticipated undiscounted cash flows to net book value. Goodwill is presented net of accumulated amortization of $29,213 and $116,853 at May 31, 1996 and February 28, 1997, respectively. Pro forma operating results are not presented as the effect is immaterial.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 3--ACCOUNTS RECEIVABLE

    Accounts receivable, net of allowances, consist of the following:

                                                           MAY 31,               FEBRUARY 28,
                                                ------------------------------  --------------
                                                     1995            1996            1997
                                                --------------  --------------  --------------
Gross accounts receivable.....................  $    7,073,073  $    7,121,386  $    7,039,225
Less allowance for doubtful accounts..........        (254,841)       (666,551)       (667,199)
Less allowance for returns....................      (1,095,940)     (1,191,247)     (1,702,656)
                                                --------------  --------------  --------------
                                                $    5,722,292  $    5,263,588  $    4,669,370
                                                --------------  --------------  --------------
                                                --------------  --------------  --------------

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                         MAY 31,               FEBRUARY 28,
                                              ------------------------------  --------------
                                                   1995            1996            1997
                                              --------------  --------------  --------------
Furniture and fixtures......................  $    1,440,086  $    1,443,427  $    1,543,403
Computers and equipment.....................       9,833,777      10,784,823      12,418,957
Leasehold improvements......................         322,727         331,392         369,302
Purchased software for internal use.........         782,501       1,094,280       1,254,266
                                              --------------  --------------  --------------
                                                  12,379,091      13,653,922      15,585,928
Less accumulated depreciation and
  amortization..............................      (7,402,945)     (8,510,847)     (9,889,451)
                                              --------------  --------------  --------------
                                              $    4,976,146  $    5,143,075  $    5,696,477
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------

    Depreciation expense for the years ended May 31, 1994, 1995, 1996, and the nine months ended February 28, 1997 was $1,382,220, $1,512,782, $1,892,310 and
$1,477,593, respectively.

    The Company leases equipment under long-term lease agreements which are classified as capital leases. Property and equipment includes the following leased property:

                                                                            MAY 31,
                                                                  ----------------------------
                                                                       1995           1996
                                                                  --------------  ------------
Property and equipment..........................................  $    1,814,484  $    350,521
Less accumulated amortization...................................      (1,139,615)     (149,613)
                                                                  --------------  ------------
                                                                  $      674,869  $    200,908
                                                                  --------------  ------------
                                                                  --------------  ------------

    All capital leases were paid in full as of February 28, 1997.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 5--ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                            MAY 31,             FEBRUARY 28,
                                                  ----------------------------  -------------
                                                      1995           1996           1997
                                                  -------------  -------------  -------------
Accrued vacation payable........................  $     839,873  $     904,498  $   1,069,910
Co-op advertising accrual.......................      1,092,502        855,907      1,115,794
Other...........................................      2,430,438      3,038,572      2,665,958
                                                  -------------  -------------  -------------
                                                  $   4,362,813  $   4,798,977  $   4,851,662
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

NOTE 6--LINE OF CREDIT

    The Company has a $5,000,000 revolving line of credit facility with a bank which provides for interest at prime. Substantially all of the Company's assets are pledged as collateral on the line of credit which expires on November 15, 1997 and is subject to certain covenants, all of which had been complied with at February 28, 1997. There were no amounts outstanding at May 31, 1995 and 1996 or February 28, 1997.

NOTE 7--LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                                                             MAY 31,
                                                                    --------------------------
                                                                        1995          1996
                                                                    -------------  -----------
Various capital lease obligations with interest rates varying from
  4.8% to 11.9%, at May 31, 1996, maturities through October 1997, repayable in monthly installments and secured by the related
  equipment.......................................................  $     816,562  $   247,554
Term loans bearing interest ranging from 8.0% to 9.5%, at May 31,
  1996, repayable in monthly installments ranging from $4,500 to
  $6,500 plus accrued interest through December 1996, secured by
  various assets and guaranteed by certain stockholders...........        273,087       82,600
Note payable to a third party bearing interest at 1.25% over the prime rate (9.5% as of May 31, 1996). The principal amount is
  due in four quarterly installments to commence upon demand......        500,000      500,000
Other notes.......................................................         23,513       16,736
                                                                    -------------  -----------
                                                                        1,613,162      846,890
Current portion of long-term debt.................................        863,405      827,238
                                                                    -------------  -----------
                                                                    $     749,757  $    19,652
                                                                    -------------  -----------
                                                                    -------------  -----------

    All long-term debt and capital lease obligations have been paid in full as of February 28, 1997.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 8--COMMITMENTS AND CONTINGENCIES

  LEASE OBLIGATIONS

    Rental expense incurred for operating leases of office facilities and office equipment was approximately $693,000 in 1994, $894,000 in 1995, $871,000 in 1996
and $647,323 for the nine months ended February 28, 1997. The rent expense for the years ended May 31 1994, 1995 and 1996 include $70,740 and the nine months ended February 28, 1997 includes $53,000 for computer equipment leased from stockholders. Future minimum rental payments as of February 28, 1997 for noncancelable operating leases with initial or remaining terms in excess of one year are payable as follows: balance of fiscal 1997--$219,992 and fiscal 1998--$630,644.

  EMPLOYEE STOCK--RIGHT TO REPURCHASE

    The Company has a right to repurchase shares of common stock from stockholder employees who leave the Company or violate certain terms of agreements with the Company. The price per share is determined based on a defined calculation. Upon the closing of an initial public offering, the Company's contractual right will be terminated.

  LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of business. Management believes that none of this litigation will have a material adverse effect on the financial position or results of operations or cash flows of the Company.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 9--INCOME TAXES

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                       MAY 31,             FEBRUARY 28,
                                                            -----------------------------  -------------
                                                                 1995           1996           1997
                                                            --------------  -------------  -------------
Deferred tax liabilities:
  Tax depreciation in excess of financial reporting.......  $      500,000  $     470,000  $     477,000
                                                            --------------  -------------  -------------
    Total deferred tax liabilities........................         500,000        470,000        477,000
                                                            --------------  -------------  -------------
Deferred tax assets:
  Accounts receivable allowances..........................         511,000        687,000        917,000
  Deferred revenue........................................       2,002,000      1,342,000        847,000
  Cooperative advertising accrual.........................         404,000        317,000        394,000
  Sales tax accrual.......................................         259,000        211,000        133,000
  Net operating loss carryforward.........................       1,542,000        950,000        691,000
  Research and development credit carryforward............         572,000        573,000        583,000
  Alternative minimum tax credit carryforward.............         133,000        160,000        133,000
  Investment tax credit carryforward......................          63,000         63,000         63,000
  Vacation and other......................................         506,000        317,000        243,000
                                                            --------------  -------------  -------------
    Total deferred tax assets.............................       5,992,000      4,620,000      4,004,000

Valuation allowance.......................................      (5,492,000)      --             --
                                                            --------------  -------------  -------------
    Net deferred tax assets...............................         500,000      4,620,000      4,004,000
                                                            --------------  -------------  -------------
Total net deferred income taxes...........................  $     --        $   4,150,000  $   3,527,000
                                                            --------------  -------------  -------------
                                                            --------------  -------------  -------------

    The provision (benefit) for income taxes is summarized as follows:

                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                                  YEAR ENDED MAY 31,                FEBRUARY 28,
                                                    ----------------------------------------------  -------------
                                                         1994            1995            1996           1997
                                                    --------------  --------------  --------------  -------------
Current income taxes:
  Federal.........................................  $   (2,536,000) $    1,261,000  $      595,000  $     806,000
  State...........................................        (281,813)        110,000          48,000         50,000
  Net operating loss carry forward................       2,791,000      (1,326,000)       (592,000)      (849,000)
                                                    --------------  --------------  --------------  -------------
                                                           (26,813)         45,000          51,000          7,000
Deferred income taxes:
  Federal.........................................      (3,460,000)        157,000       1,233,000      1,116,000
  State...........................................        (305,000)         20,000         109,000         97,000
                                                    --------------  --------------  --------------  -------------
                                                        (3,765,000)        177,000       1,342,000      1,213,000
Increase (decrease) in valuation allowance........       3,765,000        (177,000)     (5,492,000)      --
                                                    --------------  --------------  --------------  -------------
                                                    $      (26,813) $       45,000  $   (4,099,000) $   1,220,000
                                                    --------------  --------------  --------------  -------------
                                                    --------------  --------------  --------------  -------------

                          GREAT PLAINS SOFTWARE, INC.

NOTE 9--INCOME TAXES (CONTINUED)
    The differences between the expected tax provision based on the federal income tax statutory rate and the actual provision for the years presented are summarized as follows:

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                                 YEAR ENDED MAY 31,               FEBRUARY 28,
                                                    --------------------------------------------  -------------
                                                         1994           1995           1996           1997
                                                    --------------  ------------  --------------  -------------
Expected tax provision (benefit) at statutory
  rate............................................  $   (3,521,000) $    126,000  $    1,143,000  $   1,093,000
State income taxes, net of federal tax effect.....        (342,000)       12,000         111,000         97,000
Change in valuation allowance.....................       3,765,000      (177,000)     (5,492,000)      --
Other.............................................          71,187        84,000         139,000         30,000
                                                    --------------  ------------  --------------  -------------
    Total.........................................  $      (26,813) $     45,000  $   (4,099,000) $   1,220,000
                                                    --------------  ------------  --------------  -------------
                                                    --------------  ------------  --------------  -------------

    At February 28, 1997, the Company had available for tax purposes net operating loss carryforwards of approximately $1,868,000 which could be used to offset taxable income through May 2010. Income tax credit carryforwards included in deferred tax assets generally expire through May 2010.

    At May 31, 1994 and 1995, the Company had determined that the realization of the net operating loss carryforward and other deferred tax assets did not meet the recognition criteria under SFAS No. 109, and, accordingly, a valuation allowance was established for the tax benefit of these items. The valuation allowance was reversed during 1996 due primarily to the utilization of a portion of the net operating loss carryforwards, and on the basis of an analysis performed by management which considered all available evidence, both positive and negative, as well as the weight and importance of such evidence. As a result of this analysis, management believed it was more likely than not that these tax benefits would be realized in the future, and, accordingly, reversed the remaining valuation allowance in the fourth quarter of fiscal 1996.

NOTE 10--INCENTIVE STOCK OPTION PLAN

    The Company adopted an Employee Incentive Stock Option Plan for certain key employees in 1983. At February 28, 1997, 2,066,667 shares of common stock had been reserved for issuance or grant under this plan. The options are granted to employees at 100% of the fair market value on the date of grant. The fair market value, rate of exercisability and expiration dates of the options granted are determined by the Board of Directors at the time of grant. Options generally vest ratably over five years from date of grant and expire six years after grant.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 10--INCENTIVE STOCK OPTION PLAN (CONTINUED)

    The following summary of outstanding options and shares reserved under the Plan is as follows:

                                                                                      WEIGHTED
                                                    OPTION PRICE       EXPIRATION      AVERAGE
                                     OPTIONS           RANGE              DATE        EXERCISE
                                   OUTSTANDING       PER SHARE       (FISCAL YEAR)      PRICE
                                   ------------  ------------------  --------------  -----------
Outstanding at May 31, 1993......    1,040,000     $1.70 to $2.72     1995 - 1999     $    2.05

  Granted........................       52,000         $3.41                          $    3.41
  Exercised......................      (21,120)    $1.96 to $2.42                     $    2.01
  Canceled/expired...............      (97,333)    $2.42 to $2.55                     $    2.23
                                   ------------

Outstanding at May 31, 1994......      973,547     $1.70 to $3.41     1995 - 1999     $    2.11

  Granted........................      187,433         $4.16                          $    4.16
  Exercised......................      (77,333)    $1.70 to $2.55                     $    1.77
  Canceled/expired...............      (20,000)    $1.96 to $4.16                     $    3.08
                                   ------------

Outstanding May 31, 1995.........    1,063,647     $1.96 to $4.16     1997 - 2001     $    2.48

  Granted........................      619,333     $5.20 to $6.41                     $    5.42
  Exercised......................      (32,013)    $1.96 to $2.57                     $    2.30
  Canceled/expired...............     (321,320)    $2.57 to $5.20                     $    4.89
                                   ------------

Outstanding May 31, 1996.........    1,329,647     $1.96 to $6.41     1997 - 2002     $    3.27

  Granted........................      361,000     $6.41 to $7.71                     $    6.87
  Exercised......................     (574,313)    $1.95 to $5.44                     $    2.12
  Canceled/expired...............      (88,667)    $4.16 to $6.41                     $    5.36
                                   ------------

Outstanding February 28, 1997....    1,027,667     $1.96 to $7.71     1997 - 2003     $    5.02
                                   ------------
                                   ------------

    As of February 28, 1997 there were currently exercisable options outstanding covering 298,740 shares, exercisable at prices ranging from $1.95 to $6.41 per share.

    In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock based transactions with employees and adopt the disclosure only provisions of SFAS No. 123. As a result, no compensation expense has been recognized for the awards made in the form of stock options. If the Company had elected to recognize compensation costs for stock based compensation plans based on the fair value at the grant dates for awards under those plans consistent with the method

                          GREAT PLAINS SOFTWARE, INC.

NOTE 10--INCENTIVE STOCK OPTION PLAN (CONTINUED) prescribed by SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                         YEAR ENDED     NINE MONTHS ENDED
                                        MAY 31, 1996    FEBRUARY 28, 1997
                                        -------------  -------------------
Net income              As reported        $7,460,663           $1,995,267
                        Pro forma          $7,396,755           $1,884,649

Earnings per share      As reported             $0.75                $0.20
                        Pro forma               $0.74                $0.19

    The fair value of the stock options used to compute pro forma net income and earnings per share disclosures is the present value at grant date using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and the nine months ended February 28, 1997: no dividend yield, expected volatility of 44.5%, risk free interest rate of 6.46%, and an expected holding period of 6 years.

    The following table summarizes the status of the Company's stock options outstanding as of February 28, 1997:

                                    STOCK OPTIONS OUTSTANDING
                              -------------------------------------
                                  WEIGHTED                             STOCK OPTIONS EXERCISABLE
                                  AVERAGE            WEIGHTED        ------------------------------
   RANGE OF                      REMAINING       AVERAGE EXERCISE                WEIGHTED AVERAGE
EXERCISE PRICE     SHARES     CONTRACTUAL LIFE         PRICE          SHARES      EXERCISE PRICE
---------------  -----------  ----------------  -------------------  ---------  -------------------
$1.95-$2.93          242,267       0.8 years         $    2.17         209,467       $    2.12
$2.94-$4.40          160,000       3.4 years         $    4.00          44,073       $    3.89
$4.41-$6.60          543,400       5.2 years         $    6.04          45,200       $    5.52
$6.61-$9.90           82,000       5.3 years         $    7.47          --              --
                 -----------                                         ---------
    Total          1,027,667                                           298,740
                 -----------                                         ---------
                 -----------                                         ---------

NOTE 11--EMPLOYEE BENEFIT PLAN

    The Company maintains a defined contribution 401(k) Profit Sharing Plan covering substantially all employees. The Company currently matches 25% of each participants' contribution up to 8% of their annual salary and can make discretionary profit sharing contributions to the plan. The Company's contribution to this plan for the years ended May 31, 1994, 1995 and 1996 and the nine months ended February 28, 1997 was approximately $186,000, $230,000, $251,000, and $229,000 respectively.

NOTE 12--RELATED PARTY TRANSACTIONS

  NOTE PAYABLE TO STOCKHOLDER

    In June 1994, the Company received a $1,500,000 loan from a stockholder bearing interest at 7.25%. The entire balance plus accrued interest of $5,000 was repaid in June 1994.

    As of May 31, 1994, the Company had outstanding a series of unsecured notes aggregating $940,000 with stockholders of the Company. These notes had interest rates ranging from 7.25% to 8.5%

                          GREAT PLAINS SOFTWARE, INC.

NOTE 12--RELATED PARTY TRANSACTIONS (CONTINUED) during 1995 and were paid off as of May 31, 1995. Interest expense of $90,842 and $36,039 was recorded on these notes during fiscal 1994 and 1995, respectively.

    A director of the Company was paid $104,700, $53,900, $36,800 and $24,525 in 1994, 1995, 1996 and the nine months ended February 28, 1997 (plus reimbursement of expenses), respectively, for consulting services rendered to the Company pursuant to consulting agreements with the Company.

  STOCK OPTION GRANT BY PRINCIPAL STOCKHOLDERS

    In April 1995, certain principal common stockholders granted to an officer/director of the Company an option to purchase 711,156 shares of common stock directly from them at an exercise price of $4.16 per share (fair market value at date of grant). Certain events, including a decision by the Board of Directors to initiate an initial public offering, accelerate the vesting period. These options were exercised on January 2, 1997.

NOTE 13--STOCKHOLDERS' EQUITY

    The Board of Directors met on February 20, 1997 and took the following actions in connection with the initial public offering of shares of the Company's common stock: (a) authorized a four-for-three stock split of the issued and outstanding common stock of the Company, in the form of a stock dividend, to be effective immediately prior to the public offering (all references to common stock amounts, shares, per share data and preferred stock conversion rights included in the financial statements and these notes have been adjusted to give retroactive effect to the stock split); (b) authorized an increase in capital stock to 100,000,000 shares of $0.01 par value common stock and 30,000,000 shares of $0.01 par value preferred stock to be both contingent and effective upon stockholder approval and the first closing of the initial public offering of common stock; (c) waived, subject to the closing of an initial public offering, the Company's contractual rights to repurchase shares of common stock from employees of the Company; and (d) authorized certain incentive stock plans contingent and effective upon stockholder approval and consummation of the initial public offering. These incentive plans include (i) the 1997 Employee Stock Purchase Plan providing for the purchase of common stock at a discounted price, (ii) the 1997 Stock Incentive Plan providing for the grant of stock based compensation to eligible persons and (iii) the Outside Directors' Stock Option Plan providing for the grant of nonqualified stock options to nonemployee directors of the Company.

  SERIES A CONVERTIBLE PREFERRED STOCK

    In June 1994, the Company sold 225,000 shares of $.01 par value Series A Convertible Preferred Stock (the "Series A Preferred Stock") at $1.00 per share to an officer/director who may convert these shares into 54,000 shares of common stock at any time after June 15, 1997 at a rate of .24 shares of common stock for each share of Series A Preferred Stock. In the event of a public offering (a "Qualified Public Offering") with aggregate proceeds of at least $10,000,000 and the issuance of 15% of the resulting outstanding shares of the Company, the Series A Preferred Stock shall be automatically converted to shares of common stock. The holder of the Series A Preferred Stock is not entitled to dividends or other distributions, has preference over common stock upon liquidation and has the right to elect one director.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 13--STOCKHOLDERS' EQUITY (CONTINUED)
  SERIES B MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Also in June 1994, the Company entered into an agreement for the sale of Series B Mandatorily Redeemable Convertible Preferred Stock (the "Series B Preferred Stock") and warrants. On June 24, 1994, at the first closing, the Company sold 888,576 of $.01 par value Series B Preferred Stock and contingent warrants to purchase an additional 752,234 shares of Series B Preferred Stock for an aggregate purchase price of $6,300,004. On September 22, 1994, the second closing, the Company sold an additional 282,088 shares of Series B Preferred Stock for an aggregate purchase price of $2,000,004.

    During May 1995, the Company and the holders of the Series B Preferred Stock agreed to reprice the previously issued shares of Series B Preferred Stock and eliminate the warrants. The Company issued an additional 174,556 shares of Series B Preferred Stock in return for the cancellation of the warrants. Thus, the total Series B Preferred Stock sold in the three transactions was 1,345,220 shares at an average price of $6.17.

    Holders of the Series B Preferred Stock may convert their shares into 1,793,627 shares of common stock at any time after the date of issuance. In the event of a Qualified Public Offering, the Series B Preferred Stock shall be automatically converted to such number of shares of common stock. The holders of Series B Preferred Stock also have the right to require the Company to redeem their shares at any time after June 24, 1998 at a price of $6.17 per share or, if higher, the fair market value of such shares if the Company has not undertaken a Qualified Public Offering. The Company carries this Series B Preferred Stock at fair value which management considers to equal $6.17, $8.55 and $9.35 per share at May 31, 1995 and 1996 and February 28, 1997, respectively.

    The holders of the Series B Preferred Stock are not entitled to dividends or other distributions but have preference over common stock upon liquidation.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Hambrecht & Quist LLC and Piper Jaffray Inc. are acting as representatives, has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:

                                                                                  NUMBER OF
                                                                                  SHARES OF
                                 UNDERWRITER                                    COMMON STOCK
-----------------------------------------------------------------------------  ---------------
Goldman, Sachs & Co..........................................................
Hambrecht & Quist LLC........................................................
Piper Jaffray Inc............................................................

                                                                               ---------------
          Total..............................................................       3,000,000
                                                                               ---------------
                                                                               ---------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $     per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $     per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Common Stock offered.

    The Company, its directors and officers, and certain of its shareholders have agreed that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or of any other securities of the Company (other than, in the case of the Company, pursuant to stock incentive plans existing on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the offering. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

    Prior to the offering, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of business potential and earnings prospects for the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Certain of Goldman, Sachs & Co.'s affiliated investment limited partnerships own 1,793,627 shares of Common Stock, representing 18.1% of the outstanding Common Stock of the Company and, upon completion of the offering, will own approximately 13.9% of the outstanding Common Stock. See "Principal Shareholders." Such affiliates are subject to the 180-day lock-up that applies to other shareholders as described above. Goldman, Sachs & Co. and their affiliates (other than such investment limited partnerships) will be permitted to engage in stabilization, brokerage and ordinary course of business transactions and will be permitted, pursuant to a registration statement under the Securities Act maintained by the Company, to sell Common Stock and related securities in connection with market-making transactions from time to time, both during and after the 180-day period. See "Shares Eligible for Future Sale."

    The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Common Stock following completion of the offering. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained following the completion of the offering. See "Risk Factors-- No Prior Market; Possible Volatility of Stock Price".

    In addition, the Underwriting Agreement contains certain provisions with respect to such market-making activities. Because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. will be required to deliver a current prospectus to any purchaser in connection with any such market-making transactions. The Company has agreed to make from time to time certain amendments or supplements to the Prospectus and to pay certain expenses relating to such amendments or supplements.

    Goldman, Sachs & Co. has entered into an agreement with the Company pursuant to which it has provided from time to time, and expects to provide in the future, investment banking services to the Company for customary fees and commissions.

    A representative of certain affiliates of Goldman, Sachs & Co. serves as a member of the Board of Directors of the Company. See "Certain Transactions."

    At the request of the Company, the Underwriters have reserved shares of the Common Stock offered hereby for sale at the public offering price to Partners, directors, officers and employees of the Company and certain other persons. Such Partners, directors, officers, employees and other persons will purchase, in the aggregate, less than 15% of the Common Stock offered hereby, of which approximately 10% are expected to be purchased by Partners. The number of shares available to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus. Partners who purchase such reserved shares will be required to execute a lock-up agreement with the representatives of the Underwriters pursuant to which they will agree that, without the prior written consent of the representatives of the Underwriters, they will not sell or otherwise dispose of any shares of Common Stock during the 180-day period following the date of this Prospectus.

    Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed to be an affiliate of Goldman, Sachs & Co. For a description of certain relationships between Goldman, Sachs & Co. and its affiliates and the Company, see "Management," "Certain Transactions" and "Principal Shareholders." The offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Hambrecht & Quist LLC will serve in such role and will recommend a price in compliance with the requirements of Rule 2720. Hambrecht & Quist LLC will receive compensation from the Company in the amount of $10,000 for serving in such role. In connection with the offering, Hambrecht & Quist LLC in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval by the customer.

    During and after the offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include overallotment, stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                                                      APPENDIX A

                          GREAT PLAINS SOFTWARE, INC.
                            INITIAL PUBLIC OFFERING
                              WORLD WIDE WEB SITE

    The Company has established a dedicated World Wide Web site (the "website") relating to this offering at the address http://www.ipo-greatplains.com. The user name for access to the website is "greatplains," and the password for access to the website is "arthur." The website contains the preceding portion of this Prospectus, as well as demonstrations of certain of the Company's products and comments from members of the Company's management. A transcript of the contents of the website, other than the preceding text, is set forth in this Appendix.

VISUAL: THIS PAGE CONTAINS THE GREAT PLAINS SOFTWARE LOGO IN THE UPPER LEFT-HAND CORNER AND THE REALAUDIO LOGO AT THE BEGINNING OF THE SENTENCE THAT BEGINS, "TEST YOUR SYSTEM NOW..."

To ensure you are viewing the most current filing, click on the "Refresh" or "Reload" button at the top of your browser.

Great Plains Software, Inc. Preliminary Prospectus, subject to completion, dated May 21, 1997.

Welcome to the Great Plains Software, Inc. Initial Public Offering Website. This website is accessible only to those persons who have received a printed Preliminary Prospectus dated May 21, 1997 relating to the initial public offering of Great Plains Software, Inc., and who have correctly entered the password taken from the Paper Preliminary Prospectus.

Before you complete this form, please note that this website requires use of RealAudio, which is freely available from Progressive Networks. Note: For best results, choose the RealAudio Player 3.0. If you are using Microsoft Internet Explorer 3.0 or above, this software may already be installed on your system.

Test your system now to determine if you need to install the RealAudio.

The Product Demonstration portion of this Website Prospectus may be downloaded; however, such downloading may take a significant length of time. The textual prospectus portion of this Website Prospectus can not be downloaded. In addition, the Paper Preliminary Prospectus includes items that are either not capable of being downloaded or may take time to download.

Please enter the following information to help us know who is accessing this Website Prospectus.


Name ______________________________________________________
Address ____________________________________________________
City______________________ State/Province____Zip/Postal _________
Country ____________________________________________________
Telephone __________________________________________________
e-mail (optional) _____________________________________________


___ I confirm that I have received a Paper Preliminary Prospectus bearing the date set forth above.

Submit

Please ensure that you review the textual portion of the Prospectus as set forth in the Paper Preliminary Prospectus. You can also review the text of the Paper Preliminary Prospectus at this Website Prospectus.

VISUAL: THIS PAGE CONTAINS THE GREAT PLAINS SOFTWARE LOGO AT THE TOP CENTER.

Preliminary Prospectus, subject to completion, dated June 13, 1997

IMPORTANT INFORMATION

There can be no assurance that any of the shares offered will be available for purchase by any prospective purchaser.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor offers to buy be accepted prior to the time the registration statement becomes effective. The Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No person has been authorized to give any information or to make any representations other than those contained in the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. The Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer to sell is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

This website may not be copied or further distributed at any time.

Continue to Preliminary Prospectus

Please ensure that you review the textual portion of the Prospectus as set forth in the Paper Preliminary Prospectus. You can also review the text of the Paper Preliminary Prospectus at this Website Prospectus.

VISUAL: THIS PAGE CONTAINS THE GREAT PLAINS SOFTWARE LOGO AT THE TOP CENTER.

                                   3,000,000 Shares

                                     Common Stock
                              (par value $.01 per share)
                                  TABLE OF CONTENTS
Cover
Additional Information
Prospectus Summary
Risk Factors
Use of Proceeds
Dividend Policy
Dilution
Capitalization
Selected Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Certain Transactions
Principal Shareholders
Description of Capital Stock
Shares Eligible for Future Sale
Legal Matters
Experts
Index to Consolidated Financial Statements
Underwriting

Continue

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Through and including          , 1997 (the 25th day after the date of this
Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

    Goldman, Sachs & Co.
         Hambrecht & Quist
              Piper Jaffray Inc.
Representatives of the Underwriters

[Next Section]

VISUAL: AT THE TOP OF THE PAGE ARE THREE IMAGES INDICATING LINKS TO THREE SEPARATE AREAS OF THE WEBSITE.

ON THE LEFT IS AN IMAGE INDICATING A LINK TO THE "PRODUCT DEMONSTRATION" SECTION. THIS IMAGE IS COMPRISED OF A HUMAN HAND WITH AN EXTENDED FOREFINGER APPEARING TO TOUCH WATER. THE RIPPLES EMANATING FROM THE FINGER TIP RANDOMLY CONTAIN THE WORDS "WINDOWS NT," "CLIENT/SERVER," "LEADING TECHNOLOGIES," "WINDOWS 95" CUSTOMER SERVICE," "INTERNET," "SQL SERVER," "EASE OF USE," "PARTNER NETWORK," "OPENNESS" AND "GLOBAL MARKETS."

IN THE CENTER IS AN IMAGE INDICATING A LINK TO THE "PRODUCT OVERVIEW" SECTION. THIS IMAGE IS COMPRISED OF A COMPUTER SCREEN SHOWING THE COMPANY'S DYNAMICS ILLUSTRATION, WHICH ABSTRACTLY DEPICTS A GROUP OF MEN AND WOMEN ASSEMBLING A GLOBE.

TO THE RIGHT IS THE IMAGE OF THE COVER OF THE PAPER PROSPECTUS INDICATING A LINK BACK TO THE TABLE OF CONTENTS OF THE PAPER PROSPECTUS.

THIS PAGE ALSO CONTAINS A PHOTOGRAPH OF GREAT PLAINS SOFTWARE CHAIRMAN AND CEO DOUGLAS J. BURGUM, AS WELL AS THE COMPANY'S LOGO.


Mission Statement:
To improve the life and business success of Partners and Customers by providing superior financial management software, services and tools.

Hello, I'm Doug Burgum. As Chairman and CEO of Great Plains Software I want to welcome you to our Website Prospectus. We've created this site to present our Prospectus in an electronic format so that, in addition to reading about our products and technologies, you can see them demonstrated here. All portions of this Website are part of the printed Prospectus. You'll see our Dynamics C/S+ and Dynamics client/server financial management product lines, including our new Internet applications, our DynamicTools suite and, finally, some of the technologies behind these products. You'll be able to download product demonstrations from this Website Prospectus. Enjoy yourself and thank you for visiting our Website Prospectus.

Douglas J. Burgum
Chairman & CEO

Home | Product Overview | Product Demonstrations | Table of Contents

Great Plains Software
Copyright Great Plains Software, Inc.
All rights reserved.

Please ensure that you review the textual portion of the Prospectus as set forth in the Paper Preliminary Prospectus. You can also review the text of the Paper Preliminary Prospectus at this Website Prospectus.

Product Overview

VISUAL: THIS PAGE CONTAINS A PHOTOGRAPH OF STEVE SYDNESS. IT ALSO INCLUDES THE LOGOTYPES OF GREAT PLAINS' CLIENT/SERVER PRODUCTS DYNAMICS AND DYNAMICS C/S+.

Steve Sydness
Group Vice President Dynamics

Hi, my name is Steve Sydness. Welcome to the product overview section of our Website Prospectus. Here you will learn more about our products and technologies. First we'll talk about Great Plains' client/server products, Dynamics C/S+ and Dynamics. In particular, you'll have a chance to see some of the features that make these products easy to learn and use.


VISUAL: THIS PAGE CONTAINS THE LOGOTYPES OF GREAT PLAINS' CLIENT/SERVER PRODUCTS DYNAMICS AND DYNAMICS C/S+.

Dynamics C/S+ and Dynamics have similar broad accounting functionality, user interfaces and basic navigational features, but they are designed for different business sizes and types within the segment referred to as the Corporate Market. The Corporate Market generally consists of businesses with $1 million to $250 million in revenues and 10 to 2500 employees.

VISUAL: THIS PAGE CONTAINS THE COMPANY'S DYNAMICS ILLUSTRATION, WHICH ABSTRACTLY DEPICTS A GROUP OF MEN AND WOMEN ASSEMBLING A GLOBE.

Dynamics C/S+ is Great Plains' client/server financial management system for Corporate Market businesses that have high volume processing requirements, complex financial management needs and formal IT departments.

Dynamics is Great Plains' client/server financial management solution for Corporate Market businesses that need a Windows client/server solution that is flexible and cost-effective, but does not require IT personnel dedicated to database administration.


VISUAL: THIS PAGE CONTAINS A VIEW OF THE GREAT PLAINS DYNAMICS MENU BAR.

The Dynamics C/S+ and Dynamics user interfaces adhere closely to Windows design standards, making them easy to learn and easy to use.

VISUAL: THIS PAGE CONTAINS A GREAT PLAINS DYNAMICS CHECKLIST SCREEN AND A CLOSEUP OF THE DYNAMICS WORK BUTTON DROP-DOWN MENU.

We have built in navigational features to enhance their ease of use. For example, on-line to-do lists guide users through often-repeated processes and ensure all steps are completed.

A Work button can be customized by individual users to allow direct navigation to all Dynamics applications as well as certain external applications.


VISUAL: THIS PAGE CONTAINS AN IMAGE OF THREE DYNAMICS WINDOWS OPEN AT THE SAME TIME.

Dynamics' 32-bit, native Windows 95 and Windows NT implementation allows multiple windows to be open at once, letting users easily change tasks or find necessary information without leaving a current task.

VISUAL: THIS PAGE CONTAINS AN IMAGE OF THREE DYNAMICS WINDOWS THAT TRACE THE ACTIVITY OF A TRANSACTION.

Dynamics' cross-application drilldown capabilities allow users to quickly and easily access information.

Providing a real-time, on-line audit trail that lets users trace transactions throughout the system, back to the original entry if desired.


VISUAL: THIS PAGE CONTAINS A DYNAMICS WINDOW AND A MICROSOFT EXCEL WINDOW, ILLUSTRATING THE SHARING OF INFORMATION BETWEEN THE APPLICATIONS.

In addition, customers can easily transfer information to desktop applications, such as Microsoft Word or Excel, for analysis and dissemination.

VISUAL: THIS PAGE CONTAINS A PHOTOGRAPH OF NITA MORLOCK.

Nita Morlock
Director of
Marketing

My name is Nita Morlock. I want to tell you some more about Dynamics C/S+. Dynamics C/S+ is a leading Windows NT client/server solution for Corporate Market businesses that require the distributed processing and increased throughput delivered by Windows NT, Microsoft SQL Server and the multi-tier architecture of Dynamics C/S+.

VISUAL: THIS PAGE CONTAINS THE LOGOS OF FOUR MICROSOFT PRODUCTS: WINDOWS, BACKOFFICE, WINDOWS NT AND SQL SERVER.


Dynamics C/S+ was one of the first client/server financial management systems to receive BackOffice logo compliance certification from Microsoft. BackOffice is the Microsoft suite of products that includes Windows NT and SQL Server.

Dynamics C/S+ is a 32-bit application optimized for Windows NT and for the latest releases of Microsoft SQL Server.

VISUAL: THIS PAGE CONTAINS THE SCHEMATIC ILLUSTRATION OF A MULTI-TIERED CLIENT/SERVER IMPLEMENTATION, INCLUDING CLIENTS, A DATABASE SERVER AND SEVERAL APPLICATION SERVERS.

The multi-tier client/server architecture of Dynamics C/S+ enhances processing flexibility and efficiency by allowing processing to occur on different tiers.


VISUAL: THIS PAGE CONTAINS THE SCHEMATIC ILLUSTRATION OF A MULTI-TIERED CLIENT/SERVER IMPLEMENTATION, INCLUDING CLIENTS, A DATABASE SERVER AND SEVERAL APPLICATION SERVERS, WITH THE DESKTOP CLIENT COMPUTERS HIGHLIGHTED.

On the desktop computer_

VISUAL: THIS PAGE CONTAINS THE SCHEMATIC ILLUSTRATION OF A MULTI-TIERED CLIENT/SERVER IMPLEMENTATION, INCLUDING CLIENTS, A DATABASE SERVER AND SEVERAL APPLICATION SERVERS, WITH THE APPLICATION SERVERS HIGHLIGHTED.

On the application server_


VISUAL: THIS PAGE CONTAINS THE SCHEMATIC ILLUSTRATION OF A MULTI-TIERED CLIENT/SERVER IMPLEMENTATION, INCLUDING CLIENTS, A DATABASE SERVER AND SEVERAL APPLICATION SERVERS, WITH THE DATABASE SERVER HIGHLIGHTED.

Or on the database server.

VISUAL: THIS PAGE CONTAINS THE SCHEMATIC ILLUSTRATION OF A MULTI-TIERED CLIENT/SERVER IMPLEMENTATION, INCLUDING CLIENTS, A DATABASE SERVER AND SEVERAL APPLICATION SERVERS, WITH THE ADDITION OF THE DEPICTION OF A WIDE AREA NETWORK THAT INCLUDES THE USE OF AN INTERNET INFORMATION SERVER AND A CITRIX WINFRAME SERVER,

In addition, this architecture also enhances scalability and deployment capabilities over Wide Area Networks and the Internet. Clients can access Dynamics C/S+ using Internet Information Server and Citrix Winframe Server.


VISUAL: THIS PAGE INCLUDES THE DYNAMICS AND DYNAMICS C/S+ LOGOTYPES.

Both Dynamics and Dynamics C/S+ are sold, implemented and supported by Great Plains' extensive network of independent Partner organizations throughout the United States, Canada and select international markets.

VISUAL: THIS PAGE CONTAINS A PHOTOGRAPH OF CECIL BORDAGES. IT ALSO INCLUDES AN ABSTRACT ILLUSTRATION DEPICTING THE INTERNET, CONSISTING OF AN EARTH-COLORED GLOBE SURROUNDED BY A LARGER SPHERE WITH A COMET-SHAPED OBJECT CIRCLING THE GLOBE.

Cecil Bordages
General Manager
Internet Product Group

I'm Cecil Bordages. I want to show you Great Plains' new Internet applications. These applications can extend the financial system to employees across the company and key customers and suppliers through a common Web browser. Here are the two applications that are available today.

Dynamics.View lets decision makers across an organization view specific information in the accounting system.


VISUAL: THIS PAGE CONTAINS A DYNAMICS.VIEW CUSTOMER DEMOGRAPHICS INFORMATION REQUEST WINDOW.

For example, this Customer Demographics Information screen displays relevant demographic information a sales manager might need for...

VISUAL: THIS PAGE CONTAINS A CUSTOMER DEMOGRAPHICS INFORMATION WINDOW.

 ...say, a quick contact person check.

All Dynamics.View pages are built using Internet-standard HTML, making them easy to support and customize.


VISUAL: THIS PAGE CONTAINS THE DYNAMICS.ORDER LOGOTYPE.

The other Internet application, Dynamics.Order, is a business-to-business order processing system that allows a company to accept orders from regular customers over the Internet.

VISUAL: THIS PAGE CONTAINS A DYNAMICS.ORDER CUSTOMER ID AND PASSWORD WINDOW.

To place an order, the customer enters an ID and password.


VISUAL: THIS PAGE CONTAINS A DYNAMICS.ORDER ORDER ENTRY WINDOW.

When the password is accepted, an Order Entry screen allows the customer to select items from inventory, edit the shipping address and even enter a comment about the order for future reference.

VISUAL: THIS PAGE CONTAINS A DYNAMICS.ORDER CONFIRMATION WINDOW AND A DYNAMICS.ORDER ORDER STATUS WINDOW.

When the customer clicks on "Send Order," the order is entered directly into the Sales Order Processing application of the Dynamics or Dynamics C/S+ accounting system, and a confirmation screen appears, showing an order number, order status and the invoice total.

Once the order has been accepted, the customer can use Dynamics.Order to monitor its status and see, for example, when it was shipped and if any items were backordered.


VISUAL: THIS PAGE CONTAINS A PHOTOGRAPH OF TIM BROOKINS. IT ALSO CONTAINS THE DYNAMICTOOLS LOGOTYPE.

Tim Brookins
Chief Architect
DynamicTools

I'm Tim Brookins and I'd like to talk about DynamicTools and how they can extend the functionality of Dynamics C/S+ and Dynamics through customization, integration with third-party applications and even the development of applications unique to a specific customer

VISUAL: THIS PAGE CONTAINS A BULLET-POINT LISTING OF THE DYNAMICTOOLS SUITE.

There are several tools in the DynamicTools suite...
- Dexterity
- Continuum for Visual Basic
- Visual Basic for Applications
- Report Writer
- Modifier
- NetTools


VISUAL: THIS PAGE CONTAINS A BULLET-POINT LISTING OF THE DYNAMICTOOLS SUITE WITH CONTINUUM FOR VISUAL BASIC AND MODIFIER HIGHLIGHTED.

Here's a brief look at two of them, Continuum for Visual Basic and the Modifier.
- Dexterity
- Continuum for Visual Basic
- Visual Basic for Applications
- Report Writer
- Modifier
- NetTools

VISUAL: THIS PAGE CONTAINS THE CONTINUUM FOR VISUAL BASIC LOGO AND A CONTINUUM WIZARD WINDOW.

Continuum for Visual Basic facilitates integration between Dynamics and Microsoft Visual Basic applications.

Using point and click Wizards you quickly create an integration with any Visual Basic application.


VISUAL: THIS PAGE CONTAINS A DYNAMICS WINDOW AND A VISUAL BASIC APPLICATION WINDOW WITH A BI-DIRECTIONAL ARROW POINTING BETWEEN THEM, ILLUSTRATING HOW CONTINUUM ALLOWS THE TWO TO BE SEAMLESSLY SYNCHRONIZED.

By using OLE Automation, Continuum for Visual Basic completely synchronizes data fields and buttons between the financial system and the Visual Basic application.

When text is entered in an integrated Visual Basic field, the same text now appears in Dynamics.

And when a record is selected in Dynamics, the record is also selected in the Visual Basic application. As you can see, the financial system and the Visual Basic application are completely synchronized.

VISUAL: THIS PAGE CONTAINS A DYNAMICS MODIFIER WINDOW.

The Dynamics Modifier is used to customize Dynamics and Dynamics C/S+ windows without affecting the underlying logic or software code. The Modifier lets you make many different kinds of changes.


VISUAL: THIS PAGE CONTAINS A STANDARD DYNAMICS PAYABLES DATA ENTRY WINDOW AND MODIFIED PAYABLES DATA ENTRY WINDOW.

For example, on the left is a standard payables data entry screen. The Modifier was used to simplify that screen for a single use--in this case COD payables entry--which you see on the right. Customized windows can be assigned to individual users, while other users continue to use the original window

The Modifier also lets you add and rearrange fields within windows, customize windows with graphics and color, add logos, change the names of toolbar selections to fit business practices, limit access to sensitive information and much more.

VISUAL: THIS PAGE CONTAINS A PHOTOGRAPH OF RAY AUGUST. IT ALSO INCLUDES THE LOGOS OF MICROSOFT WINDOWS, BACKOFFICE AND WINDOWS NT.

Ray August
Group Vice President
& Chief Technology
Officer

I'm Ray August and I want to tell you about Great Plains Software's record of technical innovation and leadership, and our investment in the development of new technologies and products.
We have standardized our client/server products on Microsoft technologies. That's why Dynamics and Dynamics C/S+ were among the first financial management applications to receive Windows 95 and BackOffice logo compliance certification from Microsoft.


VISUAL: THIS PAGE CONTAINS THE LOGOTYPES OF GREAT PLAINS DYNAMICS, DYNAMICS C/S+ AND MICROSOFT SQL SERVER.

Dynamics and Dynamics C/S+ are built on a 32-bit architecture that is optimized for Windows NT and Windows 95.

In addition, Dynamics C/S+ is optimized for the latest releases of Microsoft SQL Server and includes more than 4,000 stored procedures to enhance distributed processing, overall performance and data integrity. Our implementation of Microsoft SQL Server and Windows NT also enhances data accessibility and system scalability.
We believe that our open, componentized, multi-tier, client/server architecture is well-suited for the ongoing integration of new technologies.

VISUAL: THIS PAGE CONTAINS A PHOTOGRAPH OF DOUGLAS J. BURGUM.

Douglas J. Burgum
Chairman & CEO

I hope this brief overview has given you additional insight into the products offered by Great Plains Software and the technologies behind them. As I mentioned at the beginning of this presentation, for more information you can download specific product demonstrations from this Website Prospectus.
On behalf of everyone at Great Plains Software, thanks for your time and attention.


System-Wide Features | Dynamics C/S+ | Internet Products
Customization and Integration | Key Technologies | Closing

Great Plains Software
Copyright Great Plains Software, Inc.
All rights reserved.

VISUAL: THIS PAGE INCLUDES THE LOTUS SCREENCAM FOR WINDOWS AND MACINTOSH QUICKTIME LOGOS AT THE TOP OF THEIR RESPECTIVE COLUMNS.

PRODUCT DEMONSTRATIONS

TO DOWNLOAD A DESKTOP MOVIE:
1. Download the compressed file by double clicking on the file's icon. A "Save File" window will appear.
2. Save the compressed file to your hard drive.
3. Open your Windows Explorer, locate the compressed file, and expand the file by double clicking on the compressed file's icon.
4. When the file expansion is finished, close the self extract utility window and locate the expanded file. To view the contents of the expanded file, open the file by double clicking on the file's icon.


Prior to downloading these product demonstrations, please ensure that you review the textual version of the Prospectus as set forth in the Paper Preliminary Prospectus. You can also review the text of the Paper Preliminary Prospectus at this Website Prospectus.

    Windows   Macintosh
    ScreenCam QuickTime
NAVIGATION
Dynamics' flexible navigation makes it easy      602k 2.4m
for users to complete tasks quickly.             2.8 minutes 1.1 minutes
(Text-only version)

CUSTOMIZATION
Dynamics can be customized for preferred    985k n/a
business practices.                         4-6 minutes
(Text-only version)

ACCESS TO INFORMATION
Dynamics provides on-demand access to  993k 1.6m
real-time information.                 4-6 minutes 7.5 minutes
(Text-only version)

GENERAL LEDGER
Dynamics General Ledger provides on-line,   779k 1.1m
electronic audit trails.                    3.6 minutes 5 minutes
(Text-only version)

PAYABLES MANAGEMENT
Dynamics Payables Management handles   849k n/a
complex transactions                   4 minutes
with ease.
(Text-only version)

SALES ORDER PROCESSING
Dynamics Sales Order Processing increases   654k 864k
efficiency.                                 3 minutes 4 minutes
(Text-only version)

VISUAL: THE DEMONSTRATION CONSISTS OF AN AUDIO-VIDEO DEMONSTRATION OF
THE COMPANY'S DYNAMICS PRODUCT. THE VIDEO COMPONENT OF THE DEMONSTRATION CONSISTS OF AN ARROW CURSOR THAT MOVES AROUND THE SCREEN TO HIGHLIGHT ASPECTS OF THE PARTICULAR DYNAMICS WINDOW THAT IS BEING DISCUSSED BY THE NARRATOR. THE WINDOWS CHANGE THROUGHOUT THE PRESENTATION TO COINCIDE WITH THE MATTER BEING DISCUSSED.

NAVIGATION

Dynamics navigation makes it easy for users to complete tasks quickly and provides a great deal of flexibility so your business can define the way Dynamics works for you. First, Dynamics is organized by tasks, so if your job is to enter transactions, click the transactions button. The same goes for Inquiries, Reports and Cards, or Master Records. Routines and the Work button are two alternative ways to navigate and we'll cover those in a moment.

VISUAL: THE DYNAMICS TOOL BAR WITH THE TRANSACTIONS MENU OPEN.
CAPTION IN PAPER PROSPECTUS: DYNAMICS IS ORGANIZED BY TASK FOR EASE OF
NAVIGATION.


Let's say your job is to enter General Ledger adjustments. Click the Transactions button and choose Financials. This is called a palette and it contains all the transaction tasks for General Ledger. Palettes are handy because you can move them around the desktop. You can pin them down so they stay open after you choose a task. You can open multiple palettes so you can see all the tasks you might need. You can also remove and reorder tasks on the palette to customize the way you use Dynamics. Once you are inside a task, there is also another level of navigation available.

VISUAL: THREE DYNAMICS TASK PALETTES, PINNED IN PLACE.
CAPTION IN PAPER PROSPECTUS: TASK PALETTES CAN BE PINNED IN PLACE, AND CAN BE MODIFIED TO MATCH YOUR BUSINESS PRACTICES.


Let's pick general ledger transaction entry. Click one of the browse buttons to pull up an existing transaction. These buttons are what we call visual cues and they let you know that underlying information is available. The note button attaches a "sticky note." The lookup button means there is a lookup list, and the expansion button indicates an underlying data entry window. These buttons are available throughout Dynamics and they help you instantly review the information you need to complete the task you are on. In other words, you don't need to return to the palette unless you want to start a task that is not directly related to what you are doing right now.

VISUAL: A DYNAMICS WINDOW HIGHLIGHTING VISUAL CUES, INCLUDING BROWSE BUTTONS, STICKY NOTES AND A LOOKUP BUTTON.
CAPTION IN PAPER PROSPECTUS: VISUAL CUES MAKE IT EASY TO LOCATE AND REVIEW RELATED INFORMATION THROUGHOUT DYNAMICS.

Another powerful navigation tool is called the drilldown. Drilldowns explode the kind of information you have at your fingertips by opening related windows throughout the system. Let's highlight a distribution account and move the pointer up to the account field. Notice that the pointer turns into a magnifying glass. That means you can drill down to underlying information.

VISUAL: A DYNAMICS TRANSACTION ENTRY WINDOW WITH A DISTRIBUTION ACCOUNT HIGHLIGHTED.
CAPTION IN PAPER PROSPECTUS: DRILLDOWNS PROVIDE AN ELECTRONIC AUDIT TRAIL IN SECONDS.


We click and the account maintenance window appears. From here, you can get the account and financial information that will lead you to the answers you need. As you can see, navigating from within task windows is extremely powerful. Let's close these windows and return to the desktop.

VISUAL: THE DYNAMICS ACCOUNT MAINTENANCE WINDOW IS NOW IN FRONT OF THE TRANSACTION ENTRY WINDOW.
CAPTION IN PAPER PROSPECTUS: DEEPER LEVELS OF INFORMATION ARE JUST A CLICK AWAY.


Two other buttons help you personalize your navigation, the Routines, and the Work buttons. Routines allows you to create on-line to-do lists that users can follow to accomplish a string of tasks. They list the tasks in the order they are to be completed, and they open the exact window the user needs to complete the task. They even record the date, time and user for each task. Tasks can be added, modified, deleted or reprioritized on a checklist, and you can include outside applications for keystroke macros you have created.

VISUAL: A DYNAMICS CHECKLIST WINDOW.
CAPTION IN PAPER PROSPECTUS: ROUTINE CHECKLISTS PROVIDE ONLINE WORKFLOW MANAGEMENT.

The Work button can be defined for each user and can include the most frequently used tasks each user needs. The work button is a terrific navigation tool if you have users who may only access a few tasks, and you can add tasks to the Work button as their responsibilities increase. That's navigation Dynamics style. That is a powerful advantage to your business.

VISUAL: A PERSONALIZED DYNAMICS WORK BUTTON MENU.
CAPTION IN PAPER PROSPECTUS: THE WORK BUTTON CAN BE PERSONALIZED FOR EACH INDIVIDUAL, SIMPLIFYING NAVIGATION BY KEEPING ALL THE MOST IMPORTANT TASKS TOGETHER UNDER ON MENU.

VISUAL: THE DEMONSTRATION CONSISTS OF AN AUDIO-VIDEO DEMONSTRATION OF
THE COMPANY'S DYNAMICS PRODUCT. THE VIDEO COMPONENT OF THE DEMONSTRATION CONSISTS OF AN ARROW CURSOR THAT MOVES AROUND THE SCREEN TO HIGHLIGHT ASPECTS OF THE PARTICULAR DYNAMICS WINDOW THAT IS BEING DISCUSSED BY THE NARRATOR. THE WINDOWS CHANGE THROUGHOUT THE PRESENTATION TO COINCIDE WITH THE MATTER BEING DISCUSSED.

CUSTOMIZATION
Great Plains Dynamics is inherently customizable so it can work the way you do instead of the other way around. Let's take a look at some of the customization capabilities within Dynamics. First I will show you how you can customize palettes for streamlined navigation.

VISUAL: THE DYNAMICS COMPANY SETUP MENU.
CAPTION IN PAPER PROSPECTUS: DYNAMICS' PALETTES CAN BE CUSTOMIZED TO MIRROR YOUR BUSINESS PRACTICES.


All palettes can be modified to contain the selections you wish to see, in the order you wish to see them. You can remove selections your company doesn't use, and reorder selections, reducing the time it takes you to navigate from one task to the next.

VISUAL: THE DYNAMICS PALETTE SETUP WINDOW.
CAPTION IN PAPER PROSPECTUS: TASKS CAN BE REMOVED AND REORDERED ON PALETTES, MAKING IT EASY TO FIND THE MOST IMPORTANT PROCESSES.


You can rename existing selections to fit your specific business. You can even add external applications such as spreadsheets or word processing programs, making it easy for you to quickly switch to a different application.

VISUAL: THE DYNAMICS ADD-MODIFY PALETTES WINDOW.
CAPTION IN PAPER PROSPECTUS: EXTERNAL TASKS CAN BE ADDED TO PALETTES TO KEEP RELATED TASKS TOGETHER.


Now, I'll save all the changes we have made to the palette. Notice the changes and see how easy it is to access your word processor application directly from Dynamics.

VISUAL: THE DYNAMICS PALETTE MODIFIED IN THE ABOVE PROCESS.
CAPTION IN PAPER PROSPECTUS: THE MODIFIED PALETTE.

In most businesses, individuals within the accounting department are usually responsible for different functions, such as processing checks or recording daily invoices. With Dynamics every user can have a menu of their own. User-defined Work buttons include only the most frequently used tasks and external applications for each individual.

VISUAL: THE DYNAMICS WORK BUTTON MENU WITHOUT A CALCULATOR.
CAPTION IN PAPER PROSPECTUS: THE WORK BUTTON MAKES IT EASY TO GROUP FREQUENTLY USED TASKS UNDER ONE MENU.

It is easy to add a task to a Work button. Just select user preferences.

VISUAL: THE DYNAMICS USER PREFERENCES WINDOW.
CAPTION IN PAPER PROSPECTUS: EACH USER CAN HAVE HIS OR HER OWN PERSONALIZED WORK BUTTON.


Click on the Work button, and select to Add a new task. Name the item, select external task and locate the task.

VISUAL: THE DYNAMICS ADD-MODIFY WORK MENU WINDOW.
CAPTION IN PAPER PROSPECTUS: BOTH DYNAMICS WINDOWS AND EXTERNAL TASKS CAN BE INCLUDED UNDER THE WORK BUTTON.


Save your changes and there it is. The calculator has been added to your personal Work button.

VISUAL: THE DYNAMICS WORK BUTTON MENU WITH THE CALCULATOR.
CAPTION IN PAPER PROSPECTUS: THE PERSONALIZED WORK BUTTON.

VISUAL: THE DEMONSTRATION CONSISTS OF AN AUDIO-VIDEO DEMONSTRATION OF
THE COMPANY'S DYNAMICS PRODUCT. THE VIDEO COMPONENT OF THE DEMONSTRATION CONSISTS OF AN ARROW CURSOR THAT MOVES AROUND THE SCREEN TO HIGHLIGHT ASPECTS OF THE PARTICULAR DYNAMICS WINDOW THAT IS BEING DISCUSSED BY THE NARRATOR. THE WINDOWS CHANGE THROUGHOUT THE PRESENTATION TO COINCIDE WITH THE MATTER BEING DISCUSSED.

ACCESS TO INFORMATION

Dynamics gives you on-demand access to information, so you can get at the exact information you need, when you need it. Let's see how a data entry person can view multiple levels of detail while helping a customer. All the windows you will see are linked together, but you can also get at any of these windows by using the conventional menus and palettes. Here's the transaction entry window for Sales Order Processing. By using the browse buttons, we can look at all the transactions that have been entered into the system.

VISUAL: A DYNAMICS SALES TRANSACTION ENTRY WINDOW.
CAPTION IN PAPER PROSPECTUS: RELATED INFORMATION IS JUST A CLICK AWAY THROUGHOUT DYNAMICS.

Let's select the transaction for a backorder for Leisure Travel to demonstrate a few ways you can get at the information. By looking at the customer field, we can click on the expansion button and see more detailed information about that customer. The buttons at the bottom allow us to look at more detailed information about that customer, such as their current activity.

VISUAL: THE DYNAMICS SALES CUSTOMER DETAIL ENTRY WINDOW.
CAPTION IN PAPER PROSPECTUS: DETAILED CUSTOMER INFORMATION IN INSTANTLY AVAILABLE IN SALES ENTRY.


By clicking on the activity button we can look at the detailed transactions that have been entered in for that customer. We also have various ways to restrict looking at the transactions, such as by date. If we only want to look at the transactions that occurred on January 30, we would simply restrict the two dates, or "from" and "to" dates to the January 30 date. We would display the transaction and we would see the payments and the sales orders that have been entered for that customer.

VISUAL: THE DYNAMICS RECEIVABLES TRANSACTION INQUIRY WINDOW.
CAPTION IN PAPER PROSPECTUS: IT'S EASY TO REVIEW CURRENT ACTIVITY FOR A CUSTOMER, TO ANSWER QUESTIONS OR TO CHECK CREDIT HISTORY.

The two-line expansion button allows us to look at more information about that transaction. By highlighting the transaction, we also have another way to look at more information about that particular transaction. By going to the document number field, we can drill down in Dynamics and look at the actual data entry screen that the data entry operator used to enter that transaction.

VISUAL: THE DYNAMICS RECEIVABLES TRANSACTION INQUIRY WINDOW WITH A TRANSACTION HIGHLIGHTED.
CAPTION IN PAPER PROSPECTUS: DRILLING DOWN TO DEEPER LEVELS OF DETAIL PROVIDES COMPLETE, ACCURATE INFORMATION IN SECONDS.


This provides you with detailed level information about that transaction that was entered in by the data entry operator and provides you information you need, when you need it. This drilldown concept is available throughout Dynamics providing you with the power of access to information you need when you need it.

VISUAL: THE DYNAMICS RECEIVABLES TRANSACTION INQUIRY WINDOW SHOWING THE ORIGINAL TRANSACTION AS IT WAS ENTERED.
CAPTION IN PAPER PROSPECTUS: IN DYNAMICS, YOU CAN INSTANTLY DRILL DOWN TO THE ORIGINATING TRANSACTION FOR COMPLETE DETAIL AT ANY TIME.

VISUAL: THE DEMONSTRATION CONSISTS OF A REAL-TIME AUDIO-VIDEO DEMONSTRATION OF THE COMPANY'S DYNAMICS PRODUCT. THE VIDEO COMPONENT OF THE DEMONSTRATION CONSISTS OF AN ARROW CURSOR THAT MOVES AROUND THE SCREEN TO HIGHLIGHT ASPECTS OF THE PARTICULAR DYNAMICS WINDOW THAT IS BEING DISCUSSED BY THE NARRATOR. THE WINDOWS CHANGE THROUGHOUT THE PRESENTATION TO COINCIDE WITH THE MATTER BEING DISCUSSED.

GENERAL LEDGER

On-demand access to information is especially important to general ledger audit trails. This demonstration will show you how Great Plains Dynamics provides an electronic audit trail that instantly and easily leads you to the answers you are looking for. For example, let's drill down on this sales account.

VISUAL: THE DYNAMICS GENERAL LEDGER ACCOUNT MAINTENANCE WINDOW.
CAPTION IN PAPER PROSPECTUS: THE GENERAL LEDGER ACCOUNT MAINTENANCE WINDOW.


Looking at the account record, you can click on the summary button, pick a year to review, and instantly see the period balances or the net change. You can choose a period, then drill down on the balance for more information. Did you notice the pointer change to a magnifying glass? That means there is more information available for that field.

VISUAL: A DYNAMICS ACCOUNT SUMMARY WINDOW.
CAPTION IN PAPER PROSPECTUS: THE ACCOUNT SUMMARY WINDOW SHOWS PERIOD BALANCES FOR THIS ACCOUNT.


This underlying window shows the general ledger transactions that make up the balance we saw on the summary window. But sometimes you need to see further into the transaction, before the transaction was posted to general ledger. This Dynamics capability can be a crucial advantage during audit type inquiries.

VISUAL: A DYNAMICS DETAIL INQUIRY WINDOW.
CAPTION IN PAPER PROSPECTUS: DETAIL INQUIRY DISPLAYS EACH JOURNAL ENTRY THAT MAKES UP THE PERIOD BALANCE.

First, we drill down on the journal entry, and we see all of the other posting accounts in this transaction. Now we want to show the source document, so we click here and there it is.

VISUAL: A DYNAMICS TRANSACTION ENTRY WINDOW.
CAPTION IN PAPER PROSPECTUS: AN INDIVIDUAL JOURNAL ENTRY SHOWS HOW THE TRANSACTION APPEARED AS IT WAS POSTED TO GENERAL LEDGER.


An entire audit trail search. Instant, easy, without referring to a single piece of paper. That's the power of on-demand access to information.

VISUAL: A DYNAMICS SALES TRANSACTION INQUIRY WINDOW SHOWING THE ORIGINATING SALES TRANSACTION.
CAPTION IN PAPER PROSPECTUS: THE ORIGINATING SALES TRANSACTION COMPLETES THE ELECTRONIC AUDIT TRAIL.

VISUAL: THE DEMONSTRATION CONSISTS OF AN AUDIO-VIDEO DEMONSTRATION OF
THE COMPANY'S DYNAMICS PRODUCT. THE VIDEO COMPONENT OF THE DEMONSTRATION CONSISTS OF AN ARROW CURSOR THAT MOVES AROUND THE SCREEN TO HIGHLIGHT ASPECTS OF THE PARTICULAR DYNAMICS WINDOW THAT IS BEING DISCUSSED BY THE NARRATOR. THE WINDOWS CHANGE THROUGHOUT THE PRESENTATION TO COINCIDE WITH THE MATTER BEING DISCUSSED.

PAYABLES MANAGEMENT

Dynamics Payables Management handles all the payables functionality you'd expect. For example, if your business occasionally uses a company credit card to pay off vendor balances, payables management can greatly simplify the process for tracking this type of transaction. To do this, we begin in manual payments. Select the vendor, choose credit card as the payment method, select the credit card from the lookup window and enter the vendor's balance and a comment for later reference.

VISUAL: THE DYNAMICS PAYABLES MANUAL PAYMENT ENTRY WINDOW.
CAPTION IN PAPER PROSPECTUS: CREDIT CARD PAYMENTS ARE EASY THROUGH MANUAL PAYMENT ENTRY.

We then apply the payment by selecting the vendor's outstanding voucher. When the transaction is posted, the invoice for Burnett Travel will be paid off and a new invoice will automatically be created on your American Express.

VISUAL: THE DYNAMICS PAYABLES MANUAL PAYMENT ENTRY WINDOW SHOWING THE PAYMENT BEING APPLIED.
CAPTION IN PAPER PROSPECTUS: SIMPLY APPLY THE PAYMENT TO THE OUTSTANDING INVOICE(S).


Let me show you how that transaction would look in one of the many payables management inquiry windows you can use. You can immediately view online the new transaction for American Express.

VISUAL: THE DYNAMICS PAYABLES TRANSACTION INQUIRY WINDOW.
CAPTION IN PAPER PROSPECTUS: PAYABLES TRANSACTION INQUIRY MAKES IT EASY TO REVIEW TRANSACTIONS AFTER THEY'VE BEEN ENTERED.

Another example of Payables Management flexibility is the ability to hold payment for individual vendors or transactions. This is valuable whenever you question a charge or if you wish to hold a payment from a vendor. You can still post transactions that don't involve payment; however, the hold status prevents payment until the hold is removed.

VISUAL: THE DYNAMICS VENDOR MAINTENANCE WINDOW SHOWING A SINGLE VENDOR. CAPTION IN PAPER PROSPECTUS: DYNAMICS ENABLES YOU TO HOLD PROCESSING FOR ANY VENDOR...


Here's an example of how you can place an individual transaction on hold. As you can see, Dynamics Payables Management handles even complicated transactions.

VISUAL: THE DYNAMICS HOLD PAYABLES WINDOW SHOWING A SPECIFIC TRANSACTION PLACED ON HOLD.
CAPTION IN PAPER PROSPECTUS: ...OR ANY SPECIFIC TRANSACTION, FOR COMPLETE PAYABLES CONTROL.

VISUAL: THE DEMONSTRATION CONSISTS OF AN AUDIO-VIDEO DEMONSTRATION OF
THE COMPANY'S DYNAMICS PRODUCT. THE VIDEO COMPONENT OF THE DEMONSTRATION CONSISTS OF AN ARROW CURSOR THAT MOVES AROUND THE SCREEN TO HIGHLIGHT ASPECTS OF THE PARTICULAR DYNAMICS WINDOW THAT IS BEING DISCUSSED BY THE NARRATOR. THE WINDOWS CHANGE THROUGHOUT THE PRESENTATION TO COINCIDE WITH THE MATTER BEING DISCUSSED.


SALES ORDER PROCESSING

Dynamics Sales Order Processing increases efficiency by allowing you to create quotes and orders that can be used many times. These repeating orders are particularly useful for customers who routinely order the same items, allowing you to process orders faster and more consistently.

VISUAL: THE DYNAMICS SALES TRANSACTION ENTRY WINDOW.
CAPTION IN PAPER PROSPECTUS: SALES TRANSACTION ENTRY MAKES IT EASY TO SET UP REPEATING ORDERS.


For example, let's assume you have a customer who has purchased an annual service plan and you have agreed to bill them across twelve months for the total of the plan. Rather than creating a new invoice each month for the customer, you can create a repeating quote.

VISUAL: THE DYNAMICS SALES TRANSACTION ENTRY WINDOW SORTED BY DOCUMENT NUMBER. CAPTION IN PAPER PROSPECTUS: REPEATING QUOTES CAN BE TRANSFERRED TO ORDERS AT ANY TIME.


Sales Order Processing allows you to define the number of times you'll use this quote and how often. The system automatically tracks for you the number of times the quote has been repeated.

VISUAL: THE DYNAMICS SALES DOCUMENT ENTRY WINDOW WITH "MONTHLY" HIGHLIGHTED. CAPTION IN PAPER PROSPECTUS: DYNAMICS TRACKS THE REPEATING DETAILS.

As you transfer the quote to an order or invoice each month, the quote will remain in the system so that you can use it over and over again. This is just one of the many ways Dynamics will increase your efficiency and productivity.

VISUAL: THE DYNAMICS SALES TRANSACTION ENTRY WINDOW SHOWING THE REPEATING ORDER. CAPTION IN PAPER PROSPECTUS: THE REPEATING ORDER.

VISUAL: THE GREAT PLAINS SOFTWARE LOGO APPEARS AT THE TOP LEFT OF THE PAGE.

                                 Great Plains Software
                                     P.O. Box 9739
                                  Fargo, ND 58109-9739

COPYRIGHT NOTICE

   Copyright Great Plains Software, Inc. 1997. All rights reserved. All trademarks mentioned herein belong to their respective owners. Unless identified with the designation "Copy Freely", the contents of this website is copyrighted by Great Plains Software, Inc. Great Plains Software hereby authorizes you to copy documents published by Great Plains Software on the World Wide Web for non-commercial use within your organization only. In consideration of this authorization, you agree that any copy of these documents you make shall retain all copyright and other proprietary notices contained herein.

You may not otherwise copy or transmit the contents of this website either electronically or in hard copies. You may not alter the content of this website in any manner.

Individual documents published by Great Plains Software on the World Wide Web may contain other proprietary notices and copyright information specific to that individual document. Nothing contained herein shall be construed as conferring by implication, estoppel or otherwise any license or right under any patent, trademark or other property right of Great Plains Software or any third party. Except as expressly provided above nothing contained herein shall be construed as conferring any license or right under any copyright or other property right of Great Plains Software or any third party. Note that any product, process, or technology in this document may be the subject of other intellectual property rights reserved by Great Plains Software and may not be licensed here under.

Graphic and Text Appearing on Inside Back Cover of Prospectus:

    This page contains a picture of a hand with the index finger pointing upward. In circular patterns, emanating from the point of the index finger are the following words and phrases: Windows NT; Client/Server; Leading Technologies; Windows 95; Customer Service; Internet; SQL Server; Ease of Use; Partner Network; Openness; Global Markets. Also, in rows across the page, are repeating patterns of 0 1 0 1.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information....................................................    3
Prospectus Summary........................................................    5
Risk Factors..............................................................    8
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Dilution..................................................................   15
Capitalization............................................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   19
Business..................................................................   27
Management................................................................   41
Certain Transactions......................................................   51
Principal Shareholders....................................................   53
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   56
Legal Matters.............................................................   57
Experts...................................................................   57
Index to Consolidated Financial Statements................................  F-1
Underwriting..............................................................  U-1
Appendix A--World Wide Web Site...........................................  A-1

    THROUGH AND INCLUDING              , 1997 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,000,000 SHARES

                          GREAT PLAINS SOFTWARE, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                 --------------

                                     [LOGO]

                                 --------------

                              GOLDMAN, SACHS & CO.

                               HAMBRECHT & QUIST

                               PIPER JAFFRAY INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                             [ALTERNATE COVER PAGE]

                                     [LOGO]

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                 --------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Common Stock is quoted on the Nasdaq National Market under the symbol "GPSI."

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

    This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the shares of Common Stock related to market-making transactions, at prevailing prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. The closing of the Offering referred to herein, which constituted the initial public offering
of the shares of Common Stock of the Company, occurred on             , 1997.
See "Plan of Distribution".

                              GOLDMAN, SACHS & CO.

                                   ---------

               The date of this Prospectus is             , 1997.

                 [ALTERNATE PAGE--REPLACES UNDERWRITING PAGES]

                              PLAN OF DISTRIBUTION

    This Prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in shares of Common Stock effected from time to time after the commencement of the offering. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

    For a description of certain relationships and transactions between Goldman, Sachs & Co. and their affiliates and the Company, see "Management," "Certain Transactions" and "Principal Shareholders".

    The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Common Stock following completion of the offering. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--No Prior Market; Possible Volatility of Stock Price".

    Goldman, Sachs & Co. have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval of such transactions by the customer.

    The Company has agreed to indemnify Goldman, Sachs & Co. with respect to certain liabilities in connection with this Prospectus, including liabilities under the Securities Act.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                             [ALTERNATE BACK COVER]

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information....................................................    3
Prospectus Summary........................................................    5
Risk Factors..............................................................    8
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Dilution..................................................................   15
Capitalization............................................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   19
Business..................................................................   27
Management................................................................   41
Certain Transactions......................................................   51
Principal Shareholders....................................................   53
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   56
Legal Matters.............................................................   57
Experts...................................................................   57
Index to Consolidated Financial Statements................................  F-1
Plan of Distribution......................................................  U-1

                          GREAT PLAINS SOFTWARE, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                 --------------

                                     [LOGO]

                                 --------------

                              GOLDMAN, SACHS & CO.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following fees and expenses will be paid by the Company in connection with the issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All such expenses, except for the SEC registration and NASD fees, are estimated.

SEC registration fee.............................................  $  13,591
NASD filing fee..................................................      4,985
Nasdaq National Market listing fee...............................     50,000
Legal fees and expenses..........................................    250,000
Accounting fees and expenses.....................................     75,000
Transfer Agent's and Registrar's fees............................     15,000
Printing and engraving expenses..................................    125,000
Miscellaneous....................................................    146,424
                                                                   ---------
    Total........................................................  $ 680,000
                                                                   ---------
                                                                   ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in such person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

    Provisions regarding indemnification of officers and directors of the Company to the extent permitted by Section 302A.521 are contained in the Company's Bylaws as they will be amended immediately upon closing of the offering (Exhibit 3.3 hereto), each of which is incorporated herein by reference.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1994, the Company has issued and sold the following securities that were not registered under the Securities Act:

    In June 1994, the Company issued to the Arthur Companies, Inc. ("Arthur"), the holder of a majority of the outstanding shares of Common Stock of the Company at such time, 225,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") at a price of $1.00 per share. Frederick W. Burgum and Bradley J. Burgum, directors of the Company, are principal shareholders and directors of Arthur, and Mr. Frederick W. Burgum is Chairman of the Board and Chief Executive Officer of Arthur. Following the sale of the 225,000 shares of Series A Preferred Stock by the Company to Arthur, all of such shares were transferred to Douglas J. Burgum in exchange for his entire equity interest in Arthur. The Series A Preferred Stock will convert into an aggregate of 54,000 shares of Common Stock upon the consummation of this offering.

    In June 1994, the Company issued to certain investment partnerships affiliated with The Goldman Sachs Group, L.P. (the "GS Partnerships"), 888,576 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") at a price of $7.09 per share and a warrant (the "Warrant") to purchase an additional 752,234 shares of Series B Preferred Stock at a price of $5.32 per share. In September 1994, the Company issued to the GS Partnerships, 282,088 shares of Series B Preferred Stock at a price of $7.09 per share. In May 1995, the Company issued to the GS Partnerships 174,556 shares of Series B Preferred Stock in exchange for the Warrant.

    During the period from September 1994 to December 1994, the Company issued to its employees an aggregate of 487,147 shares of Common Stock at a purchase price of $4.16 per share pursuant to an employee incentive stock sale program.

    During the period from January 1, 1994 through May 9, 1997, the Company issued and sold 825,793 shares of Common Stock to employees at prices ranging from $1.70 to $6.41 per share upon exercise of stock options granted pursuant to the Company's 1983 Incentive Stock Option Plan.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, or pursuant to Rule 701 promulgated under the Securities Act. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Company or otherwise, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  NUMBER     DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
      1.1*   Underwriting Agreement
      3.1*   Articles of Incorporation of the Company (current)
      3.2*   Amended and Restated Articles of Incorporation of the Company (as proposed to be effective upon closing of the offering)
      3.3*   Amended Bylaws of the Company
      4.1*   Form of Certificate of Common Stock
      5.1*   Opinion of Dorsey & Whitney LLP
     10.1*   Lease Agreement, dated October 1, 1983, as amended, between the Company and West Acres Office
               Park
     10.2*   Lease Agreement, dated April 20, 1994, between the Company and Norwest Bank North Dakota, N.A.
     10.3*   Lease Agreement, dated May 2, 1994, as amended, between the Company and Blue Cross Blue Shield of North Dakota and Lincoln Mutual Life and Casualty Insurance Co.
     10.4*   1983 Incentive Stock Option Plan, as amended
     10.5*   1997 Stock Incentive Plan
     10.6*   Outside Directors' Stock Option Plan
     10.7*   1997 Employee Stock Purchase Plan

     10.8*   Non-Incentive Stock Option Agreement, dated April 9, 1991, between the Company and Raymond F.
               Good
     10.9*   Employment Agreement, dated June 24, 1994, between the Company and Douglas J. Burgum
     10.10*  Employment Agreement, dated June 24, 1994, between the Company and Raymond A. August
     10.11*  Registration Rights Agreement, dated as of June 24, 1994, between the Company and the holders of registerable securities named therein
     10.12*  Limited Liability Company Agreement for Great Plains Software U.K., LLC, dated as of February
               20, 1996, between the Company and Douglas J. Burgum
     10.13*  Agreement between the Company and Terri F. Zimmerman
     10.14*  Agreement between the Company and Raymond F. Good
     10.15*  Form of Nonemployee Director Stock Option Agreement
     10.16*  Board of Directors' Resolutions amending 1997 Employee Stock Purchase Plan
     11.1    Computation of Earnings per Share
     16.1*   Letter from Ernst & Young LLP
     23.1    Consent of Price Waterhouse LLP
     23.2    Consent of Ernst & Young LLP
     23.3*   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
     24.1*   Powers of Attorney
     24.2*   Power of Attorney of William V. Campbell
     27.1*   Financial Data Schedule


--------------

*   Previously filed.

    (b) Financial Statement Schedules

    SCHEDULE II--SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

    All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant further undertakes that:

        (1) It will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

    Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fargo, State of North Dakota, on June 19, 1997.


                                   GREAT PLAINS SOFTWARE, INC.

                                   By:           /s/ DOUGLAS J. BURGUM
                                        ----------------------------------------
                                                   Douglas J. Burgum
                                            CHAIRMAN OF THE BOARD, PRESIDENT
                                              AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on June 19, 1997.


               SIGNATURE                                   TITLE
----------------------------------------  ----------------------------------------

         /s/ DOUGLAS J. BURGUM            Chairman of the Board, President and
----------------------------------------    Chief Executive Officer (principal
           Douglas J. Burgum                executive officer)

                                          Chief Financial Officer, Group Vice
         /s/ TERRI F. ZIMMERMAN             President, Finance and Operations
----------------------------------------    (principal financial officer and
           Terri F. Zimmerman               principal accounting officer)

    BRADLEY J. BURGUM*                    Director

    FREDERICK W. BURGUM*                  Director

    WILLIAM V. CAMPBELL*                  Director

    RAYMOND F. GOOD*                      Director

    SANJEEV MEHRA*                        Director

    J. A. HEIDI ROIZEN*                   Director

    JOSEPH S. TIBBETTS, JR.*              Director

*By:    /s/ DOUGLAS J. BURGUM
      -------------------------
          Douglas J. Burgum
          ATTORNEY-IN-FACT

                          GREAT PLAINS SOFTWARE, INC.
   SCHEDULE II -- SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                        BALANCE AT     CHARGED TO
                                                       BEGINNING OF     COSTS AND                    BALANCE AT
                                                           YEAR         EXPENSES      DEDUCTIONS     END OF YEAR
                                                       -------------  -------------  -------------  -------------
Allowance for doubtful accounts
  Year ended May 31,
    1994.............................................  $     155,500  $      89,684  $      53,080  $     192,104
    1995.............................................        192,104        110,484         47,747        254,841
    1996.............................................        254,841        430,830         19,120        666,551

  For nine months ended
    February 28, 1997................................        666,551         78,327         77,679        667,199

Allowance for returns
  Year ended May 31,
    1994.............................................  $     502,190  $   1,553,332  $   1,802,232  $     253,290
    1995.............................................        253,290      2,909,367      2,066,717      1,095,940
    1996.............................................      1,095,940      3,327,011      3,231,704      1,191,247

  For nine months ended
    February 28, 1997................................      1,191,247      3,049,296      2,537,887      1,702,656

                                 EXHIBIT INDEX


  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1*   Underwriting Agreement

      3.1*   Articles of Incorporation, as amended, of the Company (current)

      3.2*   Amended and Restated Articles of Incorporation of the Company (as proposed to be effective upon closing of the Offering)

      3.3*   Amended Bylaws of the Company

      4.1*   Form of Certificate of Common Stock

      5.1*   Opinion of Dorsey & Whitney LLP

     10.1*   Lease Agreement, dated October 1, 1983, as amended, between the Company and West Acres Office Park

     10.2*   Lease Agreement, dated April 20, 1994, between the Company and Norwest Bank North Dakota, N.A.

     10.3*   Lease Agreement, dated May 2, 1994, as amended, between the Company and Blue Cross Blue Shield of North
               Dakota and Lincoln Mutual Life and Casualty Insurance Co.

     10.4*   1983 Incentive Stock Option Plan, as amended

     10.5*   1997 Stock Incentive Plan, including form of option agreement

     10.6*   Outside Directors' Stock Option Plan

     10.7*   1997 Employee Stock Purchase Plan

     10.8*   Non-Incentive Stock Option Agreement, dated April 9, 1991, between the Company and Raymond F. Good

     10.9*   Employment Agreement, dated June 24, 1994, between the Company and Douglas J. Burgum

     10.10*  Employment Agreement, dated June 24, 1994, between the Company and Raymond A. August

     10.11*  Registration Rights Agreement, dated as of June 24, 1994, between the Company and the holders of registerable securities named therein

     10.12*  Limited Liability Company Agreement for Great Plains Software U.K., LLC, dated as of February 20, 1996, between the Company and Douglas J. Burgum

     10.13*  Agreement between the Company and Terri F. Zimmerman

     10.14*  Agreement between the Company and Raymond F. Good

     10.15*  Form of Nonemployee Director Stock Option Agreement

     10.16*  Board of Directors' Resolutions amending 1997 Employee Purchase Plan

     11.1    Computation of Earnings per Share

     16.1*   Letter from Ernst & Young LLP

     23.1    Consent of Price Waterhouse LLP

     23.2    Consent of Ernst & Young LLP

     23.3*   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

     24.1*   Powers of Attorney

     24.2*   Power of Attorney of William V. Campbell

     27.1*   Financial Data Schedule


--------------

*   Previously filed.